                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)

Filed by the Registrant      [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule 14-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        IL FORNAIO (AMERICA) CORPORATION
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:




                                       1.

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       3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

[X]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

              ------------------------------------------------------------------

       2)     Form, Schedule or Registration Statement No.:

              ------------------------------------------------------------------

       3)     Filing Party:

              ------------------------------------------------------------------

       4)     Date Filed:

              ------------------------------------------------------------------

              ------------------------------------------------------------------

              ------------------------------------------------------------------



                                       2.

                        IL FORNAIO (AMERICA) CORPORATION
                         770 TAMALPAIS DRIVE, SUITE 400
                         CORTE MADERA, CALIFORNIA 94925

                                                                          , 2001

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Il
Fornaio (America) Corporation ("Il Fornaio") to be held on             , 2001,
at 9:00 a.m. local time at Il Fornaio's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.


     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, between Il Fornaio and Manhattan Acquisition Corp. ("Newco"), referred to as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco, a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS"), will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except that (1) 446,963 shares of Il Fornaio common stock held by certain Il Fornaio directors and executive officers, as well as the Italian founder of the Il Fornaio brand (the "continuing stockholders") will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (2) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (3) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law. Immediately prior to the completion of the merger, each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, upon completion of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value (the difference between $14.00 and the applicable exercise price, multiplied by the number of shares subject to the option) of $4.2 million held by continuing stockholders will, however, be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.


     Following completion of the merger, Il Fornaio will continue its operations as a privately held company. Stockholders of Il Fornaio, other than the continuing stockholders, will no longer have an equity interest in Il Fornaio and will not participate in any potential future earnings and growth of Il Fornaio. BRS, the continuing stockholders and BancBoston Capital, Inc., which has committed to provide financing for the transaction subject to certain conditions, are expected to own 58%, 27% and 10%, respectively, of Il Fornaio's post-merger common stock and 61%, 29% and 10%, respectively, of Il Fornaio's post-merger preferred stock, on a fully diluted basis (including options, warrants and shares expected to be issued as employee incentives). In addition, it is expected that Il Fornaio management will, in general, continue as management of Il Fornaio after the merger.

     The board of directors of Il Fornaio formed a special committee, composed of independent directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, in order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement with Newco.

     The board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement. The entire board of directors and the special committee believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. Therefore, THE BOARD OF

DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. In reaching their decision, the board of directors and the special committee considered, among other things, the written opinion of Evercore Partners, the special committee's financial advisor, that, based upon and subject to the considerations and limitations set forth in the opinion, as of November 14, 2000, the $14.00 per share cash consideration to be received by Il Fornaio stockholders in the proposed merger was fair, from a financial viewpoint, to Il Fornaio stockholders other than the continuing stockholders. The continuing stockholders, who hold approximately 18% of the outstanding shares of Il Fornaio common stock (26% including shares subject to options exercisable within 60 days of February 15, 2001), have agreed to vote in favor of the merger agreement and the merger.


     The enclosed proxy statement provides information about Il Fornaio, BRS, Newco, the merger agreement, the proposed merger and the special meeting. In addition, you may obtain additional information about Il Fornaio from documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices. IN PARTICULAR, BEFORE VOTING AT THE SPECIAL MEETING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "SPECIAL FACTORS" OF THE PROXY STATEMENT.

     Completion of the merger is subject to a number of conditions, including obtaining the necessary financing and other required consents and approvals. Therefore, even if the Il Fornaio stockholders approve and adopt the merger agreement and the merger, there can be no assurance that the merger will be completed.

     YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF IL FORNAIO COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD. IF YOU COMPLETE, SIGN AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. IF YOU FAIL TO RETURN YOUR PROXY CARD OR FAIL TO VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

                                          Sincerely,


                                          Michael J. Hislop

                                          President and Chief Executive Officer

Corte Madera, California
            , 2001

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement is dated             , 2001 and is first being mailed
to stockholders of Il Fornaio on or about             , 2001.

                        IL FORNAIO (AMERICA) CORPORATION
                         770 TAMALPAIS DRIVE, SUITE 400
                         CORTE MADERA, CALIFORNIA 94925
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 2001
                            ------------------------


     Notice is hereby given that a special meeting of stockholders of Il Fornaio (America) Corporation, a Delaware corporation ("Il Fornaio"), will be held on
            , 2001 at 9:00 a.m. local time at Il Fornaio's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, for the following purposes:



     - To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, between Il Fornaio (America) Corporation and Manhattan Acquisition Corp. ("Newco"), referred to as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco, a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P., will be merged with and into Il Fornaio, and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except that (a) 446,963 shares of Il Fornaio common stock held by certain Il Fornaio directors and executive officers, as well as the Italian founder of the Il Fornaio brand will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (b) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (c) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.



     - To consider and vote upon such other matters as may properly come before the meeting, including the approval of any adjournment of the meeting.


     Only holders of record of Il Fornaio common stock at the close of business
on             , 2001, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

     The board of directors, acting on the unanimous recommendation of a special committee of independent directors, has unanimously approved the terms of the merger agreement and the proposed merger. Therefore, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Stockholders of Il Fornaio who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

     YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF IL FORNAIO COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY

WITHDRAW YOUR PROXY AND VOTE IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

     The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          Peter P. Hausback
                                          Secretary

Corte Madera, California
            , 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     3
SUMMARY.....................................................     7
  The Participants..........................................     7
  The Merger................................................     8
  Recommendation of the Board of Directors; Fairness of the
     Merger.................................................     8
  Opinion of Financial Advisor..............................     8
  Interests of Il Fornaio Directors and Officers in the
     Merger.................................................     9
  Merger Financing..........................................     9
  The Special Meeting.......................................     9
  Appraisal Rights..........................................    10
  The Merger Agreement......................................    10
  Conditions to Completing the Merger.......................    10
  Limitation on Considering Other Acquisition Proposals.....    11
  Termination...............................................    12
  Termination Fee and Expense Reimbursement.................    12
  Effects of the Merger.....................................    13
  Federal Regulatory Matters................................    13
  Material U.S. Federal Income Tax Consequences.............    13
  Accounting Treatment of the Merger........................    14
  Litigation Challenging the Merger.........................    14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    15
IL FORNAIO SELECTED HISTORICAL FINANCIAL DATA...............    16
MARKETS AND MARKET PRICE....................................    18
THE SPECIAL MEETING.........................................    19
  General...................................................    19
  Record Date and Voting Information........................    19
  Proxies; Revocation.......................................    20
  Expenses of Proxy Solicitation............................    20
  Adjournments..............................................    20
THE PARTICIPANTS............................................    21
  Il Fornaio (America) Corporation..........................    21
  Bruckmann, Rosser, Sherrill & Co. II, L.P.................    21
  Manhattan Acquisition Corp. ..............................    21
  Bruckmann, Rosser, Sherrill & Co., L.L.C. BRSE, L.L.C. ...    22
  Continuing Stockholders...................................    22
SPECIAL FACTORS.............................................    24
  Background of the Merger..................................    24
  Recommendation of the Board of Directors; Fairness of the
     Merger.................................................    35
  Forward-Looking Information...............................    40
  Opinion of Financial Advisor to the Special Committee.....    44
  Purpose and Structure of the Merger.......................    51
  Effects of the Merger.....................................    51
  Risk That the Merger Will Not Be Completed................    54
  Interests of Il Fornaio Directors and Officers in the
     Merger.................................................    54
  Merger Financing..........................................    60
  Estimated Fees and Expenses of the Merger.................    62
  Accounting Treatment of the Merger........................    63
  Federal Regulatory Matters................................    63
  Material U.S. Federal Income Tax Consequences.............    63

                                                              PAGE
                                                              ----
  Litigation Challenging the Merger.........................    65
  Appraisal Rights..........................................    65
THE MERGER AGREEMENT........................................    69
  The Merger................................................    69
  Effective Time of the Merger..............................    69
  Certificate of Incorporation, Bylaws and Directors and
     Officers of Il Fornaio as the Surviving Corporation....    69
  Conversion of Common Stock................................    69
  Payment for Shares........................................    69
  Transfer of Shares........................................    70
  Treatment of Options......................................    70
  Representations and Warranties............................    70
  Conduct of Business Pending the Merger....................    72
  Obtaining Financing.......................................    72
  Limitation on Considering Other Acquisition Proposals.....    73
  Indemnification and Insurance.............................    74
  Conditions to Completing the Merger.......................    75
  Termination...............................................    76
  Termination Fee and Expense Reimbursement.................    77
COMMON STOCK PURCHASE INFORMATION...........................    79
  Purchases by Il Fornaio...................................    79
  Purchases by Directors and Executive Officers of Il
     Fornaio................................................    79
  Purchases by BRS & Co., BRSE LLC, BRS and their Respective
     Members and Newco and its Directors and Executive
     Officers...............................................    79
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    80
INDEPENDENT AUDITORS........................................    82
FUTURE STOCKHOLDER PROPOSALS................................    82
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................    82


-------------------------


Appendix A  Agreement and Plan of Merger between Il Fornaio (America)
            Corporation and Manhattan Acquisition Corp., dated as of November 15, 2000, as amended as of January 9, 2001.
Appendix B  Fairness Opinion of Evercore Partners, dated November 14,
            2000.
Appendix C  Section 262 of the Delaware General Corporation Law.
Appendix D  Information relating to the Directors and Executive Officers of I1 Fornaio (America) Corporation and each of the Continuing Stockholders.
Appendix E  Information relating to Bruckmann, Rosser, Sherrill & Co.
            II, L.P., Bruckmann, Rosser, Sherrill & Co., L.L.C., BRSE,
            L.C.C. and their Respective Principals, and the Directors and Executive Officers of Manhattan Acquisition Corp.


Il Fornaio(R) and the Il Fornaio logo are registered marks of the Company.

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms "Il Fornaio" and "the Company" refer to Il Fornaio (America) Corporation.


     - Stockholder vote -- You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, referred to as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged into Il Fornaio, with Il Fornaio as the surviving corporation. The merger agreement and the merger must be approved and adopted by the affirmative vote of a majority of the outstanding shares of Il Fornaio common stock. See "The Special Meeting" beginning on page 19.



     - Payment -- In the merger, each share of Il Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except for 446,963 shares held by continuing stockholders that will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation. Each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, upon completion of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value (the difference between $14.00 and the applicable exercise price, multiplied by the number of shares subject to the option) of $4.2 million held by continuing stockholders will, however, be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. You will not own any shares of Il Fornaio common stock or any other interest in Il Fornaio after completion of the merger. See "The Merger Agreement" beginning on page 69.


     - Special committee -- The special committee is the committee of the Il Fornaio board of directors formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement and the proposed merger with Newco. The special committee consists solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally. The members of the special committee are George B. James and Lawrence F. Levy.


     - Newco -- Newco is Manhattan Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of BRS. See "The Participants" beginning on page 21.



     - BRS -- Bruckmann, Rosser, Sherrill & Co. II, L.P. is a Delaware limited partnership principally engaged in the business of investing in companies. Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and the manager of BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS. See "The Participants" beginning on page 21.


     - Continuing Stockholders -- Michael J. Hislop and Laurence B. Mindel, each a director and executive officer of Il Fornaio, two other members of Il Fornaio management, three other members of the Il Fornaio board of directors and Carlo Veggetti, the Italian creator of the Il Fornaio brand, have agreed to retain or convert shares of Il Fornaio common stock, cancel options to purchase shares of Il Fornaio common stock and/or pay cash to acquire approximately 27% of the common stock and 29% of the preferred stock of Il Fornaio as the surviving corporation, which percentages are calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives. In addition, it is expected that Il Fornaio management will, in general, continue as management of Il Fornaio as the surviving corporation. The opportunity to retain an equity interest in Il Fornaio and to continue as management of Il Fornaio following completion of the merger provide the continuing stockholders with interests in connection with the merger that are different from, or in addition to, your interests as an Il Fornaio stockholder. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger" beginning on page 54.



     - Fairness of the merger -- Based upon the unanimous recommendation of the special committee, the board of directors of Il Fornaio has unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The continuing stockholders, BRS, BRS & Co., BRSE LLC and Newco also believe that the terms of the merger agreement and the proposed merger are fair to Il Fornaio stockholders other than the continuing stockholders. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 35.



     - Tax consequences -- Generally, the merger will be taxable for U.S. federal income tax purposes for Il Fornaio stockholders other than the continuing stockholders. Unless you are a continuing stockholder, you will recognize taxable gain or loss in the amount of the difference between $14.00 and your adjusted tax basis for each share of Il Fornaio common stock that you own. See "Special Factors -- Material U.S. Federal Income Tax Consequences" beginning on page 63.



     - Conditions -- The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of Il Fornaio common stock, as well as other conditions, including obtaining the necessary financing to complete the merger and obtaining required consents and approvals. See "The Merger Agreement -- Conditions to Completing the Merger" beginning on page 75.



     - After the merger -- Upon completion of the merger, BRS, the continuing stockholders and BancBoston Capital, Inc., referred to as BancBoston, which has committed to provide financing for the transaction subject to certain conditions, are expected to own 58%, 27% and 10% of Il Fornaio's post-merger common stock and 61%, 29% and 10% of Il Fornaio's post-merger preferred stock, on a fully diluted basis. See "Special
       Factors -- Interests of Il Fornaio Directors and Officers in the Merger" beginning on page 54.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHAT AM I BEING ASKED TO VOTE UPON? (see page 19)


A: You are being asked to consider and vote upon a proposal to approve and adopt a merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation. Newco is a newly formed Delaware corporation that is wholly owned by BRS, a Delaware limited partnership. If the merger agreement and the merger are approved and adopted and the merger is completed, Il Fornaio will no longer be a publicly held corporation and you will no longer own Il Fornaio common stock.


Q: WHAT WILL I RECEIVE IN THE MERGER? (see page 69)


A: Upon completion of the merger, each issued and outstanding share of Il
   Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except that (1) 446,963 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (2) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (3) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law. Each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, upon completion of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value of $4.2 million held by continuing stockholders will, however, be canceled in exchange for equity interests in the surviving corporation.


Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER
   AGREEMENT AND THE MERGER? (see page 35)


A: Based upon the unanimous recommendation of a special committee of the board of directors, consisting solely of directors who are not officers or employees of Il Fornaio and who have no interest in the proposed merger different from Il Fornaio stockholders generally, the board of directors of Il Fornaio has unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The board of directors, based on the unanimous recommendation of the special committee, unanimously recommends that you vote for the approval and adoption of the merger agreement and the merger.


Q: WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND
   THE BOARD OF DIRECTORS? (see page 54)



A: It is expected that, in general, all members of our current management will continue as management of Il Fornaio as the surviving corporation. Like all other Il Fornaio stockholders, members of management and the board of directors will be entitled to receive $14.00 per share in cash for each of their shares of Il Fornaio common stock, other than the shares that the continuing stockholders will continue as equity interests in Il Fornaio as the surviving corporation. With respect to options, like all other Il Fornaio employees, the continuing stockholders will receive an amount equal to the difference, if any, between $14.00 per share and the per share exercise price for their outstanding options, other than the options that will be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation. Upon completion of the merger, the continuing stockholders are expected to own 27% of Il Fornaio's common stock and 29% of Il Fornaio's preferred stock, on a fully diluted basis.

Q. IS THE MERGER SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS? (see page
   75)


A: Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining all financing necessary to complete the transactions contemplated by the merger agreement and obtaining necessary consents and approvals. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the merger agreement and the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.


Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME? (see page 63)



A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $14.00 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset. Continuing stockholders should generally not recognize gain or loss, for U.S. federal income tax purposes, on their retention of equity interests in the merger.


   TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting of Il Fornaio stockholders will be held at 9:00 a.m.
   local time on           ,             , 2001, at Il Fornaio's executive
   offices, located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.

Q: WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of Il Fornaio common stock at the close of business on             ,
   2001, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
   MERGER?


A: The merger agreement and the merger must be approved and adopted by the affirmative vote of at least a majority of the outstanding shares of Il Fornaio common stock. The continuing stockholders, who hold approximately 18% of the outstanding shares of Il Fornaio common stock (26% including shares subject to options exercisable within 60 days of February 15, 2001), have entered into a voting agreement with Newco agreeing to vote their shares for the approval and adoption of the merger agreement and the merger.


Q: WHAT DO I NEED TO DO NOW?

A: You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Il Fornaio stockholders.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger agreement and the merger.

Q: MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting of Il Fornaio stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of Il Fornaio common stock for a cash payment of $14.00 per share, without interest.


Q: WHAT RIGHTS DO I HAVE TO SEEK AN APPRAISAL OF MY SHARES? (see page 65)



A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 65 through 68 and in Appendix C of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Il Fornaio common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $14.00 per share to be paid in the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the attached appendices. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

        Il Fornaio (America) Corporation
        Attn: Peter P. Hausback
        770 Tamalpais Drive, Suite 400
        Corte Madera, California 94925
        Telephone: (415) 945-0500


                  OR



        D.F. King & Co., Inc.


        Attn: Vin DiCosta


        77 Water Street, 20th Floor


        New York, New York 10005


        Banks and brokers call: (212) 493-6969


        All others call toll-free: (800) 290-6429

                                    SUMMARY


     This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document and the documents that are referenced. In particular, you should read the documents attached to this proxy statement, including the merger agreement that is attached as Appendix A. In addition, important information about Il Fornaio is incorporated by reference into this proxy statement. You may obtain the information incorporated by reference into this proxy statement by following the instructions in the section of this proxy statement entitled "Where Stockholders Can Find More Information" on page 82. Page references are included in parentheses at various points in this summary to direct you to a more detailed description in this proxy statement of the topics presented.



THE PARTICIPANTS (see page 21)


Il Fornaio (America) Corporation


     Il Fornaio (America) Corporation, referred to as Il Fornaio or the Company, owns and operates 25 full-service Italian restaurants serving creatively prepared, premium-quality Italian cuisine based on authentic regional recipes. The Company's restaurants offer an extensive menu, featuring house-made and imported pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. A number of Il Fornaio restaurants house a retail bakery offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. Il Fornaio was incorporated in California in June 1980 and was reincorporated in Delaware in September 1997. Information about the directors and executive officers of Il Fornaio is set forth in Appendix D to this proxy statement.


Bruckmann, Rosser, Sherrill & Co. II, L.P.


     Bruckmann, Rosser, Sherrill & Co. II, L.P., referred to as BRS, is a Delaware limited partnership principally engaged in the business of investing in companies. The principals of BRS have completed a number of transactions in the restaurant and food service industries. BRS was formed in Delaware in April 1999. Information about the general partners of BRS is set forth in Appendix E to this proxy statement.


Manhattan Acquisition Corp.


     Manhattan Acquisition Corp., referred to as Newco, is a Delaware corporation that is wholly owned by BRS. Newco was formed by BRS solely for purposes of completing the merger and has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Newco was incorporated in Delaware in November 2000. Information about the directors and executive officers of Newco is set forth in Appendix E to this proxy statement.



Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C.



     Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and a management company based in New York that focuses on investing the committed capital of BRS in growth companies. BRS & Co. is the manager of BRS pursuant to a Management Agreement, dated as of May 21, 1999, between BRS & Co. and BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS. All information contained in this proxy statement regarding BRS, BRS & Co., BRSE LLC and Newco have been provided by BRS. Information about the members of BRS & Co. and BRSE LLC is set forth in Appendix D to this proxy statement.



The Continuing Stockholders (see page 54)


     The executive officers, certain members of the Il Fornaio board of directors and Mr. Veggetti, referred to as the continuing stockholders, have agreed to retain an equity interest in Il Fornaio as the surviving corporation. Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, Michael Beatrice and Peter P. Hausback, each an executive officer of Il Fornaio, and Mr. Veggetti are expected to hold in the aggregate approximately 27% of the common stock and 29% of the preferred stock of Il Fornaio as the surviving corporation, which percentages are calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives. The continuing stockholders may have interests that are different from, or in addition to, your interests as an Il Fornaio stockholder generally. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger." Information about the continuing stockholders is set forth in Appendix D to this proxy statement.



THE MERGER (see page 69)


     Under the merger agreement, Newco will merge with and into Il Fornaio, and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except that:

     - 446,963 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and

     - shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.


     Immediately prior to the completion of the merger, each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, upon completion of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value of $4.2 million held by continuing stockholders will, however, be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The parties anticipate that, if all conditions to the merger have been satisfied or waived, the certificate of merger will be filed and the merger will be completed promptly after the special meeting of Il Fornaio stockholders. Upon completion of the merger, Il Fornaio will be the surviving corporation and will become a majority-owned subsidiary of BRS.



RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER (see page 35)


     The board of directors, based on the recommendation of the special committee, composed solely of directors who are not officers or employees of Il Fornaio and who have no interest in the proposed merger different from Il Fornaio stockholders generally, believes that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The board of directors, acting upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement. Therefore, the board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.


OPINION OF FINANCIAL ADVISOR (see page 44)


     In deciding to approve the terms of the merger agreement and the merger, one of the factors that the board of directors and the special committee considered was the opinion of the special committee's financial advisor, Evercore Partners, that, based upon and subject to the considerations and limitations set forth in the opinion, as of November 14, 2000, the consideration to be received by Il Fornaio's stockholders in the proposed merger was fair, from a financial viewpoint, to Il Fornaio stockholders other than the continuing stockholders. The complete Evercore opinion, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Appendix B to this proxy statement. YOU ARE URGED TO READ THE ENTIRE OPINION LETTER CAREFULLY.


INTERESTS OF IL FORNAIO DIRECTORS AND OFFICERS IN THE MERGER (see page 54)


     When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that a number of Il Fornaio directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

     - the continuing stockholders will retain equity interests in Il Fornaio as the surviving corporation;

     - all options for shares of Il Fornaio common stock held by the Company's directors and officers, along with options held by other Il Fornaio employees, will become fully vested immediately prior to the effective time of the merger;


     - it is expected that, in general, Il Fornaio management will continue as management of Il Fornaio as the surviving corporation; and


     - the merger agreement provides that indemnification and insurance arrangements will be maintained for Il Fornaio directors and officers.


MERGER FINANCING (see page 60)



     Il Fornaio and BRS estimate that the total amount of funds necessary to consummate the merger and related transactions, and to pay related fees and expenses, will be approximately $93.0 million. BRS expects this amount to be funded through new credit facilities with a syndicate of banks, private offerings of debt securities and equity financing. Equity financing is expected to be provided by the continuing stockholders, BancBoston and BRS. BRS has received commitments, subject to various conditions, from financial institutions and some of their affiliates in an aggregate amount sufficient, taking into account the amounts to be contributed as equity financing, to fund these requirements. Receipt of third-party financing is a condition to completion of the merger. Following completion of the merger, BRS and Il Fornaio expect to repay the third-party financing through cash flow generated from operations in the ordinary course of business and/or through refinancing.



THE SPECIAL MEETING (see page 19)


     TIME, DATE AND PLACE. A special meeting of the stockholders of Il Fornaio
will be held on             , 2001, at Il Fornaio's executive offices, located
at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925 at 9:00 a.m. local time, to consider and vote upon the proposal to approve and adopt the merger agreement and the merger.

     RECORD DATE AND VOTING INFORMATION. You are entitled to vote at the special meeting if you owned shares of Il Fornaio common stock at the close of business
on             , 2001, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Il Fornaio common stock you owned at the close of business on the record date. On the record date,
there were           shares of Il Fornaio common stock entitled to be voted at
the special meeting.

     REQUIRED VOTE. The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of Il Fornaio common stock outstanding at the close of business on the record date.

     VOTING AGREEMENTS BY THE CONTINUING STOCKHOLDERS. The continuing stockholders, who hold approximately 18% of the outstanding shares of Il Fornaio common stock (26% including shares subject to options exercisable within 60 days of February 15, 2000), have agreed to vote in favor of the merger agreement and the merger.



APPRAISAL RIGHTS (see page 65)



     Il Fornaio is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights as described on pages 65 through 68 and in Appendix C, you will receive a cash payment for the "fair value" of your shares of Il Fornaio common stock, as determined by the Delaware Court of Chancery, instead of the $14.00 cash payment to be received by the Il Fornaio stockholders in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, less than or equal to the $14.00 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:


     - you must not vote for approval and adoption of the merger agreement and the merger; and

     - you must make written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and the merger.


     Merely voting against the merger agreement and the merger will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 65 THROUGH 68 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.



THE MERGER AGREEMENT (see page 69)



     The merger agreement, including the conditions to the closing of the merger, is described on pages 69 through 78 and is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement as it is the legal document that governs the merger.



CONDITIONS TO COMPLETING THE MERGER (see page 75)


     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Il Fornaio and Newco to complete the merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to, the following:


     - Il Fornaio stockholders must have approved the merger agreement by the required vote;



     - there must be no law, order or injunction that prohibits consummation of the merger; and



     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, must have expired or terminated.



     CONDITIONS TO THE OBLIGATION OF NEWCO. The obligation of Newco to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Il Fornaio's representations and warranties in the merger agreement must have been true and correct generally as of the date of the original merger agreement and must be true and correct as of the closing date, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Il Fornaio;

     - Il Fornaio must have complied in all material respects with its agreements and obligations in the merger agreement;

     - there must not have occurred any business interruption, damage, destruction or other event that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - there must be no action, proceeding or investigation pending or threatened that relates to the merger to which a governmental entity is a party or that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - Il Fornaio must have obtained any necessary or required consents and approvals from governmental entities or other third parties;

     - Newco must have received the proceeds of the financing contemplated in the financing commitments or financing on terms no less favorable to Newco than the terms in the financing commitments;

     - immediately prior to the effective time, Il Fornaio must not be indebted for borrowed money and must generally have available at least $4.4 million in cash and cash equivalents, as defined in the merger agreement;

     - a settlement agreement and release relating to claims specified in the merger agreement must continue to be in effect;

     - neither Newco nor its lenders or representatives must have identified any material environmental issues with respect to Il Fornaio; and

     - the holders of no more than 10% of Il Fornaio's common stock may have exercised appraisal rights.

     CONDITIONS TO THE OBLIGATION OF IL FORNAIO. The obligation of Il Fornaio to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - Newco's representations and warranties in the merger agreement must have been true and correct generally as of the date of the merger agreement and must be true and correct as of the closing;

     - Newco must have complied in all material respects with its agreements and obligations in the merger agreement; and

     - Newco or Il Fornaio as the surviving corporation must have received $40.0 million in equity financing (including Il Fornaio stock and options exchanged by the continuing stockholders), and Newco or Il Fornaio as the surviving corporation must have received financing on the terms set forth in the financing commitments, on terms and conditions not materially less advantageous to Newco as a whole or on other terms so long as the incurrence of that debt by Newco will not render Il Fornaio as the surviving corporation insolvent.


LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (see page 73)


     Il Fornaio has agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, the board of directors, the special committee or the representatives of Il Fornaio may furnish information to or enter into discussions with a third party regarding an unsolicited written acquisition proposal if:

     - the special committee determines that the proposal is, or is reasonably likely to lead to, a superior proposal, as defined in the merger agreement;

     - the special committee determines that failure to do so would be inconsistent with the fiduciary duties of the board of directors; and

     - the third party enters into a confidentiality agreement with Il Fornaio.

     In addition, neither the board of directors nor the special committee may approve or recommend an acquisition proposal unless:

     - it is a superior proposal;

     - the special committee determines that failure to do so would be inconsistent with the fiduciary duties of the board of directors;

     - Il Fornaio has not solicited the proposal; and

     - Il Fornaio pays a specified termination fee and expense reimbursement to Newco simultaneously with taking this action.


TERMINATION (see page 76)


     Newco and Il Fornaio may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, either party may terminate the merger agreement if:

     - the merger is not completed on or before May 31, 2001;

     - a court or other governmental entity issues a final order prohibiting the merger;

     - the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger; or

     - the other party breaches the merger agreement, which breach is not cured after 10 days notice.

     In addition, Newco may terminate the merger agreement if:

     - the Il Fornaio board of directors solicits or recommends another acquisition proposal or withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco;

     - the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or

     - Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger, each of which is referred to as a "Newco termination event."

     Il Fornaio may terminate the merger agreement if its board of directors approves an unsolicited superior proposal as set forth in the merger agreement.


TERMINATION FEE AND EXPENSE REIMBURSEMENT (see page 77)


     The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

     Il Fornaio will reimburse Newco for its reasonable out-of-pocket fees and expenses actually incurred in connection with the merger and the proposed financing if:

     - Il Fornaio terminates the merger agreement because its board of directors has approved a superior proposal, as set forth in the merger agreement;

     - Newco terminates the merger agreement following a Newco termination event;

     - either party terminates the merger agreement because approval of the merger proposal by Il Fornaio stockholders is not obtained or the merger is not completed on or before May 31, 2001, with certain exceptions; or

     - either party terminates the merger agreement (other than under provisions allowing termination because the merger is not completed on or before May 31, 2001) as a result of Il Fornaio's failure to obtain required lease consents or Newco's failure to obtain necessary debt financing due to an Il Fornaio material adverse change.

     In addition to the expense reimbursement, Il Fornaio will pay a termination fee of $2.7 million to Newco if:

     - Il Fornaio terminates the merger agreement because its board of directors has approved a superior proposal, as set forth in the merger agreement;

     - Newco terminates the merger agreement because the Il Fornaio board of directors solicits or recommends another acquisition proposal; or

     - Il Fornaio receives an acquisition proposal while the merger agreement is in effect and consummates any acquisition proposal within 12 months following termination of the merger agreement, provided that the termination is attributable to:

        - either party's failure to complete the merger on or before May 31, 2001, with certain exceptions;

        - the failure of Il Fornaio stockholders to approve and adopt the merger agreement and the merger;

        - the withdrawal or amendment by the Il Fornaio board of directors of its recommendation of the merger agreement and the merger in a manner adverse to Newco;

        - the withdrawal or amendment by the financial advisor to the special committee of its fairness opinion in a manner adverse to Newco; or

        - Il Fornaio's failure to include in this proxy statement its approval or recommendation of the merger agreement and the merger.


EFFECTS OF THE MERGER (see page 51)


     After the effective time of the merger, Il Fornaio stockholders, other than the continuing stockholders, will cease to have ownership interests in Il Fornaio or rights as Il Fornaio stockholders. As a result, if the merger is completed, the current stockholders of Il Fornaio, other than the continuing stockholders, will not participate in any future earnings or growth of Il Fornaio. Upon completion of the merger, BRS, the continuing stockholders and BancBoston are expected to own 58%, 27% and 10%, respectively, of Il Fornaio's common stock and 61%, 29% and 10%, respectively, of Il Fornaio's preferred stock, on a fully diluted basis. In addition, Il Fornaio will be a privately held corporation and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market and price quotations with respect to sales of shares of Il Fornaio common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated.


FEDERAL REGULATORY MATTERS (see page 63)



     The HSR Act and the rules and regulations promulgated thereunder require that Il Fornaio and the ultimate parent entity of Newco file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. In compliance with the HSR Act, the parties expect to file the necessary forms with the Department of Justice and the Federal Trade Commission in March 2001, and the waiting period will expire 30 days after filing. However, the Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.



MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 63)



     The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $14.00 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. Continuing stockholders should generally not recognize gain or loss, for U.S. federal income tax purposes, on their retention of equity interests in the merger. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT OF THE MERGER (see page 63)



     It is expected that the merger will be accounted for either as a recapitalization or as a purchase.



LITIGATION CHALLENGING THE MERGER (see page 65)



     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Il Fornaio. Named as defendants in each of the complaints are Il Fornaio, members of the Il Fornaio board of directors and BRS. The actions have since been consolidated into a single action. The complaint alleges, among other things, that the proposed merger is unfair and that the Il Fornaio directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Il Fornaio and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The action is at a preliminary stage. No response has been filed, and no trial date has been set. The defendants believe that the claims alleged in this action are without merit and intend to contest them vigorously.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Il Fornaio's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Il Fornaio's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.

     The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include changes in the cost of food and labor, the performance of any restaurants, particularly new restaurants, potentially adverse weather conditions, the impact of potential health and regulatory developments, the loss of key personnel, competitive factors, potential liabilities associated with long-term leases, changes in consumer preferences, Il Fornaio's ability to execute its business strategy, fluctuations in inventory and general and administrative expenses, and general economic conditions. In addition, Il Fornaio's plans for new restaurant locations and timing of openings depend upon, among other things, successful completion of lease negotiations, timely project development and restaurant construction, obtaining appropriate regulatory approvals, management of costs and recruitment of qualified operating personnel. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement. Except to the extent required under the federal securities laws, Il Fornaio does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                 IL FORNAIO SELECTED HISTORICAL FINANCIAL DATA

     The Il Fornaio selected historical financial data presented below as of and for the five fiscal years ended December 26, 1999 are derived from the audited financial statements of Il Fornaio. Data as of and for the nine-month periods ended September 26, 1999 and September 24, 2000 have been derived from unaudited financial statements of Il Fornaio. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Il Fornaio's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q/A, which are incorporated by reference in this proxy statement.

                                                 FISCAL YEAR ENDED
                                     ------------------------------------------
                                     DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                         1995           1996           1997
                                     ------------   ------------   ------------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue:
 Restaurants.......................    $43,647        $50,599        $65,525
 Wholesale bakeries................      5,181          6,016          6,284
 Retail bakeries...................      5,312          4,137            311
                                       -------        -------        -------
   Total revenues..................     54,140         60,752         72,120
                                       -------        -------        -------
Cost and expenses:
 Cost of sales.....................     12,772         14,792         16,993
 Operating expenses................     31,036         35,152         41,800
 Depreciation and amortization.....      3,173          3,434          3,517
 Preopening expenses...............        131            426            432
 General and administrative........      4,083          4,724          6,012
 Provision for store closures......        932             --           (470)
                                       -------        -------        -------
   Total costs and expenses........     52,127         58,528         68,284
                                       -------        -------        -------
Income from operations.............      2,013          2,224          3,836
Other income (expenses):
 Interest income...................        157            167            400
 Interest expense..................        (98)           (40)            (2)
                                       -------        -------        -------
   Total other income (expenses),
     net...........................         59            127            398
                                       -------        -------        -------
Income before income taxes and
 change in accounting principle....      2,072          2,351          4,234
Provision (benefit) for income
 taxes.............................     (2,432)           898          1,651
                                       -------        -------        -------
Income before change in accounting
 principle.........................      4,504          1,453          2,583
Cumulative effect of change in
 accounting principle (net of
 taxes)............................         --             --             --
                                       -------        -------        -------
Net income.........................    $ 4,504        $ 1,453        $ 2,583
                                       =======        =======        =======
BASIC EARNINGS PER SHARE:
 Basic earning per share before
   change in accounting
   principle.......................    $  1.01        $  0.32        $  0.53
 Cumulative effect of change in
   accounting principle............         --             --             --
                                       -------        -------        -------
 Basic earnings per share..........    $  1.01        $  0.32        $  0.53
                                       =======        =======        =======
 Basic weighted average shares
   outstanding.....................      4,452          4,485          4,908
                                       =======        =======        =======
DILUTED EARNINGS PER SHARE:
 Diluted earnings per share before
   change in accounting
   principle.......................    $  1.00        $  0.32        $  0.48
 Cumulative effect of change in
   accounting principle............         --             --             --
                                       -------        -------        -------
 Diluted earnings per share........    $  1.00        $  0.32        $  0.48
                                       =======        =======        =======
 Diluted weighted average shares
   outstanding.....................      4,499          4,570          5,433
                                       =======        =======        =======

                                          FISCAL YEAR ENDED              NINE MONTHS ENDED
                                     ---------------------------   -----------------------------
                                     DECEMBER 27,   DECEMBER 26,   SEPTEMBER 26,   SEPTEMBER 24,
                                         1998           1999           1999            2000
                                     ------------   ------------   -------------   -------------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue:
 Restaurants.......................    $75,523        $ 92,266        $66,672         $82,119
 Wholesale bakeries................      7,615           8,167          5,985           7,481
 Retail bakeries...................         --              --             --              --
                                       -------        --------        -------         -------
   Total revenues..................     83,138         100,433         72,657          89,600
                                       -------        --------        -------         -------
Cost and expenses:
 Cost of sales.....................     19,594          23,806         17,148          21,468
 Operating expenses................     47,589          58,011         41,899          52,250
 Depreciation and amortization.....      4,258           5,271          3,817           4,665
 Preopening expenses...............        534           1,077            499             519
 General and administrative........      6,299           7,728          5,866           6,477
 Provision for store closures......         --              --             --              --
                                       -------        --------        -------         -------
   Total costs and expenses........     78,274          95,893         69,229          85,379
                                       -------        --------        -------         -------
Income from operations.............      4,864           4,540          3,428           4,221
Other income (expenses):
 Interest income...................        844             464            382             239
 Interest expense..................        (33)            (31)           (13)            (71)
                                       -------        --------        -------         -------
   Total other income (expenses),
     net...........................        811             433            369             168
                                       -------        --------        -------         -------
Income before income taxes and
 change in accounting principle....      5,675           4,973          3,797           4,389
Provision (benefit) for income
 taxes.............................      2,224           1,914          1,461           1,649
                                       -------        --------        -------         -------
Income before change in accounting
 principle.........................      3,451           3,059          2,336           2,740
Cumulative effect of change in
 accounting principle (net of
 taxes)............................        326              --             --              --
                                       -------        --------        -------         -------
Net income.........................    $ 3,125        $  3,059        $ 2,336         $ 2,740
                                       =======        ========        =======         =======
BASIC EARNINGS PER SHARE:
 Basic earning per share before
   change in accounting
   principle.......................    $  0.59        $   0.54        $  0.41         $  0.48
 Cumulative effect of change in
   accounting principle............       0.06              --             --              --
                                       -------        --------        -------         -------
 Basic earnings per share..........    $  0.53        $   0.54        $  0.41         $  0.48
                                       =======        ========        =======         =======
 Basic weighted average shares
   outstanding.....................      5,846           5,713          5,703           5,742
                                       =======        ========        =======         =======
DILUTED EARNINGS PER SHARE:
 Diluted earnings per share before
   change in accounting
   principle.......................    $  0.55        $   0.50        $  0.38         $  0.45
 Cumulative effect of change in
   accounting principle............       0.05              --             --              --
                                       -------        --------        -------         -------
 Diluted earnings per share........    $  0.50        $   0.50        $  0.38         $  0.45
                                       =======        ========        =======         =======
 Diluted weighted average shares
   outstanding.....................      6,298           6,097          6,127           6,026
                                       =======        ========        =======         =======

                               DECEMBER 31,   DECEMBER 29,   DECEMBER 28,   DECEMBER 27,   DECEMBER 26,   SEPTEMBER 26,
                                   1995           1996           1997           1998           1999           1999
                               ------------   ------------   ------------   ------------   ------------   -------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets.............    $ 7,483        $ 6,304        $20,466        $17,224        $ 11,178        $12,861
  Property and equipment,
    net......................     24,881         26,179         29,255         38,620          52,433         47,199
  Non-current assets.........     26,711         28,551         31,625         40,130          53,980         48,749
  Total assets...............     34,194         34,855         52,091         57,354          65,158         61,610
  Current liabilities........      6,676          6,146          9,372         10,476          14,569         12,075
  Long-term debt.............        150             --             --             --              --             --
  Other non-current
    liabilities..............      6,085          5,773          5,593          7,369           8,011          7,145
  Stockholders' equity.......     21,283         22,936         37,126         39,509          42,578         42,390

                               SEPTEMBER 24,
                                   2000
                               -------------

BALANCE SHEET DATA:
  Current assets.............     $10,694
  Property and equipment,
    net......................      59,442
  Non-current assets.........      61,175
  Total assets...............      71,869
  Current liabilities........      16,743
  Long-term debt.............          --
  Other non-current
    liabilities..............       9,341
  Stockholders' equity.......      45,785


     Il Fornaio's book value per share of common stock was $7.93 at September 24, 2000. No pro forma data is provided. Il Fornaio does not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, Il Fornaio stockholders other than the continuing stockholders will no longer have any equity interest in Il Fornaio.



RECENT DEVELOPMENTS



     On February 13, 2001, Il Fornaio issued a press release reporting that, based on unaudited interim-period results, total revenues for the 14 weeks ended December 31, 2000 increased by approximately 25.3% to $34.8 million from total revenues of $27.8 million reported for the 13 weeks ended December 26, 1999. After adjusting for the extra week in the fourth quarter of fiscal 2000, total revenues for the fourth quarter of fiscal 2000 would have increased by approximately 15.9% over total revenues of $27.8 million reported for the fourth quarter of fiscal 1999. Total revenues for the 53 weeks ended December 31, 2000 increased by approximately 23.9% to $124.4 million from total revenues of $100.4 million reported for the 52 weeks ended December 26, 1999. After adjusting for the extra week in fiscal 2000, total revenues for fiscal 2000 would have increased by approximately 21.3% over total revenues for fiscal 1999.



     Net income for the fourth quarter of fiscal 2000 increased by approximately 43.0% to $1.0 million as compared with $723,000 reported for the same period of the prior year. Net income per share (diluted) for the fourth quarter of fiscal 2000 was $0.17 compared to $0.12 reported for the corresponding quarter in fiscal 1999. Net income for the 53 weeks ended December 31, 2000 of $3.8 million increased by approximately 23.4% from $3.1 million reported for the 52 weeks ended December 26, 1999. Net income per share (diluted) of $0.62 for fiscal 2000 increased by approximately 24.0% compared to $0.50 per share (diluted) for fiscal 1999.

                            MARKETS AND MARKET PRICE

     Shares of Il Fornaio common stock are listed and principally traded on the Nasdaq National Market System under the symbol "ILFO." The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq National Market for Il Fornaio common stock.


                                                               HIGH      LOW
                                                              ------    ------
YEAR ENDED DECEMBER 26, 1999
First Quarter...............................................  $11.25    $ 6.38
Second Quarter..............................................   15.00      8.63
Third Quarter...............................................   15.13      9.38
Fourth Quarter..............................................   10.00      5.50
YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................  $10.13    $ 6.88
Second Quarter..............................................    9.38      6.75
Third Quarter...............................................    9.94      6.25
Fourth Quarter..............................................   13.38      8.25
YEAR ENDED DECEMBER 30, 2001
First Quarter (through February 23, 2001)...................  $13.75    $13.00


     On November 15, 2000, the last full trading day before the public announcement of the merger agreement, the high and low sale prices for Il Fornaio common stock as reported on the Nasdaq National Market were $9.44 and $9.25 per share, respectively, and the closing sale price on that date was $9.31
per share. On             , 2001, the last practicable trading day for which
information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Il Fornaio common stock as reported on
the Nasdaq National Market was $          . Stockholders should obtain a current
market quotation for Il Fornaio common stock before making any decision with respect to the merger.

     Il Fornaio has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Il Fornaio's current credit agreement limits the Company's ability to pay dividends on its common stock. In addition, under the merger agreement, the Company has agreed not to pay any cash dividends on its common stock before the closing of the merger.

                              THE SPECIAL MEETING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Il
Fornaio for use at a special meeting of stockholders to be held on             ,
2001, at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Il Fornaio's executive offices at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925. Il Fornaio intends to mail this proxy statement and accompanying proxy
card on or about             , 2001 to all stockholders entitled to vote at the
special meeting.

     At the special meeting, the stockholders of Il Fornaio are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged with and into Il Fornaio and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $14.00 in cash, without interest, except that:

     - 446,963 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment therefor; and

     - shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.


     Il Fornaio is also soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. Il Fornaio does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.


RECORD DATE AND VOTING INFORMATION


     Only holders of record of common stock at the close of business on
            , 2001 will be entitled to notice of and to vote at the special
meeting. At the close of business on             , 2001, there were outstanding
and entitled to vote                shares of Il Fornaio common stock. A list of
the Il Fornaio stockholders will be available for review at Il Fornaio's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Il Fornaio common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


     All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Il Fornaio common stock is required to approve and adopt the merger agreement and the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger.

     The continuing stockholders have entered into a voting agreement with BRS under which they have agreed to vote their shares in favor of approval and adoption of the merger agreement and the merger and against any other acquisition proposal. As of February 15, 2001 the continuing stockholders held 1,029,822 shares, representing approximately 18% of the outstanding shares of Il Fornaio common stock (26% including shares subject to options exercisable within 60 days). See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger."


PROXIES; REVOCATION

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Il Fornaio at the Company's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

EXPENSES OF PROXY SOLICITATION


     Il Fornaio will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Il Fornaio has retained D.F. King & Co., Inc., at an estimated cost of $10,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Il Fornaio may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Il Fornaio. No additional compensation will be paid to directors, officers or other regular employees for their services.


ADJOURNMENTS


     Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Il Fornaio common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Il Fornaio is soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IL FORNAIO STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE MEETING.


     Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Il Fornaio common stock as set forth in Section 262 of the Delaware General Corporation Law. See "Special Factors -- Appraisal Rights."

     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, IL FORNAIO WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING IL FORNAIO STOCK CERTIFICATES FOR THE $14.00 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

IL FORNAIO (AMERICA) CORPORATION
770 Tamalpais Drive, Suite 400
Corte Madera, California 94925
(415) 945-0500

     Il Fornaio owns and operates 25 full-service Italian restaurants serving creatively prepared, premium-quality Italian cuisine based on authentic regional Italian recipes, including two new restaurants recently opened in Colorado. Il Fornaio's restaurants offer an extensive menu, featuring house-made and imported pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. A number of Il Fornaio restaurants house a retail bakery offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. In addition, Il Fornaio's bakery division operates three wholesale bakeries that produce artisan breads, pastries and other baked goods for sale in its own locations and to high-quality grocery stores, cafes and gourmet coffee retailers, hotels and other fine restaurants.

     If the merger agreement and the merger are approved and adopted by the Il Fornaio stockholders at the special meeting and the merger is completed, Il Fornaio will continue its operations following the merger as a private company. Il Fornaio was incorporated in California in June 1980 and was reincorporated in Delaware in September 1997.

     A more detailed description of Il Fornaio's business is contained in the Company's most recent Annual Report on Form 10-K, which is incorporated by reference into this proxy statement. See also "Where Stockholders Can Find More Information."

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.
c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
126 East 56th Street
New York, New York 10022
(212) 521-3700

     Bruckmann, Rosser, Sherrill & Co. II, L.P., referred to as BRS, is a Delaware limited partnership principally engaged in the business of investing in companies. BRS is an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company and a management company based in New York that focuses on investing the committed capital of BRS in growth companies. The principals of BRS have completed a number of transactions in the restaurant and food service industries, including the buyouts of Acapulco Restaurants Inc., Au Bon Pain, California Pizza Kitchen, Inc., El Torito Restaurants, Inc. and Restaurant Associates Corp. BRS was formed in Delaware in April 1999.

MANHATTAN ACQUISITION CORP.
c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
126 East 56th Street
New York, New York 10022
(212) 521-3700

     Manhattan Acquisition Corp., referred to as Newco, is a Delaware corporation that is wholly owned by BRS. Newco was formed by BRS solely for purposes of completing the merger and has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Newco was incorporated in Delaware in November 2000.

BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.


BRSE, L.L.C.


c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.


126 East 56th Street


New York, New York 10022


(212) 521-3700



     Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and a management company based in New York that focuses on investing the committed capital of BRS in growth companies. BRS & Co. is the manager of BRS pursuant to a Management Agreement, dated as of May 21, 1999, between BRS & Co. and BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS.


CONTINUING STOCKHOLDERS


     The executive officers, certain members of the Il Fornaio board of directors and Carlo Veggetti, the Italian creator of the Il Fornaio brand, referred to as the continuing stockholders, have agreed to retain an equity interest in Il Fornaio as the surviving corporation. As a result, the continuing stockholders may have interests that are different from, or in addition to, the interests of Il Fornaio stockholders generally. See "Special
Factors -- Interests of Il Fornaio Directors and Officers in the Merger." Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, Michael Beatrice and Peter P. Hausback, each an executive officer of Il Fornaio, and Mr. Veggetti will pay the same price per share as BRS and BancBoston, but will acquire their shares primarily by exchanging Il Fornaio capital stock (or options to acquire Il Fornaio capital stock) for securities of the surviving corporation as well as, to a lesser extent, through the payment of cash, as follows:


     - immediately prior to the merger, the continuing stockholders will exchange, on a one-for-one basis, a specified number of shares of Il Fornaio common stock for shares of three newly created series of Il Fornaio preferred stock. At the effective time of the merger, shares of Il Fornaio preferred stock will continue as, or automatically be converted into, shares of capital stock of the surviving corporation as follows:

        - Each share of Il Fornaio Series A 13.0% cumulative compounding preferred stock will continue as one share of Series A 13.0% cumulative compounding preferred stock of the surviving corporation, referred to as Series A preferred;

        - Each share of Il Fornaio Series B 13.5% cumulative compounding preferred stock will continue as one share of Series B 13.5% cumulative compounding preferred stock of the surviving corporation, referred to as Series B preferred; and

        - Each share of Il Fornaio Series C preferred stock will be converted into one share of common stock of the surviving corporation.


     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of $3.8 million held by continuing stockholders will be canceled in exchange for substitute, fully vested options to acquire Series A preferred and Series B preferred of the surviving corporation, with exercise prices that preserve the aggregate spread applicable to the options canceled.



     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of $415,175 held by Messrs. Hislop, Beatrice and Hausback will be canceled, and the proceeds will be used by these continuing stockholders to purchase an aggregate of 29,655 shares of common stock of the surviving corporation, at a purchase price of $14.00 per share.



     Shares of Il Fornaio common stock contributed by these individuals will be valued at $14.00 per share, and options to purchase shares of Il Fornaio common stock will be valued at the difference between their exercise prices per share and $14.00. It is estimated that approximately 446,963 shares of Il Fornaio common stock, as well as options to purchase shares of Il Fornaio common stock with an aggregate economic value of $4.2 million, representing a total investment of approximately $10.4 million, will continue as, or be converted into, equity interests in the surviving corporation.


     In addition, following completion of the merger, a pool of approximately 39,683 shares of Il Fornaio common stock will be reserved pursuant to an employee incentive program that will provide for the issuance to employees of the surviving corporation of employee stock options and/or restricted stock. The exercise or purchase price is expected to be $14.00 per share and shares subject to options granted or restricted shares are expected to vest over four years. Of the shares reserved, approximately 16,042 shares are expected to be reserved for issuance to Mr. Hislop for aggregate consideration of $224,588, and approximately 5,066 shares are expected to be reserved for issuance to Mr. Beatrice for aggregate consideration of $70,924.


     The continuing stockholders are expected to hold in the aggregate approximately 27% of the common stock and 29% of the preferred stock of I1 Fornaio on a fully diluted basis following completion of the merger. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. However, each continuing stockholder's aggregate investment in equity of the surviving corporation (exclusive of employee incentives) will be allocated in the same proportion as the investments of BRS and BancBoston, as follows: 50.0% in Series A preferred and/or options to acquire Series A preferred; 37.5% in Series B preferred and/or options to acquire Series B preferred; and 12.5% in common stock.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Following Il Fornaio's initial public offering in September 1997 through the end of 1998, the market price of Il Fornaio common stock traded at disappointing levels. From $16.63 per share on October 8, 1997, the price of Il Fornaio common stock declined to $5.25 per share on October 9, 1998, a decline of approximately 68%. Il Fornaio attributed this decline to both industry factors as well as to factors specifically related to Il Fornaio, including the following:

     - When Il Fornaio completed the initial public offering of shares of its common stock in September 1997, the stock market had a relatively favorable view of the hospitality industry. Furthermore, a large number of leading investment banking firms closely followed the hospitality industry and published monthly research reports. By mid-1998, however, the environment had changed dramatically due, in part, to severe financial difficulties experienced by several highly visible, publicly traded restaurant companies, such as Planet Hollywood and Boston Market, as well as economic conditions, such as a tight labor market, that tended to affect the hospitality industry disproportionately.

     - By mid-1998, a new market trend had emerged, as public interest shifted toward high-growth companies, such as Internet-related and other high technology companies, and away from more mature, slower-growth companies, such as those in the hospitality industry. In addition, by the end of 1998, through mergers and consolidations, fewer investment banking firms were following the hospitality industry, thus reducing the research available for companies like Il Fornaio.

     - For the third quarter of 1998, Il Fornaio missed the "street" earnings estimate, leading to a stock price decline.

     - Il Fornaio's success outside of its core California market was mixed.

     - Positive factors, such as Il Fornaio's comparable-store sales growth, did not necessarily result in higher common stock prices.


     - Il Fornaio's stock has a relatively low trading volume. Fewer than six million shares were outstanding as of December 15, 2000, and more than 25% of its outstanding common stock is owned by one investment firm, while an additional 16% of its outstanding common stock is owned by directors and management.


     In the fall of 1998, following the disappointing performance of Il Fornaio's common stock in the public markets, management concluded that the common stock was significantly undervalued. At the same time, several restaurant companies made informal inquiries of Il Fornaio management related to a possible acquisition of Il Fornaio. As a result, management began to explore strategic alternatives to increase stockholder value, including the possible sale of Il Fornaio, a possible management-led buyout, repurchasing Il Fornaio common stock and continuing its growth strategy as an independent, publicly held company.

     On October 8, 1998, the board of directors authorized Il Fornaio to repurchase up to 500,000 shares, representing 8.8% of the amount of common stock then outstanding. In 1998, Il Fornaio repurchased 362,400 shares at an average price of $5.61 and, in November 1999, Il Fornaio repurchased 137,000 shares at an average price of $7.18.

     On December 1, 1998, Laurence B. Mindel, chairman of the board of directors of Il Fornaio, and Michael J. Hislop, president and chief executive officer of Il Fornaio, met with Il Fornaio's legal counsel, Cooley Godward LLP, and an outside member of the board, F. Warren Hellman, to discuss the acquisition inquiries and to consider appropriate responses. The meeting concluded with a decision to contact Evercore Partners, a New York investment firm, to ascertain its interest in assisting Il Fornaio.

     On December 7, 1998, Messrs. Mindel, Hellman and Hislop, along with Paul F. Kelley, Il Fornaio's then chief financial officer, met with representatives of Evercore, at Il Fornaio's corporate office to discuss Il Fornaio's possible retention of Evercore as its financial advisor. Following that meeting, Evercore was invited to meet with the Il Fornaio board of directors at its meeting on December 17, 1998.

     On December 17, 1998, representatives of Evercore met with the Il Fornaio board of directors. After a full discussion by the board of directors, the decision was made to engage Evercore to explore strategic alternatives for Il Fornaio. Following negotiations among representatives of Il Fornaio and Evercore, a formal engagement letter, dated March 11, 1999, between Evercore and Il Fornaio, was signed. The engagement letter provided that Evercore's fees for providing financial advisory services in connection with the consummation of a competing merger, acquisition or similar transaction would be based on a success scale, increasing as the value of a completed transaction increased.

     In January 1999, Messrs. Mindel, Hislop and Kelley met with representatives of one of the companies that had made an informal inquiry in 1998 regarding a possible business combination.

     After conducting due diligence, in March 1999, Evercore contacted 58 prospective acquirors, including BRS, and discussed the opportunity with 44 of them. Of these companies, 20 signed confidentiality agreements and were sent confidential information regarding Il Fornaio. The company whose representatives had met with Messrs. Mindel, Hislop and Kelley in January 1999 was not among these 20 companies and did not engage in further acquisition discussions with I1 Fornaio.


     During late March 1999 and the first half of April 1999, Messrs. Mindel, Hislop and Kelley held telephonic meetings with Evercore to discuss the status of inquiries. Evercore indicated that seven companies had furnished preliminary indications of interest ranging from $10.50 per share to $15.00 per share. The highest preliminary indication of interest of $15.00 per share was to be composed entirely of stock or a combination of cash and stock. The highest preliminary indication of interest that was composed entirely of cash stated a price of $14.68 per share. BRS was one of the seven companies that demonstrated a preliminary interest in acquiring Il Fornaio. At that time, BRS preliminarily valued Il Fornaio at $10.50 to $12.00 per share.



     In May 1999, the seven companies that had furnished preliminary indications of interest in Il Fornaio attended presentations conducted by Il Fornaio management and were granted access to confidential information of Il Fornaio. By June 7, 1999, the date final bids were due, only one of the remaining seven companies, Outback Steakhouse, Inc., a large, publicly held restaurant company, placed a final round bid. BRS did not place a final round bid. The final round bid offered $14.00 per share payable in Outback common stock. At Il Fornaio's June 9, 1999 board of directors meeting, representatives of Evercore provided a preliminary valuation overview and compared the two companies' summary financial statements, stock price history and analyst coverage. The directors then discussed their views of the fairness and adequacy of the price and terms in light of the Evercore overview and the Company's prospects, the quality of the consideration offered, the strategic benefits to be gained from the proposed combination, the advantages and disadvantages to the Company and its stockholders of remaining independent, as well as the likelihood of achieving, and potential strategies to achieve, a superior offer. Following discussion, the board concluded that, while the combination of the two companies would likely provide strategic advantages, the price offered was not as high as the board anticipated and believed to be achievable in a strategic stock transaction at that time. Accordingly, the board determined not to accept the offer, but instead to seek to increase the price per share offered by Outback, as it represented the best price offered and, in the view of the board, was offered by a company with the financial ability to complete such a transaction.



     Following negotiations between executives of both companies in June 1999, the offer was increased to $14.50 in Outback stock. On July 7, 1999, the Il Fornaio board of directors determined to pursue the $14.50 offer, pending negotiation and execution of a definitive agreement.

     Negotiations and due diligence ensued over the subsequent 60 days. However, in early August 1999, after the price per share of Outback's stock fell by 15%, Outback's chief executive officer contacted Mr. Mindel to report that Outback's board had decided to end further merger discussions for various reasons, including the decline in Outback's stock price as well as its concern regarding Il Fornaio's projections for new restaurants. Subsequently, Il Fornaio disengaged Evercore as its financial advisor.


     On August 18, 1999, Il Fornaio announced that it had completed its evaluation of financial and strategic alternatives and concluded that the most appropriate strategy at that time was to remain an independent, publicly held company. As a result, Il Fornaio was required to reflect in its third quarter 1999 financial statements non-recurring charges incurred in connection with its evaluation of these alternatives. Because of these and other charges, Il Fornaio did not achieve the "street" estimate of third quarter earnings in 1999, and its stock price declined.

     On October 4, 1999, the board of directors of Il Fornaio met to discuss implementation of its strategy of remaining an independent public company. At the conclusion of these discussions, management was directed to refocus its efforts on the continued expansion of the Il Fornaio concept.

     In early November 1999, Mr. Mindel was contacted by a long-time friend who was consulting for a publicly held, national restaurant chain. Discussions turned to the possibility of a combination between Il Fornaio and this restaurant chain. As a result, on November 18, 1999, Mr. Mindel met with the company's president and chief executive officer and the company's financial advisors in Chicago. The next day, Mr. Mindel met with the restaurant chain's chairman, a major stockholder of the restaurant chain. At the conclusion of that meeting, the chairman suggested that the company would be interested in acquiring Il Fornaio at $13.00 per share, consisting of $7.00 in cash and one share of the company's stock. Mr. Mindel indicated his belief that the Il Fornaio board would likely view the offer to be inadequate.


     By letter to Mr. Mindel, dated November 23, 1999, the chairman formalized the restaurant chain's initial offer to acquire Il Fornaio. Based on the board's earlier direction, Mr. Mindel indicated, by letter to the chairman dated December 1, 1999, that Il Fornaio's strategy was to remain independent. On December 9, 1999, the board of directors authorized Il Fornaio to repurchase up to 250,000 shares, although no repurchases were subsequently made. Following informal discussions among board members on December 9, 1999, Mr. Mindel met with the chairman of the restaurant chain on December 14, 1999 to further explore the possibility of a combination between the two companies. However, the restaurant chain's stock price had since declined by 25%, with the result that the offer price was correspondingly lower. In January 2000, discussions continued between the executives of the two companies and, in late January 2000, the restaurant chain's president and chief executive officer increased the offer price to $14.00, composed of $11.00 in cash and one-half share of the restaurant chain's stock. The restaurant chain's stock price had, however, declined to $4.09 per share. In early February 2000, price discussions continued between the restaurant chain's financial advisors and Mr. Hellman. Over the subsequent three months, representatives of both companies continued price negotiations.


     In the spring of 2000, it became apparent to the Il Fornaio board of directors that the Company's stock had not advanced beyond the price prevailing at the time that Il Fornaio had first begun to explore strategic alternatives in 1998; the problems that had previously contributed to disappointing stock prices persisted. Outside board members suggested to management that they explore the opportunity to enhance stockholder value through a management-led buyout.


     On April 11, 2000, Messrs. Mindel and Hislop, along with Peter P. Hausback, Il Fornaio's chief financial officer, met at Mr. Hellman's office to discuss the subject of a management-led leveraged recapitalization. Discussions began with the disappointing performance of Il Fornaio common stock in the public markets. Mr. Hellman, based on his experience in the field, discussed with management the process involved in a possible transaction to return Il Fornaio to private company status. The meeting participants then assessed whether a management-led leveraged recapitalization might be advisable, concluding that it could provide an opportunity to benefit stockholders and to address some of the problems management had experienced operating Il Fornaio as a publicly held entity. A number of possible financial sponsors were discussed, including investment banks with which Il Fornaio had prior relationships. Mr. Mindel suggested as a possible sponsor a small, San Francisco-based investment firm believed to have expertise in the type of transaction contemplated. Mr. Mindel was acquainted with one of the founding principals of that firm, had served on two boards of directors with him and was familiar with his business acumen. Following that meeting, Mr. Mindel asked the principals of this S.F. investment firm to make a presentation to senior management of Il Fornaio regarding the possibility of a leveraged recapitalization of the Company.



     On May 3, 2000, the Il Fornaio board of directors held a meeting during which the board members discussed a variety of strategic alternatives for Il Fornaio. In addition to the possibility of remaining an independent public company, the board considered the progress of discussions with representatives of the publicly held national restaurant chain. The absence of momentum and failure to make progress in price discussions led the board to conclude that the likelihood of completion of a transaction with the restaurant chain was remote. At the conclusion of that discussion, the board instructed Messrs. Mindel and Hislop to further explore the possibility of a leveraged recapitalization. The board indicated, however, that this step should not preclude the possibility of proceeding with a combination with the restaurant chain if discussions became meaningful.



     On May 22, 2000, Mr. Mindel and the chairman of the restaurant chain discussed a potential acquisition price of $15.50, composed of $12.50 in cash and one-half share of the restaurant chain's stock. The restaurant chain's stock was then, however, trading at $5.19 per share.



     On May 30, 2000, Messrs. Mindel, Hislop and Hausback met with the principals of the S.F. investment firm to further explore a potential management-led recapitalization. The principals of the S.F. investment firm described to management the mechanics of the recapitalization process and the potential benefits to Il Fornaio stockholders. Mr. Hausback then met with a representative of the S.F. investment firm to begin preparing various financial models for anticipated presentations to commercial lenders and investment banks.



     In early June 2000, the executives of the restaurant chain advised Mr. Mindel that, because the mezzanine financing market had collapsed, the restaurant chain could no longer finance sufficient debt to complete a transaction with Il Fornaio; however, discussions could be reopened if the markets recovered.



     On June 9, 2000, Messrs. Mindel, Hislop and Hausback attended a second meeting at the offices of the S.F. investment firm to assess the merits of proceeding with a transaction and to consider a variety of matters, including viable financing models, the role that the S.F. investment firm would play in any transaction and its proposed compensation and equity position, and selection of legal and accounting advisors.



     On June 13, 2000, Mr. Hausback presented to the S.F. investment firm his initial draft of a possible financial model. Over the next several weeks, Mr. Hausback and representatives of the S.F. investment firm continued to refine a number of different possible models. Mr. Hislop and representatives of the S.F. investment firm also continued to refine various details of a proposal over the subsequent month.



     On July 12, 2000, in a conference call among Messrs. Mindel, Hislop, Hausback and several representatives of the S.F. investment firm, the participants discussed the initial steps in a management-led leveraged recapitalization transaction, including a possible timeline and potential management roles following a transaction. Subsequently, senior management of Il Fornaio asked the S.F. investment firm to make a presentation to the Il Fornaio board.



     On August 10, 2000, representatives of the S.F. investment firm met with the Il Fornaio board of directors during its regularly scheduled meeting and presented information related to a leveraged recapitalization offer they were preparing to present to the board. The presentation indicated a range of possible offer prices between $12.00 and $14.00 per share, with $13.50 indicated as the assumed offer price. The presentation assumed that the holders of 47% of Il Fornaio's outstanding stock would be continuing stockholders and stated that, at the assumed $13.50 offer price, the transaction would require approximately $48 million of debt financing and approximately $14 million of new equity. The presentation indicated that the ratios of acquisition value to EBITDA implied by the possible offer prices ranged from 6.8x to 8.0x, with the assumed offer price of $13.50 implying a ratio of 7.7x. The presentation included a projection of operating results for 2001 through 2005, with restaurant and bakery sales increasing from $134 million in 2001 to $158 million in 2005, profit center income increasing from $18.1 million in 2001 to

$22.8 million in 2005, pre-tax income increasing from $3.5 million in 2001 to $9.8 million in 2005, and net income increasing from $2.2 million in 2001 to $6.0 million in 2005.



     The S.F. investment firm also presented lists of restaurant companies and transactions it deemed comparable. The comparable company analysis compared the ratio of total enterprise value (market capitalization plus net debt) to EBITDA for selected public restaurant companies (a range of 0.6x to 37.1x and a median of 6.6x) with the same ratio for Il Fornaio (3.7x). The leveraged buyout analysis of selected restaurant company acquisitions showed a range of acquisition value to EBITDA ratios from 4.2x to 8.7x and a median of 5.8x, and a range of offer price premiums over recent public trading prices from 0% to 164%, with median premiums of 45.5% (one day prior to announcement), 53.8% (one week prior to announcement) and 81.8% (one month prior to announcement). The analysis of strategic (i.e., non-leveraged buyout) acquisitions of selected restaurant companies showed a range of acquisition value to EBITDA ratios from 4.1x to 26.0x and a median of 8.7x.



     The S.F. investment firm was not asked to pass upon, and expressed no opinion with respect to, the fairness from a financial point of view of any proposed recapitalization transaction. The written material which the S.F. investment firm presented to the board on August 10, 2000 is filed as an exhibit to the Schedule 13E-3 filed with the Commission by Il Fornaio, the continuing stockholders, BRS, BRS & Co., BRSE LLC and Newco. This material will also be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by any Il Fornaio stockholder or a representative of a stockholder so designated in writing.



     Following the departure of the representatives of the S.F. investment firm from the board meeting, the board discussed the merits of proceeding with a transaction with the S.F. investment firm. The board then determined to instruct senior management to continue to explore a leveraged recapitalization with the S.F. investment firm as the financial sponsor.



     Several days following the board meeting, Mr. Hislop, acting in his capacity as chief executive officer of a buyout company to be formed, executed advisory engagement and project engagement letter agreements, dated as of August 9, 2000, with the S.F. investment firm to explore a possible transaction and facilitate the negotiation process.



     On August 28, 2000, Messrs. Mindel, Hislop and Hausback met with a principal of the S.F. investment firm to review preparations for presentations to potential lenders. During the weeks of August 28, 2000, September 4, 2000 and September 11, 2000, Il Fornaio senior management, together with representatives of the S.F. investment firm, made presentations to a number of potential commercial lenders and investment banks. Each bank presentation anticipated a price to the Il Fornaio stockholders of $13.50 per share. A board meeting to further consider the proposal from the S.F. investment firm was scheduled for October 3, 2000.



     In the first quarter of 2000, Harold O. Rosser, a principal of BRS, contacted Mr. Hislop to discuss the Mexican food segment of the restaurant industry, an area well known to Mr. Hislop because of his prior management roles at Chevy's, Inc. and El Torito Mexican Restaurants, Inc. They spoke again in the second quarter of 2000 and attempted, without success, to schedule a meeting. In the first week of September 2000, Mr. Rosser contacted Mr. Hislop to say that he would be in California on September 19, 2000 and September 20, 2000 and would like to meet with him. Mr. Hislop agreed, and Messrs. Rosser and Hislop met on September 20, 2000 for most of the day in the San Francisco Bay Area. As part of their meeting, Mr. Hislop and Mr. Rosser toured several local Il Fornaio restaurants, where they sampled menu items, observed retail sales and discussed Il Fornaio's evolution and points of distinction, as well as Mr. Hislop's and Mr. Rosser's respective backgrounds, experience and motivations. At the conclusion of their meeting, Mr. Rosser expressed BRS's interest in pursuing an acquisition, with a view toward taking Il Fornaio private. Upon his return to New York, Mr. Rosser contacted Mr. Hislop to request Il Fornaio's financial projections. Shortly thereafter, Mr. Hislop informed one of the S.F. investment firm's principals that BRS had expressed an interest in acquiring Il Fornaio.

     On the morning of September 28, 2000, one of the principals of the S.F. investment firm telephoned Mr. Mindel, suggesting the possibility, in light of recent actions by the U.S. Federal Reserve to tighten credit as well as updated forecasts recently provided by Il Fornaio indicating lower earnings projections, that his firm might reduce the $13.50 per share offer price previously discussed. In response, Mr. Mindel indicated that, as a director, he did not believe a reduced offer to be in the best interests of the stockholders and would not support an offer below the price previously discussed. At a meeting at 5:00 p.m. that day at Il Fornaio's executive offices, the principal of the S.F. investment firm confirmed to Messrs. Mindel and Hislop that a reduction in the offer price per share was likely.



     During the last 10 days of September 2000, Mr. Hausback provided financial information to the financial team at BRS. Following his review of the financial information with his associates at BRS, Mr. Rosser expressed to Mr. Hislop his confidence in the Il Fornaio concept and indicated that BRS was prepared to submit an offer to Il Fornaio to act as a financial sponsor in a going-private transaction. Aware of the Il Fornaio board meeting scheduled for October 3, 2000, BRS sent to Il Fornaio, on September 30, 2000, a bid letter with the price per share left unspecified, but including terms related to the structure of a proposed transaction, financing, timing, access to confidential information and exclusive dealing. On October 2, 2000, BRS amended its bid letter to propose an acquisition of Il Fornaio at a price of $14.00 cash per share of Il Fornaio common stock, with option holders to receive the difference between $14.00 and the exercise prices of their options. The bid letter indicated that, because of the quality of Il Fornaio management, BRS viewed management's continued participation as extremely important. Therefore, a significant portion of the equity financing for the transaction was to be provided by senior management through the contribution of a portion of their Il Fornaio securities. The letter contemplated that others, such as Il Fornaio directors, would also be able to participate. Mr. Hislop indicated to BRS that he would share this bid letter with the board during its scheduled meeting on October 3, 2000.


     Mr. Hislop advised one of the S.F. investment firm's principals that the board would be considering BRS's proposal at the October 3, 2000 meeting, with the expectation that the board would discuss both the new BRS proposal as well as the proposal of the S.F. investment firm which, according to its principals, was fully financed. However, just prior to the October 3, 2000 board meeting, one of the principals informed Mr. Mindel that the S.F. investment firm would not present its proposal to the board because the firm's policy was to decline to participate in competitive bid environments. Thus, at the time the board meeting convened on October 3, 2000, the only proposal presented for the board's consideration was the BRS bid.


     In light of the price offered and the fact that no other offer was then pending, after a full discussion, the board of directors determined that it would accept a brief period of exclusivity to enable BRS to engage in more extensive due diligence and to prepare and negotiate agreements. However, BRS had proposed a 30-day exclusivity period and had not provided bank commitments related to the financing of the transaction. The board was particularly concerned with the length of the exclusivity period due to the absence of bank commitments. The board decided to request that the exclusivity period be limited to 10 days and that BRS obtain bank commitments for financing of the transaction prior to Il Fornaio's entering into any agreement with BRS.



     Toward the end of the board meeting, one of the principals of the S.F. investment firm telephoned Mr. Mindel, indicating that the firm would be willing to present its proposal to the board, but only upon I1 Fornaio's agreement to reimburse the S.F. investment firm, in the event its proposal was not accepted, for a $250,000 commitment fee payable to its financial lender. In addition, he initiated discussions proposing an alternative payment of a termination fee. Given the board's understanding that the S.F. investment firm's offer was likely to be below that of BRS, and the circumstances of the communication from the S.F. investment firm as described above, the board determined not to accept the S.F. investment firm's condition for making a presentation. The board also discussed the S.F. investment firm's termination fee request.



     On the afternoon of October 3, 2000, following the Il Fornaio board meeting, Mr. Mindel met with one of the principals of the S.F. investment firm to review with him the proceedings of the board with regard to that firm's fee request. Mr. Mindel concluded the meeting by assuring the principal that he would work diligently toward a fair settlement for all parties.



     In response to the board's request regarding the exclusivity period and financing commitments, BRS proposed a 21-day exclusivity period, but was still unwilling to provide financing commitments prior to execution of the bid letter with Il Fornaio. Following discussion of these issues, on October 9, 2000, the bid letter from BRS was executed by Il Fornaio. Under the bid letter, Il Fornaio agreed to a 21-day exclusive-negotiation period; however, if BRS did not obtain signed commitment letters for approximately $38.0 million of senior bank debt and $15.0 million of mezzanine debt by October 17, 2000, the exclusive negotiation period would terminate. Following further negotiations regarding the Company's requirement that third parties receiving confidential information evidence their agreement to maintain confidentiality, BRS and Il Fornaio executed a confidentiality agreement, dated as of October 10, 2000.


     On October 12, 2000, legal counsel to BRS, Dechert, distributed the first draft of a proposed merger agreement to Il Fornaio.

     Recognizing that the planned participation of senior management and directors in a merger transaction with BRS could lead to conflicts of interest, the Il Fornaio board of directors resolved to establish an independent special committee to evaluate, negotiate and recommend the merger transaction. On October 16, 2000, George B. James was appointed a director and, on that same date, the board of directors appointed Mr. James and Lawrence F. Levy, I1 Fornaio's two independent, non-participating directors, to the special committee. The board of directors authorized the special committee to:

     - determine whether a merger, sale of assets or other sale or change-of-control transaction was in the best interests of Il Fornaio and its stockholders and to make a recommendation to the board concerning such transaction;

     - consider BRS's proposal;

     - negotiate the terms of a merger transaction with BRS, if appropriate;

     - evaluate whether to seek or commence discussions with other prospective purchasers;

     - monitor the negotiation of any transaction if the special committee determined that it would be advisable and, if appropriate or advisable in the opinion of the special committee, to participate in such negotiations; and

     - recommend to the board of directors whether the final terms of any transaction were in the best interests of Il Fornaio and its stockholders and should be approved by the board.

     The special committee was also expressly authorized to retain advisors, including legal counsel and investment bankers, at Il Fornaio's expense. The board also determined that each of the members of the special committee should be paid $75,000 for his services whether or not a transaction was recommended or consummated.

     The special committee evaluated several law firms and financial advisory firms to assist the special committee in negotiating a potential merger transaction, including advisors from Evercore and another financial advisory firm. After consideration, the special committee determined informally to engage Evercore to serve as financial advisor and McCutchen, Doyle, Brown & Enersen LLP to serve as legal counsel.

     On October 17, 2000, BRS submitted to Il Fornaio signed commitment letters for up to $50.0 million of senior debt financing and up to $15.0 million of mezzanine debt financing to be provided in an acquisition of Il Fornaio. That same day, one of the principals of the S.F. investment firm with which management had prior discussions advised Mr. Mindel of his position that payment of a termination fee to the S.F. investment firm was required. Over the subsequent three weeks, Messrs. Mindel and Hislop and Dean A. Cortopassi, an outside board member and continuing stockholder, proceeded to negotiate the termination fee with the principals of the S.F. investment firm.

     On October 20, 2000, the special committee met to address a number of organizational matters. Mr. James was selected as chairman of the special committee. The committee formally engaged McCutchen to serve as its legal counsel. The committee proceeded to discuss with its legal counsel the legal issues relevant to the committee's role, including the duties of the special committee and issues relevant to the selection of a financial advisor and the possible terms of the financial advisor's engagement. Representatives of Evercore then joined the meeting.

     Representatives of Evercore presented its proposed engagement letter. The special committee and its legal counsel discussed the terms of the engagement letter with representatives of Evercore. Under the proposed engagement letter, Evercore was to provide one or more written opinions to the special committee with respect to the fairness, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. Additionally, in the event Il Fornaio received a competing proposal for a merger, acquisition or similar transaction, Evercore was to provide financial advisory services to the special committee in evaluating a competing proposal. After discussion, the special committee requested that Evercore prepare a schedule clarifying the structure of its fees for providing a fairness opinion and for financial advisory services in evaluating a competing proposal.

     The special committee, its legal counsel and representatives of Evercore then proceeded to discuss Il Fornaio's past efforts to enter into merger transactions and the circumstances that led to BRS's proposal. The committee discussed the weakened state of the financing market and the general poor stock performance of publicly held potential strategic buyers. The committee preliminarily discussed the first draft of the merger agreement, including a discussion of BRS's proposed fee of $4.0 million upon termination of the merger agreement under certain circumstances, as well as the no-solicitation provisions. Representatives of Evercore provided data on typical termination fees in merger transactions of approximately the same size. Based on these discussions, the special committee decided to continue negotiating the proposed merger with BRS.

     On October 24, 2000, the special committee met again with its legal counsel and representatives of Evercore to discuss its proposed response to the acquisition proposal and the draft merger agreement. In particular, the special committee reviewed the offer price and those provisions in the draft merger agreement that would allow the board of directors to respond to, and negotiate with, third parties that might submit unsolicited proposals and to terminate the merger agreement in such circumstances, as well as the termination fee. Based on this review and discussions with its legal counsel and representatives of Evercore, the special committee agreed to seek a higher price per share from BRS, a reduction in the termination fee (together with any reimbursable expenses) to $3.0 million and a modification of the procedures applicable if another acquisition proposal were submitted to Il Fornaio.

     Representatives of Evercore then presented its revised engagement letter. The special committee discussed Evercore's revised engagement letter and requested changes.

     In late October 2000, BRS requested an extension of the termination of the exclusive negotiation period from October 30, 2000 to November 20, 2000.

     On October 26, 2000, the special committee again met with its legal counsel and representatives of Evercore. The special committee finalized the details of its counter-proposal to BRS. The special committee also discussed whether to grant BRS's request of an extension of the exclusive negotiation period. After discussion, the special committee tentatively agreed to extend the exclusive negotiation period from October 30, 2000 to November 3, 2000. Later on October 26, 2000, the special committee sent its detailed counter-proposal to BRS.

     On October 27, 2000, legal counsel for the special committee and legal counsel for BRS negotiated the terms of the counter-proposal, including the termination fee payable under certain circumstances, the amount of BRS's reimbursable expenses, BRS's equity commitment and the terms of the commitment letters for senior and mezzanine debt financing.

     On or about October 28, 2000, BRS told the special committee that, based upon its due diligence, its preliminary price of $14.00 per share was the maximum price it would offer in a merger transaction with Il Fornaio.

     On October 30, 2000, the special committee again met with its legal counsel and representatives of Evercore to discuss the current status of the negotiation of the merger agreement, including the per share price and Il Fornaio's termination rights if another agreement or proposal were made. The special committee instructed its legal counsel to continue to negotiate the terms of the proposed merger. After discussion, the special committee agreed to partially grant BRS's previous request to extend the exclusive negotiation period to November 3, 2000.

     On October 31, 2000, the special committee executed the engagement letter with Evercore. The engagement letter included a sliding schedule of fees under which the fee for rendering a financial opinion increased with an increase in the offer price per share. In addition, the engagement later provided for a sliding schedule of fees payable upon successful consummation of a competing merger, acquisition or similar transaction proposal. The financial advisory fees payable in connection with the consummation of a competing merger, acquisition or similar transaction increased with an increase in the price per share received by Il Fornaio stockholders.

     That same day, legal counsel for BRS distributed the first drafts of the proposed securities purchase and contribution agreement and the proposed voting agreement to which each of the continuing stockholders would be a party. Over the next two weeks, legal counsel for the continuing stockholders and legal counsel to BRS engaged in negotiations regarding the continuing stockholders' retained equity interests in Il Fornaio as the surviving corporation.

     From November 1, 2000 to November 4, 2000, the special committee met daily with its legal counsel and representatives of Evercore to discuss the progress of negotiations with BRS. On November 1, 2000, counsel to the special committee made significant advances in negotiating terms of the merger agreement that were more favorable to Il Fornaio. In particular, most of the open issues regarding the termination provisions of the agreement were tentatively resolved, including a reduction of the termination fee to $2.7 million. In addition, the special committee and BRS discussed revised terms of the senior debt and mezzanine debt financing commitment letters and the scope of any remaining due diligence by BRS and the senior and mezzanine lenders.


     At the November 3, 2000 meeting between the special committee and its advisors, representatives of Evercore presented a preliminary draft of what would become its final valuation analysis and described the methodologies it used, including an analysis of comparable companies; an analysis of comparable transactions; a leveraged buyout analysis; a discounted cash flow analysis based on Il Fornaio management's projection of Il Fornaio's future cash flows for fiscal years 2001, 2002 and 2003, and Evercore's projection of Il Fornaio's future cash flows for fiscal years 2004 and 2005; and a discounted future stock price analysis.



     Representatives of Evercore advised the special committee that it was still working to refine portions of the analysis and that the analysis represented only preliminary estimates that were subject to change.


     The special committee discussed Evercore's preliminary estimates and methodology. Based on this discussion, the special committee requested that Evercore supplement its analysis for the next special committee meeting by preparing a supplemental discounted cash flow analysis based solely on Evercore's projection of Il Fornaio's future cash flows for fiscal years 2001 through 2005.


     On November 7, 2000, the special committee met with its advisors to discuss the remaining open issues regarding the acquisition and other terms of the merger. Representatives of Evercore presented an updated preliminary valuation analysis that did not vary materially from the preliminary analysis presented on November 3, 2000 or the definitive analysis presented on November 14, 2000. Representatives of Evercore also presented a supplemental discounted cash flow analysis based solely on Evercore's projection of I1 Fornaio's future cash flows for fiscal years 2001 through 2005. Evercore's supplemental cash flow analysis indicated a valuation range for shares of I1 Fornaio common stock of $11.86 to $15.40 per share.

Representatives of Evercore noted that BRS's proposed offer of $14.00 per share to be paid in cash fell within the preliminary fairness range indicated by its valuation analysis. After consideration of the facts and circumstances, Evercore's updated preliminary valuation and supplemental cash flow analyses and its own review of the terms of the merger, the special committee unanimously determined that the offer made by BRS in the proposed merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders, and unanimously decided to recommend to the full board of directors of Il Fornaio that it approve the merger agreement proposed by BRS and the merger.

     Immediately following the special committee's meeting on November 7, 2000, the special committee and its advisors met by telephonic conference call with the full board of directors of Il Fornaio and its legal counsel to discuss the BRS proposal, the terms of the proposed merger agreement, the special committee's findings and Evercore's updated preliminary valuation analysis. Legal counsel to Il Fornaio also discussed with the board its fiduciary duties and obligations in connection with approval of the merger agreement and the merger. The board discussed the material terms of BRS's proposal and Evercore's updated preliminary valuation analysis.

     The board then proceeded to discuss the amount of the termination fee required by the S.F. investment firm. BRS's proposed merger agreement conditioned consummation of the transaction on the payment of a termination fee to the S.F. investment firm not in excess of $455,000. Principals of the S.F. investment firm had indicated to some members of the board in recent negotiations that $455,000 would not constitute an adequate termination fee. Accordingly, the board determined that it was necessary to continue to negotiate and reach a settlement with the S.F. investment firm regarding the termination fee that would be acceptable to BRS prior to proceeding with further negotiations with BRS.

     On November 9, 2000, Mr. Mindel circulated a memorandum outlining the terms of a negotiated mutual release and settlement of claims with the S.F. investment firm that would require the payment of approximately $611,627 to the S.F. investment firm in consideration of a release and discharge of claims against Il Fornaio, Messrs. Mindel and Hislop, BRS and Newco. BRS stated that it would proceed with execution of the merger agreement if, among other conditions, the issue related to the S.F. investment firm termination fee was settled on the above terms.


     Between November 9, 2000 and November 14, 2000, the special committee's legal counsel and BRS's legal counsel continued to negotiate remaining unresolved issues in the merger agreement, including the method by which the continuing stockholders' equity interests would be continued and the expenses which would be reimbursed following termination under certain circumstances.



     On November 14, 2000, the special committee met with its advisors to discuss the remaining outstanding issues. Evercore presented its definitive written valuation analysis, which did not vary materially from the preliminary analysis presented on November 3, 2000 or the updated preliminary analysis presented on November 7, 2000.



     The following is a summary of the definitive valuation analyses presented by representatives of Evercore.



          COMPARABLE COMPANY ANALYSIS. Evercore compared earnings ratios based on BRS's offer price and Il Fornaio's average trading price over the previous 30 days of trading to the median earnings ratio of a group of comparable publicly traded companies.



                                           PRICE/EARNINGS    ENTERPRISE VALUE/EBITDA
                                           --------------    -----------------------
Il Fornaio (30-day average)..............      18.0x                  4.7x
BRS Offer................................      28.0x                  8.1x
Comparable Group Median..................      16.7x                  7.2x

          COMPARABLE TRANSACTION ANALYSIS. Evercore compared earnings ratios based on BRS's offer price and Il Fornaio's average trading price over the previous 30 days of trading to the median earnings ratio of a group of recent comparable transactions.



                                                         ENTERPRISE VALUE/EBITDA
                                                         -----------------------
Il Fornaio (30-day average)............................           4.7x
BRS Offer..............................................           8.1x
Comparable Transaction Median..........................           7.3x



          LEVERAGED BUYOUT ANALYSIS. Evercore's analysis of an illustrative leveraged buyout transaction resulted in a valuation range for Il Fornaio common stock of $12.10 to $14.02 per share.



          DISCOUNTED CASH FLOW ANALYSIS. Evercore performed a discounted cash flow analysis based on Il Fornaio management's projection of Il Fornaio's future cash flows for fiscal years 2001, 2002 and 2003, and Evercore's projection of Il Fornaio's future cash flows for fiscal years 2004 and 2005. Evercore's discounted cash flow analysis resulted in a valuation range for Il Fornaio common stock of $12.98 to $16.88 per share.



          DISCOUNTED FUTURE STOCK PRICE ANALYSIS. Evercore projected Il Fornaio's future earnings, applied an assumed future price-earnings multiple and discounted the estimated future stock prices. Based on this analysis, Evercore obtained a valuation range for Il Fornaio common stock of $10.76 to $15.00 per share.



     Evercore's definitive written valuation analysis indicated that, as of such date and based upon and subject to the considerations and limitations set forth in the opinion, BRS's offer of $14.00 per share to be paid in cash was fair, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. The special committee again determined that the offer made by BRS in the proposed merger agreement and the merger was fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders.


     Immediately following the special committee's meeting on November 14, 2000, the special committee and its advisors met by telephonic conference call with the full board of directors of Il Fornaio and its legal counsel. The special committee provided an oral report on the committee's findings and recommended to the full board of directors of Il Fornaio that it approve the merger agreement proposed by BRS and the merger, as well as the proposed securities purchase and contribution agreement and voting agreement. After consideration of the facts and circumstances, Evercore's valuation analysis and fairness opinion, the special committee's recommendation and its own review of the terms of the merger, the board resolved to approve the proposed merger agreement, as well as the proposed securities purchase and contribution agreement and voting agreement, upon receipt of a signed settlement agreement with the S.F. investment firm, and to recommend that the stockholders of Il Fornaio approve and adopt the merger agreement and the merger.

     On November 15, 2000, the S.F. investment firm and Il Fornaio executed the mutual release and settlement of claims agreement on the terms discussed above.

     On November 15, 2000, the merger agreement was finalized and executed, and the continuing stockholders and BRS each executed the securities purchase and contribution agreement and the voting agreement. On November 16, 2000, before the opening of trading on the Nasdaq National Market, Il Fornaio issued a press release announcing the execution of the merger agreement with BRS.

     During the weeks of December 25, 2000 and January 1, 2001, legal counsel for BRS distributed drafts of an amended merger agreement and an amended securities purchase and contribution agreement, revised to specify the mechanism by which the equity interests of the continuing stockholders would be continued in the surviving corporation and the nature of those interests, as well as an amended voting agreement. Between December 28, 2000 and January 9, 2001, discussions regarding these proposed amended agreements continued among the various legal counsel for continuing stockholders, Il Fornaio, the special committee and BRS.

     On January 9, 2001, the special committee met with its advisors to discuss the proposed amended agreements. The special committee determined that the method for continuing the equity interests of the continuing stockholders, and the interests to be received, specified in the amended agreements were consistent with the original agreements and were in the best interests of Il Fornaio stockholders other than the continuing stockholders. The special committee agreed to recommend that the Il Fornaio board of directors approve the proposed amended agreements.


     Following the special committee's meeting on January 9, 2001, the special committee and its advisors met by telephonic conference call with the full board of directors of Il Fornaio and its legal counsel. The special committee provided an oral report on the committee's findings and recommended to the full board of directors of Il Fornaio that it approve the proposed merger agreement, as amended, the securities purchase and contribution agreement, as amended, and the voting agreement, as amended. After consideration of the facts and circumstances, the special committee's recommendation and its own review of the proposed amended agreements, the board resolved to approve the proposed merger agreement, as amended, the proposed securities purchase and contribution agreement, as amended, and the proposed voting agreement, as amended, and to recommend that the stockholders of Il Fornaio approve and adopt the merger agreement, as amended, and the merger. Shortly thereafter, the amended agreements were signed.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The special committee of the board of directors has unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the special committee's determination," in determining to make its recommendation. The board of directors, acting upon the recommendation of the special committee, unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The board of directors, based on the unanimous recommendation of the special committee, unanimously recommends that Il Fornaio stockholders vote FOR the approval and adoption of the merger agreement and the merger.

     REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION. In recommending approval and adoption of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, including:


     - the fact that the merger consideration of $14.00 per share represented a 64.3% premium over the average market closing price of $8.52 per share for the 90 trading days ended November 9, 2000, which market closing price ranged between $7.25 and $9.81;



     - the fact that the merger consideration of $14.00 pre share represented a 44.5% premium over the closing price of $9.69 per share on November 9, 2000;



     - the fact that since mid-1998 Il Fornaio common stock had largely traded below the merger consideration of $14.00 per share;



     - the discussions with Evercore at various special committee meetings and its definitive written valuation analysis at the November 14, 2000 meeting, including the opinion of Evercore as to the fairness, from a financial point of view, of the merger consideration to the holders of Il Fornaio common stock other than the continuing stockholders. In evaluating the different valuation analyses used by Evercore, the special committee considered the totality of Evercore's valuation analyses, rather than relying on any one analysis or subgroup of analyses;



     - Evercore's advice that the proposed purchase price was at the high end of the range a financial buyer like BRS could reasonably be expected to offer;

     - the special committee's determination that Evercore's comparable company, leveraged buyout, discounted cash flow and discounted future stock price analyses together adequately measured Il Fornaio's going concern value;



     - the special committee's adoption of Evercore's comparable company, leveraged buyout, discounted cash flow and discounted future stock price analyses and determination of the following: (1) that the merger consideration of $14.00 per share was within the range of going concern value which, using the leveraged buyout, discounted cash flow and discounted future stock price analyses, was $10.76 to $16.88 per share; and (2) that the merger consideration of $14.00 per share exceeded the comparable company median price-earnings ratio and comparable company median enterprise value/EBITDA;



     - the special committee's comparison of firm acquisition offers made by unaffiliated persons during the past two years, which consisted of the following: (1) the June 1999 offer of $14.50 per share by Outback, to be composed entirely of Outback common stock, which offer was withdrawn subsequent to a 15% decline in Outback's stock price, which lower stock price effectively represented an offer of approximately $13.00 per share; and (2) the November 23, 1999 offer of $14.00 per share by a national restaurant chain, to be composed of $11.00 in cash and one-half share of the national restaurant chain's stock, the price of which subsequently declined from $6.00 to $4.09 per share, effectively representing an offer of approximately $13.05 per share;


     - the special committee's belief, after considering the Company's past efforts to pursue strategic alternatives to the merger, that many of the potential acquirors of the Company had determined not to pursue an acquisition of the Company or had submitted unsatisfactory offers;

     - Il Fornaio's prospects as an independent, publicly held entity, taking into account the tension between Il Fornaio's current strategy of controlled growth and the expectations of the public markets for rapid growth and short-term results, as well as the potential for increased variability in financial performance arising out of the impact of new restaurant introductions on Il Fornaio's relatively small base of restaurant operations;

     - the limitations Il Fornaio suffered and would likely continue to suffer as a public company, including its relatively low trading volume, limited institutional sponsorship and diminished research attention from analysts, all of which could adversely affect the trading market and market value of Il Fornaio common stock;

     - the efforts of Il Fornaio and Evercore, commencing in March 1999 and continuing over the subsequent five months, to pursue strategic alternatives for the Company, including a potential sale of the Company, which resulted in only one offer to acquire Il Fornaio, which offer was ultimately withdrawn prior to execution of a definitive agreement;


     - the stated position of BRS, following the special committee's efforts to negotiate a higher price, that $14.00 per share was the highest price it was willing to pay;


     - the business reputation and financial resources of BRS and BRS's track record in structuring and completing transactions similar to the merger and the belief that BRS had the ability to complete the merger in a timely manner;


     - the financing commitments received by BRS with respect to the transaction, which the special committee believed furnished reasonable support of BRS's ability to meet its financing obligations pursuant to the merger agreement;



     - the fact that the consideration to be received by Il Fornaio stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by Il Fornaio stockholders;


     - the fact that the merger agreement did not preclude the board or the special committee from considering unsolicited competing acquisition proposals that are, or are reasonably likely to lead to, proposals superior to the transactions contemplated by the merger agreement, as described in "The Merger Agreement -- No Solicitation," "The Merger Agreement -- Termination" and "The Merger
       Agreement -- Termination Fee and Expense Reimbursement;"

     - the special committee's belief that the merger agreement, including the termination fee and reimbursement of out-of-pocket fees and expenses payable to Newco if the merger agreement is terminated for any of the reasons discussed in "The Merger Agreement -- Termination " and "The Merger Agreement -- Termination Fee and Expense Reimbursement," should not unduly discourage superior third-party offers and that the termination fee is within the range of fees payable in comparable transactions; and

     - the ability of stockholders who may not support the merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Delaware law, as discussed in "-- Appraisal Rights."

     The special committee also determined that the merger is procedurally fair because, among other things:

     - the Il Fornaio board of directors established a special committee to consider and negotiate the merger agreement;

     - the special committee, which consists solely of directors who are not officers or employees of Il Fornaio and have no financial interest in the proposed merger different from Il Fornaio stockholders generally, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction;

     - members of the special committee will have no continuing interest in Il Fornaio after completion of the merger;

     - the special committee retained and received advice from its own legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

     - the $14.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and BRS and its representatives, on the other hand; and

     - the affirmative vote of a majority of the outstanding Il Fornaio shares entitled to vote on the matter is required under Delaware law to approve and adopt the merger agreement and, under Delaware law, Il Fornaio stockholders have the right to demand appraisal of their shares.

     The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

     - in the event of a wrongful termination or material breach of the merger agreement, Il Fornaio's only recourse may be against Newco, a company without assets;

     - the obligation of Newco to complete the merger is conditioned upon financing being made available to Newco, as discussed in "-- Merger Financing," and Newco may not secure financing for a variety of reasons, including reasons beyond the control of Il Fornaio;

     - if the merger is not consummated under circumstances further discussed in "The Merger Agreement -- Termination" and "The Merger
       Agreement -- Termination Fee and Expense Reimbursement," Il Fornaio may be required to pay to Newco specified termination fees and expenses;

     - certain terms and conditions set forth in the merger agreement, required by BRS as a prerequisite to entering into the merger agreement, prohibit Il Fornaio and its representatives from soliciting third-party bids and accepting, approving or recommending third-party bids except in specified circumstances and upon payment to Newco of specified termination fees and expenses, and these terms could have the effect of discouraging a third party from making a bid to acquire Il Fornaio;

     - the cash consideration to be received by a stockholder will generally be taxable to the stockholder in an amount equal to the excess of $14.00 over the stockholder's tax basis in the stockholder's shares of Il Fornaio common stock;

     - as discussed in "-- Interests of Il Fornaio Directors and Officers in the Merger," the continuing stockholders have potential conflicts of interest, including equity interests in Il Fornaio as the surviving corporation, continued employment and accelerated vesting of stock options; and

     - following the merger, Il Fornaio stockholders, other than the continuing stockholders, will cease to participate in any future earnings growth of Il Fornaio or benefit from any increase in the value of the Company.


     In considering the merger, the special committee considered Evercore's "Selected Comparable Company Analysis," "Selected Comparable Transaction Analysis" and "Leveraged Buyout Analysis" to be the most relevant measures to determine the going-concern value of Il Fornaio. The special committee viewed Evercore's "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price" as relevant but more subjective because these valuation methods primarily reflected estimates of Il Fornaio's disposition value or stock price in five years.



     The special committee determined that Evercore's "Selected Comparable Company Analysis," "Leveraged Buyout Analysis," "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price" together served as an adequate measure of Il Fornaio's going concern value. The special committee adopted these valuation analyses in determining the range of going concern value. Using the "Leveraged Buyout Analysis," "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price," the special committee determined that the range of going concern value was $10.76 to $16.88 per share. Using the "Selected Comparable Company Analysis," the special committee determined that the merger consideration exceeded the comparable company median price-earnings ratio and comparable company median enterprise value/EBITDA. The special committee further determined that the merger consideration of $14.00 per share was fair to Il Fornaio stockholders other than continuing stockholders in relation to this range of values and ratios.


     The special committee did not ask Evercore to attempt to determine the liquidation value of Il Fornaio and gave little consideration to the book value of Il Fornaio (which was $7.96 per share at November 14, 2000) because it believed that those measures of asset value were not relevant to the market value of Il Fornaio's business and would be considerably less than the merger consideration of $14.00 per Il Fornaio share. While the special committee reviewed with Evercore its various financial analyses and reviewed with officers of Il Fornaio its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger.


     In reaching in its determination, the special committee did not consider the purchases made by any of the continuing stockholders in the past two years. Because these transactions occurred in 1998 and 1999, involving relatively small numbers of shares, the special committee did not view these purchases as material or relevant to a determination of fairness.


     After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

     REASONS FOR THE BOARD OF DIRECTORS' DETERMINATION. The Il Fornaio board consists of seven directors, two of whom serve on the special committee. The remaining five directors are continuing stockholders. At the November 7, 2000 and November 14, 2000 meetings of the board, the special committee, with its legal and financial advisers participating, reported to the other members of the board on the course of its negotiations with BRS and its legal counsel, its review of the merger agreement and the related financing commitments and the factors it took into account in reaching its determination that the merger is fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. At the January 9, 2001 meeting of the board, the special committee, with its legal counsel participating, reported to the other members of the board on its review of the amended merger agreement and the factors it took into account in reaching its determination that, under the amended agreements, the merger is in the best interests of Il Fornaio stockholders other than the continuing stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board based its position on the totality of the information presented and considered. In connection with its consideration of the determination by the special committee, as part of its determination with respect to the merger, the board of directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis.


     FAIRNESS OF THE MERGER TO DISINTERESTED STOCKHOLDERS. The board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, the board established the special committee, consisting of two directors of Il Fornaio, neither of whom is an officer or employee of Il Fornaio or has an interest in the proposed merger different from that of Il Fornaio stockholders generally. The merger consideration of $14.00 in cash per share was the highest price BRS indicated it was willing to pay following arms'-length negotiations between the special committee and representatives of BRS.

     In reaching these conclusions, the board considered it significant that:

     - no member of the special committee has an interest in the proposed merger different from that of Il Fornaio stockholders generally;

     - the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in the negotiations with BRS; and

     - Evercore was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from BRS or any third party, and Evercore had reached the conclusion expressed in its written opinion dated November 14, 2000 that, subject to the considerations and limitations set forth in the opinion, the transaction was fair, from a financial point of view, to the stockholders of Il Fornaio other than the continuing stockholders.

     The board believes that the merger agreement and the proposed merger are substantively and procedurally fair to Il Fornaio stockholders other than the continuing stockholders for all of the reasons and factors described above, even though the merger agreement does not require that a majority of Il Fornaio's disinterested stockholders vote in favor of the approval and adoption of the merger agreement and the merger in order to complete the merger, and even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

     THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT IL FORNAIO STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.


     POSITION OF THE CONTINUING STOCKHOLDERS AS TO THE FAIRNESS OF THE
MERGER. Under a potential interpretation of the Exchange Act rules governing "going private" transactions, one or more of the continuing stockholders may be deemed to be affiliates of Il Fornaio. The continuing stockholders are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the continuing stockholders may have interests in the merger that are different from, or in addition to, the interests of Il Fornaio stockholders generally, each of the continuing stockholders believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to disinterested Il Fornaio stockholders based on the facts and information available to him.



     Although the continuing stockholders did not participate in the deliberations of the special committee, the continuing stockholders have considered the same factors examined by the special committee described above under "-- Reasons for the special committee's determination" and have adopted the conclusion, and the analysis underlying the conclusion, of the special committee, based upon their view as to the reasonableness of that analysis. In addition, Dean A. Cortopassi, W. Scott Hedrick, F. Warren Hellman, Michael J. Hislop and Laurence B. Mindel, as members of the board of directors, participated in the consideration of the merger transaction by the board as discussed above under "-- Reasons for the board of director's determination." Based on these factors, considered together, the continuing stockholders believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to Il Fornaio stockholders other than the continuing stockholders. The continuing stockholders believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to Il Fornaio stockholders other than the continuing stockholders for all of the reasons and factors described in above under "-- Reasons for the special committee's determination," even though the merger agreement does not require that a majority of Il Fornaio disinterested stockholders vote in favor of the approval and adoption of the merger agreement and the merger in order to complete the merger, and even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.



     The continuing stockholders believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to Il Fornaio's stockholders other than the continuing stockholders. This belief should not, however, be construed as a recommendation by the continuing stockholders to Il Fornaio's public stockholders to vote to approve and adopt the merger agreement and the merger.



     POSITION OF BRS & CO., BRSE LLC, BRS AND NEWCO AS TO THE FAIRNESS OF THE MERGER. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is substantively and procedurally fair to Il Fornaio's disinterested stockholders. However, none of BRS & Co., BRSE LLC, BRS and Newco has undertaken any formal evaluation of the fairness of the merger to Il Fornaio stockholders. Moreover, BRS & Co., BRSE LLC, BRS and Newco did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is substantively fair to Il Fornaio's stockholders other than the continuing stockholders based on the current and historical market prices of Il Fornaio common stock and the fact that $14.00 per share in cash represents a 44.5% premium over the closing price per share on November 9, 2000. BRS & Co., BRSE LLC, BRS and Newco have not considered the net book value, liquidation value or going concern value of Il Fornaio in evaluating the fairness of the merger to Il Fornaio's disinterested stockholders. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is procedurally fair to Il Fornaio's stockholders other than the continuing stockholders because the special committee, consisting solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is procedurally fair to Il Fornaio's stockholders other than the continuing stockholders, even though the merger agreement does not require that a majority of Il Fornaio's disinterested stockholders vote in favor of the approval and adoption of the merger agreement in order to complete the merger, and even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.


FORWARD-LOOKING INFORMATION


     Il Fornaio does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with the possible sale of Il Fornaio, the Company's management prepared and provided to BRS, the special committee and Evercore the projections set forth below under the caption "Projections Prepared by the Company" for the five fiscal years ending December 26, 2004. In late January and early February 2001, the Company and BRS prepared pro forma financial information for fiscal 2000, as well as the projections for the six fiscal years ending December 31, 2006, set forth below under the caption "Projections Prepared by the Company and BRS."



     The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, referred to as the Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither Il Fornaio's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with, them. The inclusion of these projections in this document should not be regarded as a representation by Il Fornaio, the Il Fornaio board of directors, the special committee, BRS or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Il Fornaio's control. As a result, there can be no assurance that any of these projections will be realized.


     The projections below are or involve forward-looking statements, assume that the merger has occurred and are based upon a variety of assumptions, including Il Fornaio's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Il Fornaio's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Il Fornaio's results to differ materially from those expressed or implied by the forward-looking statements. These factors include the Company's competitive environment, its ability to open new restaurants on a timely basis and the performance of those restaurants, economic and other market conditions in which it operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Il Fornaio's control. Accordingly, there can be no assurance that the projections are indicative of Il Fornaio's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements."


     PROJECTIONS PREPARED BY THE COMPANY


                                                            FISCAL YEAR
                                      --------------------------------------------------------
                                        2000        2001        2002        2003        2004
                                      --------    --------    --------    --------    --------
                                                           (IN THOUSANDS)
Restaurant and bakery sales.........  $122,704    $132,849    $141,781    $147,188    $152,708
Profit Center Income................  $ 15,590    $ 17,327    $ 19,801    $ 20,856    $ 21,959
Operating Income....................  $  5,423    $  9,335    $ 11,748    $ 12,647    $ 13,590
Net Income..........................  $  3,496    $  5,932    $  4,070    $  4,881    $  5,750

     In preparing the financial projections, Il Fornaio employed the following key assumptions:


     PROJECTED STORE OPENINGS. The financial projections prepared for BRS were designed to focus primarily on projected operating results for the existing business, with less emphasis on projecting new restaurant and bakery openings. Accordingly, for each fiscal year, only one new restaurant was projected to open, although in each of 1999 and 2000, Il Fornaio opened four new restaurants. Management of Il Fornaio did discuss with BRS the possibility that, if appropriate sites were located, additional restaurants could be opened, although no projections were discussed in that regard at that time. Restaurants were projected to open in April of each year, except that, in 2001, the restaurant was projected to open in November. During the period, only one new wholesale bakery was projected to open, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected. The projected opening date for the wholesale bakery was April 2001. As of December 15, 2000, no leases have been executed for any of these locations other than for the locations scheduled to open in 2001.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Il Fornaio defines comparable store sales to include a new restaurant or bakery only after its first full month following the eighteenth month of its operation.


          RESTAURANTS. The projections assumed that comparable store restaurant sales increase at a compound annual growth rate of approximately 1%. New restaurants were assumed to generate approximately $3.75 million in annual sales for the fiscal year, except that the annual sales for the new restaurant projected to open in November 2001 were assumed to be $4.5 million in its first year of operation. Sales for new restaurants that have been open between 12 and 18 months were assumed to increase at an annual rate of 3% prior to their inclusion in the comparable store sales growth calculation.



          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 3%. Sales for the new wholesale bakery projected to open in 2001 were assumed to increase at an average compound annual growth rate of approximately 15% per year, with sales for 2005 projected to be $2.5 million.


     EXPENSES. Expense projections were based primarily on current expense patterns at the restaurant and bakery level. General and administrative costs were projected to decline substantially as a result of anticipated post-merger cost savings, such as elimination of administrative costs associated with operations as a public company, as well as various planned reductions anticipated to result from the implementation of cost control initiatives. Fiscal 2001 assumed a full year of planned savings; however, general and administrative expenses were projected to increase at a compound annual rate of 1% to 2% from 2002 to 2005.

     CAPITAL EXPENDITURES. Capital expense projections assumed that each new restaurant would require, on average, a total investment, net of assumed landlord contributions, of approximately $2.2 million. Capital expense projections for existing restaurants and bakeries were based primarily on recent historical spending patterns. For fiscal 2001, capital expense projections were based on the pro forma budgets, net of assumed landlord contributions, calculated for the new restaurant and new wholesale bakery expected to be opened in fiscal 2001, along with projected expenses associated with a planned expansion to the existing Pasadena, California restaurant.

     PROFIT CENTER INCOME. Profit center income, which is defined as income before general and administrative expenses, pre-opening costs, interest and taxes, was projected to remain relatively consistent with historical levels in fiscal 2000 as a percentage of sales for the majority of comparable stores; however, small increases in profit center income were projected over the period to reflect, on a store-by-store basis, anticipated store maturation, as well as planned improvements and initiatives.

     OPERATING INCOME. Operating income, which is defined as income before interest and taxes, was projected to increase primarily as a result of an expected substantial reduction in general and administrative expenses, as well as the factors taken into account in projecting profit center income.

     TAXES. The combined federal and state tax rate was projected to be 38.5%, compared to historical levels of 38.5% in 1999 and 37.5% in 2000.

     PROJECTIONS PREPARED BY THE COMPANY AND BRS



                                                                   PROJECTED
                                  PRO FORMA   ---------------------------------------------------
                                   FY2000     FY2001   FY2002   FY2003   FY2004   FY2005   FY2006
                                  ---------   ------   ------   ------   ------   ------   ------
                                                          ($ IN MILLIONS)
Number of Restaurants...........       25         26       29       32       36       40       44
Number of Bakeries..............        3          4        4        4        4        4        4
Restaurant Sales................   $121.4     $121.5   $132.5   $148.5   $167.1   $188.3   $209.9
Bakery Sales....................     10.3       12.0     12.5     13.0     13.3     13.6     13.9
                                   ------     ------   ------   ------   ------   ------   ------
     Total Sales................   $131.8     $133.5   $145.0   $161.5   $180.5   $201.9   $223.8
  % Change......................      n/m        7.3%     8.6%    11.4%    11.7%    11.9%    10.8%
Corporate G&A...................      7.6        7.5      8.1      8.7      9.4     10.0     10.7
EBITDAR before Pre-Opening
  Expenses......................   $ 22.3     $ 22.7   $ 25.3   $ 28.7   $ 32.6   $ 37.0   $ 41.7
  Margin........................     16.9%      17.0%    17.4%    17.8%    18.0%    18.4%    18.6%
Rent Expense....................      7.0        7.2      7.7      8.6      9.6     10.7     11.9
EBITDA before Pre-Opening
  Expenses......................   $ 15.3     $ 15.5   $ 17.6   $ 20.1   $ 23.0   $ 26.3   $ 29.8
  Margin........................     11.6%      11.6%    12.1%    12.4%    12.7%    13.1%    13.3%
Depreciation & Amortization.....      6.4        6.8      7.3      7.9      8.7      9.5     10.4
Pre-Opening Expense.............      1.0        0.3      0.8      0.8      1.0      1.0      1.0
EBIT............................   $  7.8     $  8.4   $  9.5   $ 11.4   $ 13.3   $ 15.8   $ 18.4
  Margin........................      5.9%       6.3%     6.6%     7.1%     7.3%     7.9%     8.2%
Interest Expense (Income).......      5.3        3.4      4.7      4.3      3.7      3.1      2.2
Maintenance CapEx...............      1.0        1.4      1.7      1.9      2.2      2.5      2.8
Discretionary CapEx.............     10.4        2.7      6.0      6.0      8.0      8.0      8.0
                                   ------     ------   ------   ------   ------   ------   ------
     Total CapEx................   $ 11.4     $  4.2   $  7.7   $  7.9   $ 10.2   $ 10.5   $ 10.8
Senior Debt.....................     36.1       30.3     26.8     21.1     15.2      6.5      0.0
Subordinated Debt...............     15.0       15.0     15.0     15.0     15.0     15.0     15.0
                                   ------     ------   ------   ------   ------   ------   ------
     Total Debt.................   $ 51.1     $ 45.3   $ 41.8   $ 36.1   $ 30.2   $ 21.5   $ 15.0
Senior Leverage.................     2.4x       1.9x     1.5x     1.1x     0.7x     0.2x     0.0x
Total Leverage..................     3.4x       2.9x     2.4x     1.8x     1.3x     0.8x     0.5x
EBITDAR/Interest plus Rent......     1.8x       2.2x     2.0x     2.2x     2.4x     2.7x     2.9x
EBITDA/Interest.................     2.9x       4.6x     3.8x     4.7x     6.1x     8.6x    13.2x



     FISCAL 2000 PRO FORMA FINANCIAL INFORMATION. For fiscal 2000, pro forma sales, EBITDAR and EBITDA were adjusted to reflect a 52-week fiscal year and annualized performance for restaurants open for less than one year. For most restaurants, a slight downward adjustment was made as fiscal 2000 was a 53-week year; however, for three restaurants, an upward adjustment was made, as these restaurants were open for less than a year. EBITDAR and EBITDA were adjusted to eliminate the effect of pre-opening expenses of approximately $1.0 million as well as expenses of approximately $1.4 million related to operations as a publicly held company.



     PROJECTED STORE OPENINGS. The projections assumed that one new restaurant would be opened in 2001, three new restaurants in each of 2002 and 2003 and four new restaurants in each of 2004, 2005 and 2006. The projections assumed that only one new wholesale bakery would be opened in 2001 and none between 2002 and 2006, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected.



     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Total net sales were projected to increase at a compound annual growth rate of 10.3%.



     RESTAURANTS. The projections assumed that comparable store restaurant sales would be flat for fiscal 2001, but would increase at a compound annual growth rate of approximately 2.0% thereafter through

2006. Each new restaurant was assumed to generate approximately $4.5 million in annual revenue for the first 18 months of operation.



     WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 2.0%. Sales for the projected new bakery were projected to increase at a compound annual growth rate of 39.0% for the first full year of operation and 18.0% for the second year of operation.



     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION BEFORE PRE-OPENING EXPENSES. The projections assumed a compound annual growth rate from 2000 through 2006 for EBITDA before pre-opening expenses of 11.8%. As a percent of total sales, EBITDA before pre-opening expenses was projected to be 11.6% in fiscal 2001 and to increase by approximately 14.0% each year thereafter until fiscal 2006, when it was projected to be 13.3%. This projected increase was anticipated to result from new stores expected to open at higher margins as well as leveraging of overhead.



     CAPITAL EXPENDITURES. Maintenance capital expenditures were projected to be approximately $1.4 million in fiscal 2001. The projections assumed that maintenance capital expenditures would increase at a compound annual growth rate of 14.9% per year from fiscal 2001 to fiscal 2006. One new restaurant and one new bakery were assumed to be opened in fiscal 2001, with combined capital expenditures projected to be $2.7 million, net of assumed landlord contributions. The projections assumed that discretionary capital expenditures would be $2.0 million, net of assumed landlord contributions, for each new restaurant constructed beginning in fiscal 2002.



     The following table sets forth the projected capital expenditures through 2006:



                 FISCAL YEAR                    2001    2002    2003    2004     2005     2006
                 -----------                    ----    ----    ----    -----    -----    -----
                                                                ($ IN MILLIONS)
Maintenance CapEx.............................  $1.4    $1.7    $1.9    $ 2.2    $ 2.5    $ 2.8
New Restaurants...............................     1       3       3        4        4        4
New Bakery....................................     1       0       0        0        0        0
Discretionary CapEx per Restaurant............  $2.0    $2.0    $2.0    $ 2.0    $ 2.0    $ 2.0
                                                ----    ----    ----    -----    -----    -----
Discretionary CapEx...........................   2.7     6.0     6.0      8.0      8.0      8.0
                                                ====    ====    ====    =====    =====    =====
  Total CapEx.................................  $4.2    $7.7    $7.9    $10.2    $10.5    $10.8



     PRE-OPENING EXPENSES. Pre-opening expenses were projected to be $250,000 per new restaurant. The following table sets forth the projected pre-opening expenses throughout 2006:



                FISCAL YEAR                  2001     2002     2003     2004     2005     2006
                -----------                  -----    -----    -----    -----    -----    -----
                                                              ($ IN MILLIONS)
New Restaurants............................      1        3        3        4        4        4
Cost per Restaurant........................  $0.25    $0.25    $0.25    $0.25    $0.25    $0.25
                                             -----    -----    -----    -----    -----    -----
  Pre-Opening Expense......................  $0.25    $0.75    $0.75    $1.00    $1.00    $1.00


OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The special committee retained Evercore to act as the special committee's financial advisor and to render a fairness opinion, from a financial point of view, in connection with the merger. On November 14, 2000, Evercore delivered its oral opinion, which was confirmed in a written opinion letter to the special committee that, as of that date and subject to the considerations and limitations set forth in the written opinion, the merger consideration to be received by the stockholders of Il Fornaio pursuant to the merger was fair, from a financial viewpoint, to the Il Fornaio stockholders other than the continuing stockholders. Although its opinion was addressed to the special committee, Evercore has expressly permitted the board of directors of Il Fornaio to rely on its opinion.

     The full text of the written opinion of Evercore is set forth as Appendix B to this proxy statement and describes the assumptions made, general procedures followed, matters considered and limits on the review undertaken. Evercore's opinion will be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by any Il Fornaio stockholder or a representative of a stockholder as so designated in writing. The summary of Evercore's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view of the merger consideration to be received by the stockholders of Il Fornaio, other than the continuing stockholders, pursuant to the merger. Evercore's opinion does not address Il Fornaio's underlying business decision to effect the merger nor does it constitute a recommendation to any Il Fornaio stockholder as to how such holder should vote with respect to the matters submitted to such stockholders in connection with the merger. STOCKHOLDERS OF IL FORNAIO ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.


     In connection with rendering its opinion, Evercore, among other things:

     - analyzed certain publicly available financial statements and other information relating to Il Fornaio;

     - analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to Evercore by the management of Il Fornaio;

     - analyzed certain financial projections concerning Il Fornaio prepared by and furnished to Evercore by the management of Il Fornaio (see
       "-- Forward-Looking Information");

     - discussed the past and current operations and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

     - reviewed the reported prices and trading activity of the common stock of Il Fornaio;

     - compared the financial performance of Il Fornaio and the prices and trading activity of the common stock of Il Fornaio with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms to the extent available of certain comparable transactions;

     - participated in discussions and negotiations among representatives of Il Fornaio, BRS and their advisers;

     - reviewed the merger agreement and the related agreements, exhibits and schedules in substantially final form and assumed that the final form of such agreements, exhibits and schedules will not vary in any respect material to its analysis; and

     - performed such other analyses and examinations and considered such other factors as Evercore, in its sole judgment, deemed appropriate.


     Evercore performed all of these analyses using valuation techniques customary among investment professionals to determine a range of values that establish the fairness, from a financial point of view, of the consideration to be received by the stockholders of Il Fornaio, other than the continuing stockholders, upon completion of the merger. For purposes of its analyses and opinion, Evercore relied upon and did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by Evercore or reviewed for Evercore. With respect to the financial projections of Il Fornaio that were provided to Evercore, Evercore assumed that they were reasonably prepared by Il Fornaio, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Il Fornaio. Evercore did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Il Fornaio, including real estate assets, or conducting any physical inspection of Il Fornaio's properties or facilities, nor was it furnished with any such appraisals. Evercore's opinion was necessarily based on economic, market and other conditions as in effect on, and the information and form of merger agreement made available to Evercore as of, November 14, 2000, and Evercore assumed no responsibility to update or revise its opinion based on circumstances or events occurring after November 14, 2000. Evercore's definitive written analysis presented to the special committee on November 14, 2000 is filed as an exhibit to the Schedule 13E-3 filed with the Commission by Il Fornaio, the continuing stockholders, BRS, BRS & Co., BRSE LLC and Newco.


     For purposes of rendering its opinion, Evercore assumed, in all respects material to its analyses, that all conditions to the consummation of the merger would be satisfied without being waived.

     Evercore's opinion, and the presentation of Evercore to the special committee, was only one of the many factors taken into consideration by the special committee, in making its determination to recommend, and by the full board of directors, in making its determination to approve, the terms of the merger agreement and the proposed merger. See "-- Reasons for the special committee's determination." The terms of the merger were determined through negotiations between the special committee and BRS and were approved by the special committee. The decision to recommend to the full board of directors the approval of the terms of the merger agreement and the proposed merger, including the merger consideration to be paid to the public stockholders, was solely that of the special committee.

     In connection with a presentation to the board of directors on November 14, 2000, Evercore advised the special committee and the board of directors that, in evaluating the fairness of the consideration to be paid in connection with the merger, Evercore had performed a variety of financial analyses with respect to Il Fornaio. The material portions of the analyses performed by Evercore in connection with rendering its opinion are summarized below:

     PROPOSED CONSIDERATION. Based on the proposed $14.00 per share merger consideration to be paid to the stockholders of Il Fornaio for each share of Il Fornaio common stock and the capitalization data provided by Il Fornaio management, Evercore calculated the implied aggregate equity value of Il Fornaio to be approximately $92 million, and implied aggregate "enterprise value" (equity value, plus debt, less cash) to be approximately $89 million. Based on these implied aggregate equity and enterprise values for Il Fornaio, and on Il Fornaio's last 12 months ("LTM") and projected EBITDA (earnings before interest, taxes, depreciation and amortization), Evercore calculated the following valuation multiples for the proposed merger:

                                                              IMPLIED MULTIPLE
                                                              ----------------
Enterprise Value/LTM EBITDA.................................         8.1x
Enterprise Value/2000E EBITDA...............................         7.9
Enterprise Value/2001E EBITDA...............................         5.7
Equity Value/LTM Net Income.................................        28.0x
Equity Value/2000E Net Income...............................        24.1
Equity Value/2001E Net Income...............................        17.3

     RECENT STOCK PRICE ANALYSIS. Evercore compared the multiples based on the $14.00 per share merger consideration to the implied multiples based on Il Fornaio's stock price on November 9, 2000, the most recent available trading day, and the average share price for the 30 days ended on that date. This analysis yielded the following results:

                                                    IMPLIED MULTIPLES BASED ON:
                                   --------------------------------------------------------------
                                                    NOVEMBER 9, 2000     AVERAGE OF SHARE PRICES
                                   $14.00 MERGER     CLOSING PRICE         FOR 30 DAYS ENDING
                                   CONSIDERATION        OF $9.69        NOVEMBER 9, 2000 ($8.99)
                                   -------------    ----------------    -------------------------
Enterprise Value/LTM EBITDA......       8.1x               5.2x                    4.7x
Enterprise Value/2000 EBITDA.....       7.9                5.1                     4.6
Enterprise Value/2001 EBITDA.....       5.7                3.6                     3.3
Equity Value/LTM Net Income......      28.0x              19.4x                   18.0x
Equity Value/2000E Net Income....      24.1               16.7                    15.5
Equity Value/2001E Net Income....      17.3               12.0                    11.1

     These analyses indicate that the implied valuation multiples above based on the merger consideration of $14.00 per share represent a premium to the multiples implied by Il Fornaio's recent stock price performance.

     SELECTED COMPARABLE COMPANY ANALYSIS. Evercore compared financial and operating information relating to Il Fornaio to the corresponding data from a group of 12 publicly traded companies with operations similar to those of Il Fornaio in order to compare the valuation implied by the merger consideration to the valuation for public companies with similar operations. The following list of companies was used for purposes of this analysis:

     - Applebee's International, Inc.

     - Brinker International, Inc.

     - BUCA, Inc.

     - California Pizza Kitchen, Inc.

     - CBRL Group, Inc.

     - Cheesecake Factory Incorporated

     - Consolidated Products, Inc.

     - Darden Restaurants, Inc.

     - Morton's Restaurant Group, Inc.

     - O'Charley's Inc.

     - Outback Steakhouse, Inc.

     - P.F. Chang's China Bistro, Inc.

     Based on the comparable companies' share prices as of the most recent practicable trading day, November 9, 2000, and Wall Street research analysts' consensus estimates of earnings per share and EBITDA for these companies, Evercore calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data, such as enterprise value and equity value, and their associated most recently available operating data, such as EBITDA and earnings per share.

     This analysis produced the following valuation data:

                                                       IL FORNAIO MULTIPLE    COMPARABLE COMPANIES
                                                         BASED ON MERGER      ---------------------
                                                          CONSIDERATION       LOW    MEDIAN    HIGH
                                                       -------------------    ---    ------    ----
Price/
  LTM E.P.S. ........................................         28.0x           9.8x    16.7x    66.5x
  2000E E.P.S. ......................................         24.1            9.2     15.2     57.0
  2001E E.P.S. ......................................         17.3            8.1     13.2     45.7
Enterprise Value/
  LTM EBITDA.........................................          8.1x           5.3x     7.2     26.9x
  2000E EBITDA.......................................          7.9            4.5      6.9     24.4
  2001E EBITDA.......................................          5.7            3.9      6.1     19.5

     These data indicate that the implied Il Fornaio multiples based on the merger consideration of $14.00 per share are within the range of multiples for the selected companies deemed comparable by Evercore.


     SELECTED COMPARABLE TRANSACTION ANALYSIS. Evercore reviewed the implied transaction multiples paid in certain merger and acquisition transactions that Evercore deemed to be comparable to the merger and compared these multiples to the multiples implied by the merger consideration of $14.00 per share. Evercore selected the following mergers and acquisitions of food companies for purposes of this analysis because it believed that they involved companies with sufficiently similar operations to those of Il Fornaio to form a basis of comparison:


     - Carrols Corporation/Taco Cabana, Inc.

     - Caxton-Iseman Capital, Inc./Buffets, Inc.

     - American Securitas Capital Partners/El Pollo Loco, Inc.

     - RB Capital, Inc./Rock Bottom Restaurants, Inc.

     - Cracker Barrel Old Country Store, Inc./Logan's Roadhouse, Inc.

     - Bain Capital, Inc./Domino's Pizza, Inc.

     - Consolidated Restaurants Inc./Spaghetti Warehouse, Inc.

     - Bruckmann, Rosser, Sherrill & Co. II, L.P./Au Bon Pain Co., Inc.

     - Carrols Corporation/Pollo Tropical, Inc.

     - N.E. Restaurant Company, Inc./Bertucci's, Inc.

     - The Restaurant Company/Perkins Family Restaurants, L.P.

     - DavCo Acquisition Holding Inc./DavCo Restaurants, Inc.

     - Berkshire Hathaway Inc./International Dairy Queen Inc.

     - Cracken Harkey Street & Co/El Chico Restaurants Inc.

     - Port Royal Holdings Inc./The Krystal Company

     This analysis produced the following valuation data:

                                                              ENTERPRISE VALUE TO
                                                                  LTM EBITDA
                                                              -------------------
Il Fornaio Multiple Based on Merger Consideration...........          8.1x
Restaurant Transactions
  Low.......................................................          4.7x
  Median....................................................          7.3
  High......................................................         10.5

     These data indicate that the implied Il Fornaio multiple based on the merger consideration of $14.00 per share is within the range of multiples for the selected comparable transactions.


     PREMIUMS PAID ANALYSIS. Evercore analyzed the premiums paid relative to public market pre-announcement trading prices for a selected group of transactions that Evercore deemed to be comparable to the merger and compared these premiums to the premium implied by the merger consideration of $14.00 per share. Evercore selected the following transactions for this analysis because it believed that they involved companies with sufficiently similar operations to those of Il Fornaio to form a basis of comparison:


     - Carrols Corporation/Taco Cabana, Inc.

     - Caxton-Iseman Capital, Inc./Buffets, Inc.

     - RB Capital, Inc./Rock Bottom Restaurants, Inc.

     - Cracker Barrel Old Country Store, Inc./Logan's Roadhouse, Inc.

     - Consolidated Restaurants Inc./Spaghetti Warehouse, Inc.

     - N.E. Restaurant Company, Inc./Bertucci's, Inc.

     - Restaurant Company, Inc./Perkins Family Restaurants, L.P.

     - DavCo Acquisition Holding Inc./DavCo Restaurants, Inc.

     - Berkshire Hathaway Inc./International Dairy Queen Inc.

     - Cracken Harkey Street & Co/El Chico Restaurants Inc.

     - Port Royal Holdings Inc./The Krystal Company

     Evercore analyzed the premium data based on the trading prices for both one day and one month prior to the announcement of a transaction. This analysis produced the following data:


                                                                 PREMIUM PAID TO
                                                     ---------------------------------------
                                                     SHARE PRICE     AVERAGE OF SHARE PRICES
                                                       ONE DAY          FOR 30-DAY PERIOD
                                                       PRIOR TO             PRIOR TO
                                                     ANNOUNCEMENT         ANNOUNCEMENT
                                                     ------------    -----------------------
Il Fornaio Based on Merger Consideration...........      44.5%(1)              55.7%(2)
Average of Selected Transactions...................      49.6%                 54.5%
Median of Selected Transactions....................      34.2%                 35.0%
High of Selected Transactions......................     132.0%                182.9%
Low of Selected Transactions.......................      10.0%                 10.5%


-------------------------
(1) Premium based on closing share price as of November 9, 2000.

(2) Premium based on average of share prices for the 30-day period prior to November 9, 2000.

     The implied Il Fornaio premium percentages based on the merger consideration of $14.00 per share are within the range of premium percentages based on the premiums-paid data for the selected transactions.

     DISCOUNTED CASH FLOW ANALYSIS. Evercore performed a discounted cash flow analysis on Il Fornaio in which it calculated the sum of the present values of
(1) management's projection of future cash flows for Il Fornaio for 2001 through 2003 and Evercore's projection of future cash flows for Il Fornaio for 2004 through 2005 and (2) the estimated terminal value for Il Fornaio at the end of the five-year time period.


     In making these calculations, Evercore applied a range of terminal value EBITDA multiples of 6.0x to 7.0x, based on current public market valuations of similar companies, and a range of discount rates of 11.0% to 13.0%, based on weighted average cost-of-capital computations, and qualitative assessments of Il Fornaio's projected results and the risks inherent therein. This analysis yielded the following implied per share equity values for shares of Il Fornaio common stock:


                                                            TERMINAL EBITDA MULTIPLE
                                                           --------------------------
                      DISCOUNT RATE                         6.0X      6.5X      7.0X
                      -------------                        ------    ------    ------
11.0%....................................................  $15.05    $15.96    $16.88
13.0%....................................................   13.96     14.80     15.63
15.0%....................................................   12.98     13.75     14.51

     This analysis indicated a valuation range of Il Fornaio common stock of $12.98 per share to $16.88 per share, as compared to the merger consideration of $14.00 per share.

     LEVERAGED BUYOUT ANALYSIS. Evercore estimated the share prices that an equity investor would be willing to pay for Il Fornaio in a leveraged buyout based on a number of assumptions, including the capital structure for such a transaction, the required rate of return for the investor and the terminal value exit multiple for the Company.


     Evercore assumed a range of required rates of return for the equity investor of 20% to 30% based on Evercore's judgment of the returns expected by equity investors in leveraged transactions. The return was calculated over a five-year time horizon with an assumed exit valuation of 7.0x 2005 EBITDA. The terminal value of 7.0x was based on applying a control premium to current public market valuations of similar companies The analysis yielded the following implied equity values per share:


                   REQUIRED 5-YEAR IRR                      MAXIMUM OFFER PRICE
                   -------------------                      -------------------
  20.0%...................................................        $14.02
  25.0%...................................................        $12.94
  30.0%...................................................        $12.10

     This analysis indicated a valuation range of Il Fornaio common stock of $12.10 per share to $14.02 per share, as compared to the merger consideration of $14.00 per share.

     ANALYSIS OF PRESENT VALUE OF FUTURE STOCK PRICE. Evercore analyzed the present value of Il Fornaio's future stock price based on projecting the Company's future earnings per share, applying a projected future price/earnings multiple based on valuation multiples for comparable companies and discounting the estimated future stock price to the present time period based on a range of estimates for the Company's cost of capital.

     This analysis was performed using two methodologies in projecting Il Fornaio's future earnings per share. The first methodology used Wall Street research analysts' consensus long-term earnings growth rate to project Il Fornaio's earnings per share to 2005. The second methodology assumed management's projections for earnings per share until 2003, and then projected earnings per share for 2004 and 2005 based on the Wall Street research analysts' consensus for long term-earnings growth rate.

     Evercore assumed a future price/earnings multiple of 15.0x 2005 projected earnings per share, based on trading valuations of comparable companies. In addition, Evercore discounted back the future stock price at different estimates of Il Fornaio's equity cost of capital ranging from 11.0% to 15.0%. This analysis yielded the following implied equity values per share:

                                                  PRESENT VALUE OF FUTURE STOCK PRICE
                                       ----------------------------------------------------------
                                                                            MANAGEMENT AND
            DISCOUNT RATE              CONSENSUS ANALYST ESTIMATES    CONSENSUS ANALYST ESTIMATES
            -------------              ---------------------------    ---------------------------
11.0%................................            $12.85                         $15.00
13.0%................................             11.75                          13.72
15.0%................................             10.76                          12.56

     This analysis indicated a valuation range of Il Fornaio common stock of $10.76 per share to $15.00 per share, as compared to the merger consideration of $14.00 per share.


     The foregoing summary does not purport to be a complete description of the analysis performed by Evercore or of its presentation to the special committee. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Evercore. In arriving at its fairness determination, Evercore considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering, among other things, that the merger consideration to be received by the Il Fornaio stockholders, other than the continuing stockholders, fell within the range implied by the results of all of Evercore's analyses. No company or transaction used in any of the above analyses as a comparison is directly comparable to Il Fornaio or the merger. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.


     Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The special committee retained Evercore based on these qualifications as well as its familiarity with Il Fornaio. Evercore, in the ordinary course of business has provided, and in the future may continue to provide, investment banking, financial advisory and other related services to Il Fornaio, for which it has received or will receive fees.


     Pursuant to the terms of an engagement letter with Evercore, Il Fornaio paid Evercore a fee equal to $200,000 upon the delivery of the fairness opinion. Evercore is also entitled to its reasonable out-of-pocket expenses incurred in connection with this engagement. In addition, under the engagement letter, in the event Il Fornaio were to receive a competing acquisition proposal, Evercore would provide financial advisory services to the special committee in evaluating the proposal and would receive a transaction fee based on a success scale increasing with the value of a completed transaction. Whether or not the merger is completed, Il Fornaio is obligated to reimburse Evercore for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, incurred in connection with its engagement by the special committee, and to indemnify Evercore against liabilities and expenses in connection with its engagement. In connection with Evercore's earlier engagement by Il Fornaio, the Company had reimbursed Evercore $84,336 for its out-of-pocket expenses.


PURPOSE AND STRUCTURE OF THE MERGER


     The purpose of the merger for Il Fornaio is to allow Il Fornaio stockholders to realize the value of their investment in the Company in cash at a price that represents a premium to the market price of Il Fornaio common stock before the public announcement of the merger. For the continuing stockholders, the purpose of the merger is also to allow them to share in any future earnings and growth of the Company after its common stock ceases to be publicly traded. Moreover, as discussed under the caption "Special Factors -- Background of the Merger," management and the board had concluded that, because of the limited liquidity and, management believed, undervaluation of Il Fornaio common stock in the public market, the Company had not been able to fully realize the benefits of public company status. At the same time, public company status imposed a number of limitations on the Company and its management in conducting the Company's operations. Accordingly, one of the purposes of the merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance often emphasized by the public markets. Further, the merger is intended to enable Il Fornaio to use in the operations of the Company those funds that would otherwise be expended in complying with requirements applicable to public companies.



     The purpose of the merger for BRS & Co., BRSE LLC, BRS and Newco is for BRS to acquire a controlling interest in Il Fornaio. BRS believes that Il Fornaio has strong business prospects for the future based upon publicly available information regarding Il Fornaio, due diligence investigations by BRS of Il Fornaio and BRS's investment experience. In addition, BRS believes that Il Fornaio will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The proposed acquisition of Il Fornaio has been structured as a merger of Newco into Il Fornaio in order to permit the cancellation of all of Il Fornaio's common stock, other than the shares being converted into capital stock of the surviving corporation by the continuing stockholders, and to preserve Il Fornaio's identity and existing contractual arrangements with third parties.


     The transaction has been structured as a cash merger in order to provide the public stockholders of Il Fornaio with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Il Fornaio with reduced transaction costs.

EFFECTS OF THE MERGER

     After the effective time of the merger, current Il Fornaio stockholders, other than the continuing stockholders, will cease to have ownership interests in Il Fornaio or rights as Il Fornaio stockholders. Therefore, the current stockholders of Il Fornaio, other than the continuing stockholders, will not participate in any future earnings or growth of Il Fornaio and will not benefit from any appreciation in value of Il Fornaio. Upon completion of the merger, BRS, the continuing stockholders and BancBoston are expected to own approximately 58%, 27% and 10%, respectively, of Il Fornaio's common stock and 61%, 29% and 10%, respectively, of Il Fornaio's preferred stock, on a fully diluted basis. Although their equity investment in Il Fornaio involves substantial risk resulting from the limited liquidity of the investment, the high debt-to-equity ratio and consequent substantial fixed charges that will apply to Il Fornaio following the merger, if Il Fornaio is able to increase earnings and cash flow sufficient to retire its debt, BRS, the continuing stockholders and the holders of options and warrants will be the sole beneficiaries of the future earnings and growth of Il Fornaio, if any.

     As a result of the merger, Il Fornaio will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Il Fornaio. After the effective time of the merger, Il Fornaio will no longer be required to file periodic reports with the Commission.

     At the effective time of the merger, the directors of Newco will become the directors of Il Fornaio and the current management of Il Fornaio is expected, in general, to remain the management of Il Fornaio as the surviving corporation. At the effective time of the merger, Il Fornaio's certificate of incorporation immediately before the effective time of the merger will remain the certificate of incorporation of the surviving corporation, and the bylaws of Il Fornaio will be amended to be the same as the bylaws of Newco as in effect immediately before the effective time of the merger.

     It is expected that, following completion of the merger, the operations of Il Fornaio will be conducted substantially as they are currently being conducted. Neither Il Fornaio, BRS nor any of the continuing stockholders has any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve Il Fornaio's corporate structure (other than as described under "-- Interests of Il Fornaio Directors and Officers in the Merger -- Securities purchase and contribution agreement"), business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Il Fornaio, BRS and the continuing stockholders will continue to evaluate Il Fornaio's business and operations after the merger and may develop new plans and proposals that Il Fornaio, BRS or the continuing stockholders consider to be in the best interests of Il Fornaio and its stockholders.


     Immediately before the effective time of the merger, all outstanding Il Fornaio stock options will become fully vested, and all Il Fornaio stock options with an exercise price of less than $14.00 per share, other than certain options held by the continuing stockholders, will be canceled and the option holder will receive a cash payment equal to the difference between $14.00 per share and the exercise price of the option, multiplied by the aggregate number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value of $4.2 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. All Il Fornaio options with exercise prices equal to or greater than $14.00 per share will be canceled without any payment or other consideration.


     Following the merger, Il Fornaio as the surviving corporation will pay to an affiliate of BRS a yearly management fee equal to the greater of $150,000 or 1% of the earnings, before interest, taxes, depreciation and amortization, of Il Fornaio as the surviving corporation.

     The following table sets forth each of the continuing stockholder's interests in the net book value and net income of Il Fornaio, based upon the percentage of his beneficial ownership of Il Fornaio common stock as of February 15, 2001:



                                       OWNERSHIP PERCENT    NET BOOK VALUE(1)    NET INCOME(2)
                                       -----------------    -----------------    -------------
Michael Beatrice.....................         1.1%             $  519,849          $ 41,514
Dean Cortopassi......................         2.2               1,039,698            83,028
Peter P. Hausback....................           *                      --                --
W. Scott Hedrick.....................           *                      --                --
F. Warren Hellman....................         2.5               1,181,475            94,350
Michael J. Hislop....................         8.4               3,969,756           317,016
Laurence B. Mindel...................        12.5               5,907,375           471,750
Carlo Veggetti.......................         1.4                 661,626            52,836


-------------------------

 *  Less than one percent.



(1)Based on Il Fornaio stockholders' equity as of December 31, 2000 (unaudited).



(2)Based on Il Fornaio's net income for the fiscal year ended December 31, 2000 (unaudited).



     The following table sets forth for each of the continuing stockholders, BRS and Newco, his or its interest in the net book value and net loss of Il Fornaio after the merger, based upon the percentage of his or its expected beneficial ownership of capital stock of the surviving corporation on a fully diluted basis (assuming, for the purpose hereof, that common stock and preferred stock of the surviving corporation represent equivalent interests and thus can be combined to determine a stockholder's percentage ownership interests):



                                        OWNERSHIP PERCENT    NET BOOK VALUE(1)    NET LOSS(2)
                                        -----------------    -----------------    -----------
BRS...................................        60.7%             $(2,879,608)       $(122,614)
Banc Boston...........................        10.2%                (483,888)         (20,604)
Michael Beatrice......................         1.5%                 (71,160)          (3,030)
Dean Cortopassi.......................         4.0%                (189,760)          (8,080)
Peter P. Hausback.....................         0.1%                  (4,744)            (202)
W. Scott Hedrick......................         0.7%                 (33,208)          (1,414)
F. Warren Hellman.....................         4.6%                (218,224)          (9,292)
Michael J. Hislop.....................         9.6%                (455,424)         (19,392)
Laurence B. Mindel....................         6.1%                (289,384)         (12,322)
Carlo Veggetti........................         2.5%                (118,600)          (5,050)


-------------------------

 *  Less than one percent.



(1)Based on Il Fornaio's pro forma stockholders' deficit of approximately $4.7 million as of December 31, 2000 (unaudited), which gives effect to the merger and related transactions as if such transactions had occurred as of December 31, 2000 and that the merger is treated as a recapitalization. Pro forma stockholders' deficit as of December 31, 2000 has been derived by reducing the historical December 31, 2000 stockholders' equity by the following: (a) $75.3 million distributed to convert to cash approximately 5.4 million shares of the Company's common stock; (b) $6.6 million distributed to holders of options to purchase shares of the Company's common stock; and (c) $2.1 million of fees and expenses related to the merger. Such reductions were offset by the following increases to the historical December 31, 2000 stockholders' equity: (a) the receipt of $30.0 million for the purchase of approximately 2.1 million shares of capital stock by BRS and the continuing stockholders; and (b) the estimated $2.0 million fair value of warrants issued in connection with the mezzanine financing to purchase approximately 155,000 shares of common stock.



(2)Based on Il Fornaio's pro forma net loss of approximately $0.2 million for the year ended December 31, 2000 (unaudited), which gives effect to the merger and related transactions as if such transactions had occurred as of December 27, 1999 and that the merger is treated as a recapitalization. Pro forma net loss for the year ended December 31, 2000 has been derived by reducing the historical December 31, 2000 net income by the following: (a) interest expense on the senior secured indebtedness of approximately $3.6 million (at an assumed 9.8% average rate); (b) interest expense on the mezzanine financing of approximately $2.0 million (at an assumed 13% rate);
   (c) amortization of $2.1 million of debt issue costs of approximately $0.3 million; (d) amortization of the $2.0 million discount on the mezzanine financing (for the estimated fair value of the warrants) of approximately $0.3 million; and (e) the yearly management fee payable to an affiliate of BRS of approximately $0.2 million, offset by the expected tax benefit of approximately $2.4 million (based on an estimated effective rate of 37.5%).



RISKS THAT THE MERGER WILL NOT BE COMPLETED



     Completion of the merger is subject to various risks, including, but not limited to, the following:


     - that the merger agreement and the merger will not be approved and adopted by the holders of a majority of the outstanding shares of Il Fornaio common stock;

     - that Il Fornaio will not secure required third-party consents to the merger;

     - that Newco will not secure the financing necessary to complete the merger on the terms and conditions set forth in the financing commitments already obtained or upon terms and conditions no less favorable to Newco, as further described in "-- Merger Financing;"

     - that immediately prior to the effective time Il Fornaio will have indebtedness for borrowed money, or will not have cash and cash equivalents of a minimum specified amount;


     - that the applicable waiting period under the HSR Act will not have terminated by May 31, 2001;


     - that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

     - that the representations and warranties made by the parties in the merger agreement will not be true and correct in all material respects immediately before the effective time of the merger; and

     - that there may be pending or threatened any action or proceeding (1) that has had or would reasonably be expected to have a material adverse effect on Il Fornaio or (2) related to the merger to which any governmental entity is a party.


     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Il Fornaio stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Il Fornaio, under the direction of the board of directors, will continue to manage Il Fornaio as an ongoing business.


INTERESTS OF IL FORNAIO DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendations of the board of directors, Il Fornaio stockholders should be aware that members of Il Fornaio management and board of directors have interests in the transaction that are different from, or in addition to, the interests of Il Fornaio stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Il Fornaio stockholders other than the continuing stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted.

     The board of directors determined that each member of the special committee would receive $75,000 for his service on the special committee, regardless of whether any proposed transaction was entered into or is completed.

     EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. Under the terms of the merger agreement, it is expected that, in general, the current management of Il Fornaio will remain management of Il Fornaio as the surviving corporation. The executive officers of Il Fornaio that are expected to remain officers of Il Fornaio following completion of the merger are Michael J. Hislop (president and chief executive officer), Peter P. Hausback (chief financial officer, secretary and vice president of finance) and Michael J. Beatrice (vice president of operations).

     SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT. The continuing stockholders, BRS and Newco have entered into a Securities Purchase and Contribution Agreement, as amended as of January 9, 2001, under which the continuing stockholders will retain or convert shares of Il Fornaio common stock, cancel options to purchase shares of Il Fornaio common stock and/or pay cash to acquire an aggregate of approximately 27% of the post-merger common stock and 29% of the post-merger preferred stock of Il Fornaio, on a fully diluted basis. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. The opportunity to retain an equity interest in Il Fornaio as the surviving corporation provides the continuing stockholders with interests in connection with the merger that are different from, or in addition to, the interests of Il Fornaio stockholders generally. The dollar amounts of the investment in Il Fornaio equity and the percentages of Il Fornaio equity to be beneficially owned immediately after the merger by Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, Michael Beatrice and Peter P. Hausback, each an executive officer of Il Fornaio, and Carlo Veggetti, the Italian creator of the Il Fornaio brand, is expected to be as follows:

                                      INVESTMENT     % OF COMMON    % OF PREFERRED
                NAME                    AMOUNT        STOCK(3)         STOCK(3)
                ----                  -----------    -----------    --------------
Michael Beatrice(1).................  $   396,398        0.8%             1.4%
Dean A. Cortopassi..................    1,740,241        3.7%             4.0%
Peter P. Hausback...................       25,000        0.1%             0.1%
W. Scott Hedrick....................      260,431        0.6%             0.7%
F. Warren Hellman...................    2,007,581        4.2%             4.6%
Michael J. Hislop(2)................    2,900,000        6.1%             9.5%
Laurence B. Mindel..................    2,000,000        4.2%             6.2%
Carlo Veggetti......................    1,116,626        2.4%             2.5%
                                      -----------       ----             ----
  Total.............................  $10,446,277       22.1%            29.0%
                                      ===========       ====             ====

-------------------------
(1) Excludes approximately 5,066 shares of common stock expected to be reserved for issuance to Mr. Beatrice as an employee incentive, for aggregate consideration of $70,924.

(2) Excludes approximately 16,042 shares of common stock expected to be issued to Mr. Hislop as an employee incentive, for aggregate consideration of $224,588.


(3) Calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. However, each continuing stockholder's aggregate investment in equity of the surviving corporation (exclusive of employee incentives) will be allocated in the same proportion as the investments of BRS and BancBoston, as follows: 50.0% in Series A preferred and/or options to acquire Series A preferred; 37.5% in Series B preferred and/or options to acquire Series B preferred; and 12.5% in common stock.


     The continuing stockholders will pay the same price per share as BRS and BancBoston, but will acquire their shares primarily by exchanging Il Fornaio capital stock (or options to acquire Il Fornaio capital stock) for securities of the surviving corporation as well as, to a lesser extent, through the payment of cash, as follows:

     - Immediately prior to the merger, the continuing stockholders will exchange, on a one-for-one basis, a specified number of shares of Il Fornaio common stock for shares of three newly created series of Il Fornaio preferred stock. At the effective time of the merger, shares of Il Fornaio preferred stock will continue as, or automatically be converted into, shares of capital stock of the surviving corporation as follows:

        - Each share of Il Fornaio Series A 13.0% cumulative compounding preferred stock will continue as one share of Series A 13.0% cumulative compounding preferred stock of the surviving corporation, referred to as Series A preferred;

        - Each share of Il Fornaio Series B 13.5% cumulative compounding preferred stock will continue as one share of 13.5% cumulative compounding preferred stock of the surviving corporation, referred to as Series B preferred; and

        - Each share of Il Fornaio Series C preferred stock will be converted into one share of common stock of the surviving corporation.


     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of $3.8 million held by the continuing stockholders will be canceled in exchange for substitute, fully vested options to acquire Series A preferred and Series B preferred of the surviving corporation, with exercise prices that preserve the aggregate spread applicable to the options canceled.



     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of $415,175 held by Messrs. Hislop, Beatrice and Hausback will be canceled, and the proceeds will be used by these continuing stockholders to purchase an aggregate of 29,655 shares of common stock of the surviving corporation, at a purchase price of $14.00 per share.



     Shares of Il Fornaio common stock contributed by these individuals will be valued at $14.00 per share, and options to purchase shares of Il Fornaio common stock will be valued at the difference between their exercise prices per share and $14.00, multiplied by the number of shares subject to the option. It is estimated that approximately 446,963 shares of Il Fornaio common stock, as well as options to purchase shares of Il Fornaio common stock with an aggregate economic value of $4.2 million, representing a total investment of approximately $10.4 million, will continue as, or be converted into, equity interests in the surviving corporation. The remaining approximately 582,859 shares of Il Fornaio common stock held by Mr. Mindel and options to purchase shares of Il Fornaio common stock with an aggregate economic value of $3.5 million held by the continuing stockholders will be converted into the right to receive merger consideration, as described below under "-- Common Stock" and "Treatment of Stock Options." As a result of the structure of the transaction, the continuing stockholders are not expected to recognize gain or loss for U.S. federal income tax purposes on their retention of equity interests in the merger.


     The preferred stock of Il Fornaio as the surviving corporation will have the following terms:

     - The Series A preferred will rank senior to all other classes and series of stock of the surviving corporation with regard to payment of dividends and distributions upon liquidation of the surviving corporation.

     - The Series B preferred will rank junior in priority to the Series A preferred, but senior to all other classes and series of the surviving corporation with regard to payment of dividends and distributions upon liquidation of the surviving corporation.

     - Holders of the Series A preferred and the Series B preferred will be entitled to receive a cash dividend per share of 13.0% and 13.5%, respectively, of the applicable liquidation preference, payable annually. Dividends will not be payable in cash unless and until declared by the board but, if not declared, dividends will continue to accumulate.

     - The liquidation preference of the Series A preferred and the Series B preferred will be equal to $14.00 per share plus accumulated but unpaid dividends with respect to that series. In the event of a liquidation of the surviving corporation, holders of the preferred stock will be entitled to receive an amount in cash equal to the liquidation preference per share plus accrued but unpaid dividends, but will not participate in any further distribution. Some sales of assets, mergers or other business combinations will be treated as liquidations if Il Fornaio is not the surviving entity.


     - The preferred stock will not be redeemable except with the consent of the holder, and holders of the preferred stock will not have any rights to convert their shares into, or exchange their shares for, shares of any other class or series of capital stock.

     - The holders of the preferred stock will have no voting rights except (1) as required by applicable law and (2) to approve certain changes to the surviving corporation's certificate of incorporation. Specifically, the vote of the holders of a majority of the outstanding shares of Series A preferred will be required (a) to authorize, issue or increase the authorized number of shares of any class or series of capital stock with rights senior to the Series A preferred as to payment of dividends or distributions upon liquidation or (b) to amend any provisions of the surviving corporation's certificate of incorporation that adversely affect the relative rights and preferences of the Series A preferred. However, the unanimous vote of all holders of Series A preferred will be required to change the dividend or liquidation preference applicable to the Series A preferred. Similarly, the vote of the holders of a majority of the outstanding shares of Series B preferred will be required (y) to authorize, issue or increase the authorized number of shares of any class or series of capital stock with rights senior to the Series B preferred as to payment of dividends or distribution upon liquidation or (z) to amend any provisions of the surviving corporation's certificate of incorporation that adversely affect the relative rights and preferences of the Series B preferred. However, the unanimous vote of all holders of Series B preferred will be required to change the dividend or liquidation preference applicable to the Series B preferred.


     The options to acquire preferred stock of the surviving corporation will accrue rights to payment equal to the applicable dividend rate for the series of preferred stock subject to the option on the applicable liquidation preference less the exercise price. Subject to certain conditions, the accrual is to be paid on the exercise of the option in the form of either cash or a reduction in the exercise price of the option. The accrual payment will not, however, exceed the amount previously paid in cash on the underlying preferred stock.


     BRS and BankBoston will also be acquiring shares of Series A preferred, Series B preferred and common stock of the surviving corporation, at a purchase price of $14.00 per share.


     EMPLOYEE EQUITY INCENTIVES. In addition, following completion of the merger, a pool of approximately 39,683 shares of Il Fornaio common stock will be reserved pursuant to an employee incentive program that provides for the issuance to employees of the surviving corporation of employee stock options and/or restricted stock. The exercise or purchase price for the initial grants is expected to be $14.00 per share and shares subject to options granted or restricted shares are expected to vest in accordance with prescribed time or performance criteria. Of the shares reserved, approximately 16,042 shares are expected to be reserved for issuance to Mr. Hislop for aggregate consideration of $224,588, and approximately 5,066 shares are expected to be reserved for issuance to Mr. Beatrice for aggregate consideration of $70,924.



     COMMON STOCK. As of the record date, Il Fornaio's directors and executive
officers held an aggregate of                shares of Il Fornaio common stock,
excluding options. Except for 582,859 shares of Il Fornaio common stock held by Mr. Mindel, all of these shares of Il Fornaio common stock will continue as, or be converted into, equity interests of Il Fornaio as the surviving corporation. Of the shares of Il Fornaio common stock held by Mr. Mindel, 582,859 shares will be converted into the right to receive $14.00 per share in cash at the effective time of the merger. Mr. Mindel is expected to receive $8.2 million in respect of these shares of Il Fornaio common stock upon completion of the merger.


     TREATMENT OF STOCK OPTIONS. As of the record date, Il Fornaio directors and executive officers held options to purchase an aggregate of shares of common stock, all of which will become fully vested immediately prior to the effective time of the merger. Options with an exercise price equal to or greater than $14.00 per share will be canceled at the effective time of the merger without any payment or other consideration. All other options, except for the options held by continuing stockholders that will be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. The aggregate amount to be paid to Il Fornaio directors and executive officers for their outstanding stock options not canceled in exchange for equity interests in the surviving corporation will be approximately $3.5 million, before taxes and other withholding. All of the options to acquire Il Fornaio common stock held by Messrs. Cortopassi, Hedrick, Hellman and Mindel will be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. The following table sets forth the cash amounts, before taxes and any withholding, that the other executive officers and directors will receive in respect of their stock options upon completion of the merger, excluding options that will be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.



                                                              PAYMENT UPON
                                                               COMPLETION
                            NAME                              OF THE MERGER
                            ----                              -------------
Michael Beatrice............................................   $  396,398
Peter P. Hausback...........................................      187,526
Michael J. Hislop...........................................    2,882,744
                                                               ----------
  Total.....................................................   $3,466,668
                                                               ==========



     VOTING AGREEMENT. In connection with the merger agreement, the continuing stockholders, who hold approximately 18% of the outstanding shares of Il Fornaio common stock (26% including shares subject to options exercisable within 60 days of February 15, 2001), have entered into a voting agreement with Newco, dated as of November 15, 2000, as amended as of January 9, 2001. Under the terms of the voting agreement, the continuing stockholders have agreed, among other things:


     - to vote their shares in favor of the merger and adoption of the merger agreement, and in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement;

     - to vote against any other acquisition proposal, such as a merger, consolidation or other business combination involving the Company or any sale of a material amount of its assets;

     - to grant an irrevocable proxy to Newco to vote their shares of Il Fornaio common stock in favor of the merger and adoption of the merger agreement;

     - not to transfer, pledge or otherwise dispose of, or contract to transfer, pledge or otherwise dispose of, any of their shares of Il Fornaio common stock, or options to purchase such shares, or interest therein, other than pursuant to the merger agreement; and

     - to refrain from directly or indirectly soliciting, initiating or encouraging any third-party acquisition inquiries.

     The voting agreement will terminate upon the earlier of:

     - the consent of the parties;

     - immediately following the effective time of the merger;

     - upon termination of the merger agreement (but subject to a 90-day continuation in the event the merger agreement is terminated following a failure of the Il Fornaio stockholders to approve and adopt the merger agreement); and

     - unless otherwise determined by BRS, on May 31, 2001.

     SECURITIES HOLDERS AND REGISTRATION RIGHTS AGREEMENTS. The continuing stockholders and BRS have agreed to enter into securities holders and registration rights agreements immediately prior to the closing of the merger or at such other date as determined by Newco, which agreements are expected to include the following terms:

     - restrictions on the ability of the parties to freely transfer their shares of the capital stock of Il Fornaio as the surviving corporation;

     - a right of first refusal over the shares held by Michael Beatrice, Peter
       P. Hausback, Michael J. Hislop and Laurence B. Mindel, referred to as the "employee stockholders," in favor of Il Fornaio in the event any of these employee stockholders seeks to transfer any of their shares to a third party;

     - vesting restrictions on shares or options (other than the continuing shares and options held by the continuing stockholders) to purchase shares that are granted to any of the employee stockholders, including a purchase option in favor of Il Fornaio, as the surviving corporation, triggered by termination of the employee stockholder's employment;

     - a prohibition, subject to limited exceptions, on sales by BRS of shares of Il Fornaio common stock without first offering other stockholders the opportunity to sell their shares on a pro rata basis and on equal terms;

     - the right of holders of at least 50% of Il Fornaio common stock that approve a sale of the Company to compel the other stockholders to consent to the sale;

     - the agreement by the parties to the securities holders agreement to vote their shares to maintain a board of directors of Il Fornaio having a majority of directors designated by BRS; and

     - the right of BRS to require Il Fornaio to register its shares under the Securities Act of 1933, as amended, referred to as the Securities Act, and "piggyback" registration rights of BRS and the continuing stockholders in the event of a public offering of shares of Il Fornaio registered under the Securities Act.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that Newco will indemnify and hold harmless each current and former director and officer of Il Fornaio for a period of six years for acts and omissions occurring before or as of the effective time of the merger to the extent provided in the current certificate of incorporation, bylaws or indemnification agreements of Il Fornaio. The merger agreement further provides that, for a period of six years after the effective time of the merger, Newco will maintain, if commercially available, Il Fornaio's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current directors and officers of the Company; however, in the event that the cost of this insurance exceeds 200% of the current annual premium, Newco must use reasonable efforts to obtain substantially similar insurance for an amount equal to 200% of the annual premium. See "The Merger Agreement -- Indemnification and Insurance."

     EMPLOYMENT AGREEMENT. Il Fornaio currently has an employment agreement with Michael J. Hislop, president and chief executive officer of the Company, which agreement will continue to be in effect following completion of the merger. The agreement provides for an indefinite term at a base salary of not less than $300,000 per year plus the eligibility to receive a bonus of up to 35% of his base salary, as determined by the board of directors. Mr. Hislop's current salary, as established by the board, is $405,000 per year. Mr. Hislop's employment may be terminated by Il Fornaio or Mr. Hislop at any time, with or without notice. However, if Mr. Hislop is terminated by the Company other than for disability or cause, or in the event he voluntarily terminates his employment within 30 days of a change of control of the Company, he will be entitled to receive cash severance of one year's salary and the continuation of health and medical insurance benefits for a one-year period. The merger would constitute a change of control as defined under the employment agreement.

MERGER FINANCING


     Il Fornaio and BRS estimate that the total amount of funds necessary to complete the merger and related transactions and to pay related fees and expenses, is approximately $93.0 million. These funds are currently expected to come from the following sources:


     - an equity investment in Il Fornaio by Newco, the continuing stockholders and, subject to certain conditions, BancBoston, of approximately $40.0 million, as more fully described below under "-- Equity contribution";

     - borrowings by Il Fornaio from Fleet National Bank, N.A., referred to as Fleet, in an aggregate amount of up to approximately $38.0 million under a senior secured credit facility, as more fully described below under "-- Senior secured credit facility";

     - the issuance by Il Fornaio of approximately $15.0 million in senior subordinated notes to BancBoston as more fully described below under "-- Mezzanine financing"; and

     - approximately $3.0 million of existing cash balances.


     No alternative financing arrangements or alternative financing plans have been made in the event that these financing commitments do not materialize as anticipated. However, under the merger agreement, Newco has agreed that, if any of the financing commitments is terminated or the funds are otherwise not available, Newco will use commercially reasonable efforts to obtain an alternative source of financing on terms no less favorable than those set forth in the financing commitments. If the merger is completed, Il Fornaio and BRS expect that these loans will be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.


     The documentation governing the senior secured credit facility and the mezzanine financing has not yet been finalized and, accordingly, remains subject to change.


     EQUITY CONTRIBUTION. It is expected that approximately $40.0 million of equity financing will be required to complete the merger. The equity portion of the merger financing will be provided by (1) a cash investment by BRS of up to approximately $27.6 million from currently available funds and (2) the investment of approximately $10.4 million of equity by the continuing stockholders. To the extent that the existing or additional continuing stockholders provide more equity financing, BRS will provide less equity financing. In addition, BRS may seek other institutional or qualified individual investors to provide equity financing and, to the extent these other investors provide equity financing, BRS will provide less equity financing. For example, BancBoston, which has issued a commitment letter to provide mezzanine financing as described in "-- Mezzanine financing" below, is expected to purchase common stock and preferred stock of Il Fornaio valued at $2.0 million, on the same terms, of the same class, series or type and in the same proportion as BRS.


     BRS's obligation to provide the equity financing is conditioned upon completion of the merger and funding of the financing contemplated by the merger agreement.

     SENIOR SECURED CREDIT FACILITY. The financing commitment letter for the senior debt from Fleet provides for a senior credit facility in an aggregate amount of up to $50.0 million, including a term loan of $35.0 million and a revolving credit facility of up to $15.0 million (including a letter of credit sublimit of $5.0 million for standby letters of credit). It is currently expected that Il Fornaio will draw approximately $3.1 million under the revolving credit facility at closing. The senior credit facility documentation will contain customary representations and warranties by Il Fornaio. The commitment to provide the senior credit facility is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of Il Fornaio's representations and warranties. The following is a summary of certain of the material conditions to be satisfied in order for Fleet to fund the amounts contemplated by the commitment letter:

     - the absence of any material misstatements in, or omissions from, the materials that have been or are being furnished to Fleet for its review in connection with the merger;

     - the completion of the equity contributions described under "-- Equity contribution" above and the completion of mezzanine financing in the form of $15.0 million in subordinated debt from a party acceptable to Fleet, in each case on terms and conditions acceptable to Fleet;

     - the receipt of the documentation in connection with the merger and the related transactions in form and substance satisfactory to Fleet and the receipt of evidence satisfactory to Fleet that the merger has been completed in all material respects in accordance with the terms of the transaction documents;

     - the satisfaction of Fleet in all respects with its confirmatory legal due diligence investigation of Il Fornaio;

     - the absence of any material adverse change in the assets, business or financial condition of Il Fornaio or in the ability of Il Fornaio to perform its obligations under the terms of the senior credit facility;

     - the absence of any material adverse change in governmental regulation or policy affecting Fleet or Il Fornaio;

     - the absence of any material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the senior credit facility;

     - the satisfaction of Fleet with the capitalization of Newco and Il Fornaio; and

     - the execution by Fleet and Newco of mutually satisfactory final documentation containing customary terms and conditions.

     Fleet and its affiliate involved in syndicating the senior credit facility are entitled to change the structure, terms, pricing, term and/or amounts of any portion of the senior credit facility if Fleet or its affiliate determine that the change is advisable in order to ensure a successful syndication of the senior credit facility or an optimal credit structure for the senior credit facility.


     Borrowings under the senior credit facility will be secured by a perfected first priority security interest in all assets of Newco and Il Fornaio as the surviving corporation, including but not limited to accounts and notes receivable, inventory, equipment, owned real property, licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights, etc.), subject to exceptions to be agreed upon.


     The principal of the term loan will be payable in 24 quarterly installments, commencing June 30, 2001, and the term loan will mature on the sixth anniversary of the closing of the senior credit facility.

     Advances under the revolving credit facility may be borrowed, repaid and reborrowed and letters of credit may be issued thereunder until maturity on the sixth anniversary of the closing of the senior credit facility.

     Interest on the term loan and the revolving credit facility will be calculated as a function of either (1) the prime rate announced by Fleet from time to time or the Federal Funds Rate plus 0.5%, whichever is higher, or (2) the interbank eurodollar rate, plus, initially, 2.25%, in the case of the Fleet prime rate or the Federal Funds Rate calculation, or 3.75%, in the case of the interbank eurodollar rate. The interest rate is subject to reduction based on the leverage of the surviving corporation at various times.

     The commitment to provide the senior credit facility will expire on April 13, 2001 unless that expiration date is extended in accordance with the terms of the commitment letter.


     The senior credit facility is expected to be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.


     MEZZANINE FINANCING. The financing commitment letter for the mezzanine financing from BancBoston provides for $15.0 million in mezzanine indebtedness in the form of senior subordinated notes to be issued by Il Fornaio. The mezzanine debt documentation will contain customary representations and warranties by Il Fornaio. The commitment to provide the mezzanine debt is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of Il Fornaio's representations and warranties. The following is a summary of certain of the material conditions to be satisfied in order for BancBoston to fund the amounts contemplated by the commitment letter:

     - the satisfactory review by BancBoston of the confirmatory legal and accounting due diligence to be conducted on behalf of BRS and of any additional outstanding due diligence to be conducted by BRS;

     - the consummation of the merger no later than April 30, 2001, on terms and conditions satisfactory to BancBoston;

     - the availability of at least $38.0 million of equity financing from BRS and the continuing stockholders, and not more than $50.0 million of senior credit facilities, in each case on terms and conditions satisfactory to BancBoston;

     - the absence of any material environmental problems involving Il Fornaio's assets, of any material adverse change in Il Fornaio's business or financial condition and of any material litigation relating to Il Fornaio, the proposed financing or the merger;

     - the execution of a stockholders' agreement by and among BancBoston and the stockholders of Il Fornaio as the surviving corporation on terms satisfactory to BancBoston;

     - the compliance by Il Fornaio with all legal and regulatory requirements applicable to the merger and the proposed financing; and

     - the execution by BancBoston and Newco of mutually satisfactory final documentation containing customary terms and conditions and the receipt by BancBoston of satisfactory evidence of corporate approvals by all parties to the merger and the proposed financing.

     The mezzanine debt will be senior subordinated obligations of Il Fornaio and will be subordinated only to the senior credit facility and only on terms satisfactory to BancBoston.

     The mezzanine debt will mature on the seventh anniversary of the closing of the mezzanine debt. For the first five years after the closing of the mezzanine debt, interest will be payable at a per annum rate of 13%, payable quarterly in arrears in cash and, thereafter, interest will be payable at a per annum rate equal to the greater of (1) either the prime rate announced by Fleet from time to time or the Federal Funds Rate plus 0.5%, whichever is higher, plus, in either case, 5% and (2) 13%, payable, in either case, quarterly in arrears in cash. Any prepayments on the principal of the mezzanine debt will be subject to a prepayment penalty of 5% of the amount prepaid in the first year following the closing of the mezzanine debt, 4% of the amount prepaid in the second year following the closing of the mezzanine debt and 3% of the amount prepaid in the third year following the closing of the mezzanine debt. After the fourth year following the closing of the mezzanine debt, the mezzanine debt can be prepaid in whole or in part without penalty.

     Holders of the mezzanine debt will receive warrants exercisable to purchase an aggregate of up to a 6% equity interest in Il Fornaio on a fully diluted basis. These warrants will expire on the tenth anniversary of the closing of the mezzanine financing and will be exercisable at a nominal per share price.


     The mezzanine financing is expected to be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.


ESTIMATED FEES AND EXPENSES OF THE MERGER

     Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "The Merger Agreement -- Termination Fee and Expense Reimbursement," Il Fornaio will

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

reimburse Newco for its reasonable out-of-pocket expenses incurred in connection with the merger and proposed financing. Fees and expenses of the merger are estimated at this time to be as follows:


                        DESCRIPTION                           AMOUNT
                        -----------                           -------
Filing fees (Commission and HSR)............................  $63,469
Debt financing fees and expenses............................         *
Legal, accounting and financial advisors' fees and
  expenses..................................................         *
Accounting fees and expenses................................         *
Printing and mailing costs..................................         *
Miscellaneous expenses......................................         *
                                                              -------
  Total.....................................................  $      *
                                                              =======


-------------------------
* To be added by amendment of this proxy statement.

     These expenses will not reduce the merger consideration to be received by Il Fornaio stockholders.

ACCOUNTING TREATMENT OF THE MERGER


     It is expected that the merger will be treated either as a recapitalization or as a purchase for accounting purposes. A recapitalization is a transaction structured to transfer the controlling interest of an operating entity to a new investor, with some owners retaining an ownership interest. A recapitalization would not effect any change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity, and the consideration paid for the shares would be accounted for as a reduction in equity. Alternatively, if the merger were treated as a purchase, the assets and liabilities of Il Fornaio, including intangible assets, would be recorded at their fair market values and included in the financial statements of Il Fornaio. Under purchase accounting, the aggregate merger consideration would be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets acquired would be recorded as goodwill and other intangible assets and would be amortized by charges to operations under accounting principles generally accepted in the United States of America.



FEDERAL REGULATORY MATTERS



     The HSR Act and the rules and regulations promulgated thereunder require that Il Fornaio and the ultimate parent entity of Newco file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. In compliance with the HSR Act, the parties expect to file the necessary forms with the Department of Justice and the Federal Trade Commission in March 2001, and the waiting period will expire 30 days after filing. However, the Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Il Fornaio common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation arrangements, holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. HOLDERS OF IL FORNAIO COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The receipt of cash by holders of Il Fornaio common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of Il Fornaio common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by the holder and the holder's adjusted tax basis in the Il Fornaio common stock. That gain or loss generally will be capital gain or loss if the Il Fornaio common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long-term capital gain or loss if the Il Fornaio common stock has been held by the holder for more than one year. If the Il Fornaio common stock has been held by the holder for less than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.


     It is intended that the exchange of Il Fornaio common stock for Series A, Series B and/or Series C preferred pursuant to the securities purchase and contribution agreement, and the conversion of Series C preferred into Il Fornaio common stock pursuant to the merger agreement, will constitute a recapitalization to the holders of shares of Il Fornaio common stock within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Subject to the assumptions and limitations discussed above, and assuming that the exchange of Il Fornaio common stock for Series A, B and/or C preferred (pursuant to the securities purchase and contribution agreement) and the conversion of Series C preferred into Il Fornaio common stock (pursuant to the merger agreement) qualifies as a Section 368(a)(1)(E) recapitalization, the continuing stockholders who do not receive any cash in exchange for their shares of Il Fornaio common stock should generally not recognize gain or loss, for U.S. federal income tax purposes, in the transaction. The aggregate tax basis of the shares of preferred stock and common stock received by the continuing stockholders in the transaction should equal the aggregate tax basis of the shares of common stock surrendered therefor. Additionally, the holding period of the shares of preferred stock and common stock received by the continuing stockholders in the transaction should include the holding period of the shares of common stock surrendered therefor.



     Continuing stockholders who receive cash in exchange for a portion (but not all) of their shares pursuant to the merger will generally recognize gain (but not loss) to the extent of the lesser of (1) the cash received in connection with the transaction and (2) the total gain realized in connection with the recapitalization of their shares of Il Fornaio common stock for new shares and cash pursuant to the transactions. Any gain recognized in connection with the transaction will be taxed as capital gain from the disposition of shares of Il Fornaio common stock, unless the receipt of cash by the particular stockholder has the "effect of the distribution of a dividend," in which case the gain will be taxed as dividend income not eligible for capital gain treatment. The determination of whether the receipt of cash has the "effect of the distribution of a dividend" is made in light of each particular stockholder's facts and circumstances, with particular emphasis on whether the stockholder has materially reduced his percentage interest in the Company (taking into account shares that may be held by certain related persons and entities) as a result of the transactions. Each continuing stockholder receiving cash in part for shares is urged to consult his tax advisor with respect to the tax consequences of the transaction.



     Even if they hold their shares of Il Fornaio stock as capital assets, the continuing stockholders may nonetheless realize ordinary income upon disposition of the shares of Il Fornaio preferred stock received in connection with the transaction, irrespective of any gain or loss on such shares, if such shares are "306 stock" within the meaning of Internal Revenue Code Section 306. The amount of ordinary income realized upon the disposition of such 306 stock would generally be equal to the stock's ratable share of the amount which would have been a dividend at the time of the exchange of Il Fornaio common stock for Il Fornaio preferred stock if Il Fornaio had distributed cash in an amount equal to the fair market value of such stock at that time. The determination of whether Il Fornaio preferred stock received pursuant to the transaction will constitute Section 306 stock, and whether a disposition of these shares would result in dividend treatment to the stockholder, depends on each particular stockholder's facts and circumstances at the time of the merger and upon disposition of the shares. Each continuing stockholder is urged to consult his tax advisor with respect to the possible
Section 306 consequences of receiving shares of preferred stock in the transaction.



     None of BRS, BRS & Co., BRSE LLC or Il Fornaio will recognize gain or loss solely as a result of the merger.


LITIGATION CHALLENGING THE MERGER


     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Il Fornaio. Named as defendants in each of the complaints are Il Fornaio, members of the Il Fornaio board of directors and BRS. The actions have since been consolidated into a single action. The complaint alleges, among other things, that the proposed merger is unfair and that the Il Fornaio directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Il Fornaio and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The action is at a preliminary stage. No response has been filed, and no trial date has been set. The defendants believe that the claims alleged in this action are without merit and intend to contest them vigorously. There can be no assurance, however, as to the outcome of this lawsuit.


APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, referred to as the "DGCL," any holder of common stock who does not wish to accept $14.00 per share in cash for the holder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder's shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of
Section 262 of the DGCL.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy

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

statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Il Fornaio believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Il Fornaio. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     FILING WRITTEN OBJECTION. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to Il Fornaio a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform Il Fornaio of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless, revoked, be voted in favor of the merger agreement and the merger; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

     The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other

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

distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $14.00 per share by delivering to Il Fornaio a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $14.00 per share.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, Attn.: Peter P. Hausback, Secretary.

     NOTICE BY IL FORNAIO. Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of Il Fornaio who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

     Under the merger agreement, Il Fornaio has agreed to give Newco prompt notice of any demands for appraisal received by Il Fornaio. Newco has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Il Fornaio will not, except with the prior written consent of Newco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time of the merger, any former stockholder of Il Fornaio who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     FILING A PETITION FOR APPRAISAL. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Il Fornaio is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Il Fornaio has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     DETERMINATION OF FAIR VALUE. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $14.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

     The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

     ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

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                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, between Il Fornaio and Newco. This summary is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

THE MERGER

     The merger agreement provides that, at the effective time of the merger, Newco, a wholly owned subsidiary of BRS, will merge with and into Il Fornaio. Upon completion of the merger, Newco will cease to exist and Il Fornaio will continue as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which time is referred to as the effective time. Il Fornaio and Newco have agreed to file the certificate of merger as soon as practicable after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF IL FORNAIO AS THE SURVIVING CORPORATION

     When the merger is completed:

     - the certificate of incorporation of Il Fornaio as in effect immediately prior to the effective time will be the certificate of incorporation of Il Fornaio as the surviving corporation;

     - the bylaws of Newco in effect immediately prior to the effective time will be the bylaws of Il Fornaio as the surviving corporation;

     - the directors of Newco immediately prior to the effective time will become the directors of Il Fornaio as the surviving corporation; and

     - the officers of Il Fornaio immediately prior to the effective will remain the officers of Il Fornaio as the surviving corporation.

CONVERSION OF COMMON STOCK

     At the effective time, each share of Il Fornaio common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $14.00 in cash, without interest, referred to as the merger consideration, except for:

     - 446,963 shares held by the continuing stockholders that will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time that will be canceled without any payment therefor; and

     - shares held by stockholders seeking appraisal rights in accordance with Delaware law.

     At the effective time, each share of capital stock of Newco outstanding immediately before the effective time will be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock of Il Fornaio as the surviving corporation.

PAYMENT FOR SHARES

     At the effective time, Il Fornaio as the surviving corporation will deposit with the paying agent appointed by Newco sufficient funds to pay the merger consideration. Promptly after the effective time, Il Fornaio will cause to be mailed to each holder of record of shares of Il Fornaio common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

     The holder will be entitled to receive $14.00 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer and/or other taxes that may be required to the satisfaction of Il Fornaio as the surviving corporation. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

     Six months following the effective time, Il Fornaio as the surviving corporation will be entitled to require the paying agent to deliver to it any funds, including any interest received with respect thereto, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares outstanding before the effective time will be entitled to look only to the surviving corporation, as general creditors of the surviving corporation, for payment of any claims for merger consideration to which they may be entitled. Neither the surviving corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

     After the effective time, there will be no further transfer on the records of Il Fornaio as the surviving corporation or its transfer agent of certificates representing shares of Il Fornaio common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF OPTIONS


     Immediately prior to the effective time, each outstanding stock option to purchase shares of Il Fornaio common stock will, in effect, become fully vested. Options with an exercise price equal to or greater than $14.00 per share will be canceled at the effective time of the merger without any payment or other consideration. All other options, other than certain options held by the continuing stockholders, will be canceled and each option holder will be entitled to receive a cash payment equal to the difference between $14.00 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value of $4.2 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made by Il Fornaio to Newco, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing and requisite corporate power and authority of Il Fornaio;

     - the capitalization of Il Fornaio;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the absence of certain changes in Il Fornaio's business, capitalization or accounting practices since December 26, 1999;

     - the completeness and accuracy in all material respects of filings made by Il Fornaio with the Commission;

     - the compliance in all material respects of the proxy statement with the Exchange Act and the regulations thereunder and the accuracy in all material respects of the information supplied by Il Fornaio for inclusion in the proxy statement;

     - the absence of any conflicts between the merger agreement and Il Fornaio's certificate of incorporation, bylaws, material agreements, judgments and applicable laws;

     - required consents or approvals;

     - the absence of certain brokerage fees, commissions and certain amounts paid in settlement;

     - the absence of any material claim, suit, action or against Il Fornaio;

     - the absence of material changes since December 26, 1999 in Il Fornaio's benefit plans;

     - certain matters relating to benefit plans and the Employee Retirement Income Security Act of 1974, as amended;

     - compliance with laws related to tax matters;

     - compliance with applicable laws and the adequacy and valid issuance of Il Fornaio's liquor licenses;

     - compliance with laws related to environmental matters;

     - the inapplicability of any state takeover statute;

     - the validity, binding nature and absence of material defaults with respect to contracts of Il Fornaio;

     - the absence of labor disputes and other labor matters;

     - a listing of, and the validity, binding nature and absence of material defaults with respect to, all real property leased by Il Fornaio;

     - the absence of any undisclosed liabilities or obligations;

     - the receipt of a fairness opinion from Evercore;

     - the right to use, and absence of infringement of, intellectual property of Il Fornaio;

     - the effectiveness of insurance policies; and

     - the absence of affiliate transactions.

     The merger agreement also contains various representations and warranties by Newco to Il Fornaio, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing and requisite corporate power and authority of Newco;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the accuracy of the information supplied by Newco for inclusion in the proxy statement;

     - the absence of any conflicts between the merger agreement and Newco's certificate of incorporation, bylaws, agreements, judgments and applicable laws;

     - required consents or approvals;

     - the effectiveness of the financing commitments obtained by Newco for the merger; and

     - the absence of ownership of Il Fornaio common stock by Newco for purposes of Section 203 of the DGCL.

     None of the representations and warranties in the merger agreement will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Il Fornaio is subject to restrictions on its conduct and operations until the merger is completed. In the merger agreement, Il Fornaio has agreed that, prior to the effective time, it will operate its business only in the usual and ordinary course consistent with past practices; use its reasonable best efforts to maintain its business organization, retain its key employees and maintain its business relationships; maintain its properties and assets, supplies and inventories; and use its reasonable best efforts to keep in full force and effect its insurance and bonds. Il Fornaio has also agreed, with limited exceptions, that it will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by
Newco:

     - adopt or amend employee benefit plans or bonuses or increase compensation;

     - declare, set aside or pay any dividends or make any other distributions;

     - redeem or repurchase any outstanding shares of Il Fornaio capital stock or other equity interests;

     - split, combine or reclassify any shares of Il Fornaio capital stock;

     - sell, issue, grant or authorize any shares of Il Fornaio capital stock;

     - acquire or agree to acquire any business or any assets of any other person;

     - sell or dispose of or grant any lien with respect to any of Il Fornaio's material properties or assets;

     - amend its certificate of incorporation or bylaws;

     - effect any change in any accounting methods;

     - incur any additional indebtedness, except pursuant to its outstanding credit line, or make any loans;

     - enter into or amend certain material contracts;

     - pay, settle or otherwise satisfy any claims, liabilities or obligations outside the ordinary course of business;

     - make any tax election except in a manner consistent with past practice;

     - make any capital expenditures for the period from October 1, 2000 until the effective time, except as provided in the merger agreement;

     - make any lease payments except in the ordinary course of business;

     - form any subsidiary or acquire any ownership interest in any entity; or

     - agree to take any of the foregoing actions or any action that would cause any conditions to consummation of the merger to be unsatisfied.

OBTAINING FINANCING

     Newco has agreed that, so long as Il Fornaio is in material compliance with its obligations under the merger agreement, it will use its commercially reasonable efforts to satisfy the requirements of the financing commitments and obtain the financing on the terms set forth in the financing commitments. If any of the financing commitments is terminated or the funds are otherwise not available, Newco will use commercially reasonable efforts to obtain an alternative source of financing on terms no less favorable than those set forth in the financing commitments.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

     Il Fornaio has agreed that, except as described below, until the effective time or the termination of the merger agreement, neither it, nor any of its officers, directors, employees, representatives, agents or affiliates will:

     - initiate, solicit or knowingly encourage, or act with the intention of facilitating, any inquiries or the making or submission of an acquisition proposal, as discussed below;

     - enter into, maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or obtain or induce any person or group to make or submit an acquisition proposal;

     - agree to or endorse any acquisition proposal;

     - assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing; or

     - authorize or permit any of its officers, directors or employees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to take any such action.

     Under the merger agreement, an acquisition proposal is defined as follows:

     - any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Il Fornaio or of any business that contributed or represented 15% or more of the net sales, the net income or the assets of Il Fornaio;

     - any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of Il Fornaio or the filing of a registration statement under the Securities Act in connection therewith;

     - any acquisition of 15% or more of the outstanding shares of capital stock of Il Fornaio or the filing of a registration statement under the Securities Act in connection with such acquisition or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Newco of the merger; or

     - any public announcement by Il Fornaio or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     The board of directors of Il Fornaio, the special committee or Il Fornaio representatives may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited written, bona fide acquisition proposal if:

     - the special committee determines in good faith, by a majority vote after consultation with its financial advisor and independent legal counsel, that such proposal is, or is reasonably likely to lead to, any superior proposal, as discussed below;

     - the special committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the board of directors; and

     - such person or group, prior to the disclosure of any non-public information, enters into a confidentiality agreement with Il Fornaio on terms set forth in the merger agreement.

     Under the merger agreement, a superior proposal is defined as any proposal that is made by a third party to acquire at least 51% of the shares of Il Fornaio common stock then outstanding or all or substantially all of the assets of Il Fornaio, which the special committee determines in good faith:

     - is more favorable to the stockholders of Il Fornaio other than the continuing stockholders from a financial point of view than the transactions contemplated by the merger agreement (including after any adjustments proposed by Newco in response to the acquisition proposal);

     - is not subject to any material contingency, other than contingencies that the other party has reasonably demonstrated its ability to overcome or address; and

     - is reasonably likely to be consummated and is in the best interests of the stockholders of Il Fornaio other than the continuing stockholders.

     Except as expressly permitted by the merger agreement, neither the board of directors of Il Fornaio nor the special committee will (1) approve or recommend an acquisition proposal or (2) cause Il Fornaio to approve an acquisition proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, except if:

     - the acquisition proposal is a superior proposal;

     - the special committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the board of directors;

     - Il Fornaio is not in breach of its no-solicitation covenant in the merger agreement; and

     - in the case of clause (2) above, Il Fornaio pays a termination fee and expense reimbursement to Newco or its designee as described in the merger agreement and Il Fornaio complies with its obligations under the termination provisions of the merger agreement.

     If Il Fornaio receives an acquisition proposal or any inquiry or request for information that could lead to or relate to an acquisition proposal, then Il Fornaio must promptly inform Newco of the identity of the person making the acquisition proposal, inquiry or request and of the material terms of the proposal. Il Fornaio must keep Newco fully informed of the status and details of any acquisition proposal, inquiry or request.

     Subject to compliance with the merger agreement, Il Fornaio or the board of directors of Il Fornaio or the special committee may make any disclosure or statement to Il Fornaio stockholders if it determines in good faith that failure to do so would be inconsistent with the fiduciary duties of the board of directors.

     Il Fornaio may terminate the merger agreement if it receives and accepts a superior proposal from a third party, as discussed in "-- Termination."

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Newco will indemnify and hold harmless each current and former director and officer of Il Fornaio for a period of six years for acts and omissions occurring before or as of the effective time of the merger to the extent provided in the current certificate of incorporation, bylaws or indemnification agreements of Il Fornaio. The merger agreement further provides that for a period of six years after the effective time of the merger, Newco will maintain, if commercially available, Il Fornaio's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current directors and officers of the Company; however, in the event that the cost of this insurance exceeds 200% of the current annual premium, Newco must use reasonable efforts to obtain substantially similar insurance for an amount equal to 200% of the annual premium.

CONDITIONS TO COMPLETING THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of Il Fornaio and Newco to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:


     - holders of at least a majority of Il Fornaio's outstanding common stock must have approved the merger agreement;



     - no statute, rule, regulation, executive order, decree or injunction of any court or governmental entity may prohibit consummation of the merger; and



     - the applicable waiting period under the HSR Act must have expired or terminated.



     CONDITIONS TO NEWCO'S OBLIGATION. The obligation of Newco to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Il Fornaio's representations and warranties in the merger agreement must have been true and correct in all respects, generally, as of the date of the original merger agreement and must be true and correct as of the closing date as if made on the closing date, except for changes specifically contemplated by the merger agreement and disregarding any inaccuracies as of the closing date that, considered individually or collectively, would not reasonably be expected to have a material adverse effect, as discussed below, on Il Fornaio, and provided that if a representation and warranty has a specific date, it need only be true as of that date;

     - Il Fornaio must have performed and complied in all material respects with the agreements and obligations required to be complied with by it under the merger agreement at or prior to the effective time;

     - there must not have occurred any business interruption, damage, destruction or other event that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - there must be no pending or threatened action, proceeding or investigation that relates to the merger to which a governmental entity is a party or that has had or would reasonably be expected to have a material adverse effect on Il Fornaio;

     - Il Fornaio must have obtained any necessary or required governmental or other third-party consents necessary to maintain its liquor licenses and leases following completion of the merger, and Il Fornaio must have obtained any other necessary or required third-party consents required in connection with the merger, except for such other consents that, if not obtained, would not reasonably be expected to have a material adverse effect on Il Fornaio;

     - Newco must have received the proceeds of the financing contemplated in the financing commitments or on terms no less favorable to Newco;

     - construction of specified Il Fornaio restaurants or bakeries that were under construction at the time of the merger agreement must have been completed and opened for business (both of which have now opened);

     - immediately prior to the effective time, Il Fornaio must not have any indebtedness for borrowed money and must have at least $4.4 million in available cash and cash equivalents, as adjusted, as described in the merger agreement;

     - the release by the S.F. investment firm of Il Fornaio, Newco, the surviving corporation and their respective officers, directors and agents from all liabilities, claims and obligations must be in full force and effect;

     - neither Newco nor its lenders or representatives shall have identified any actual or potential material environmental issues; and

     - holders of no more than 10% of Il Fornaio's common stock may have asserted appraisal rights.

     Under the merger agreement, a material adverse effect on Il Fornaio is defined as (1) any adverse change or effect or prospective adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of Il Fornaio, which change or effect is material with any other changes or effects, to Il Fornaio or (2) any event, matter, condition or effect that materially impairs Il Fornaio's ability to perform its obligations under the merger agreement on a timely basis or to consummate the merger, with the following exceptions:

     - any effect or change reflecting general business or economic conditions or affecting the restaurant industry generally; and

     - any Il Fornaio employee resignations as a result of Newco's failing to offer employment to these employees on terms comparable to the terms on which these employees are employed by Il Fornaio on the date of the merger agreement.

     CONDITIONS TO IL FORNAIO'S OBLIGATION. The obligation of Il Fornaio to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - Newco's representations and warranties in the merger agreement must have been true and correct in all material respects, generally, as of the date of the merger agreement and must be true and correct in all material respects as of the closing date as if made on the closing date, provided that if a representation and warranty has a specific date, it need only be true as of that date;

     - Newco must have performed and complied in all material respects with the agreements and obligations required to be performed and complied with by it under the merger agreement at or prior to the effective time; and

     - Newco or Il Fornaio as the surviving corporation must have received $40.0 million in equity financing (including Il Fornaio stock and options exchanged by the continuing stockholders), and Newco or Il Fornaio as the surviving corporation must have received financing on the terms set forth in the financing commitments, on terms and conditions not materially less advantageous to Newco as a whole or on other terms so long as the incurrence of that debt by Newco will not render Il Fornaio as the surviving corporation insolvent.

TERMINATION

     Newco and Il Fornaio may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, either company may terminate the merger agreement if:

     - the merger is not completed on or before May 31, 2001, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any obligation;

     - a court or other governmental entity issues a final order prohibiting the merger, except if the party seeking to terminate the merger agreement has failed to exercise its reasonable efforts to consummate the merger;

     - the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger; or

     - the other party breaches or fails to materially perform any of its representations, warranties or covenants as set forth in the merger agreement and does not cure the breach or failure in the 10-day period following notice of such breach or failure from the terminating party.

     Newco may terminate the merger agreement if any of the following occurs, which are each referred to as a Newco termination event:

     - Il Fornaio's board of directors or any board committee breaches its agreement not to initiate, solicit, knowingly encourage or act to facilitate any acquisition proposals, or to engage in discussions or negotiations with respect to acquisition proposals other than as permitted under the merger agreement;

     - the Il Fornaio board of directors or any board committee recommends to the Company's stockholders approval of an acquisition proposal other than the merger;

     - the Il Fornaio board of directors or any board committee withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco:

     - the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or

     - Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger.

     Il Fornaio may also terminate the merger agreement, by action of the special committee, in the event, referred to as the Il Fornaio termination event, that prior to the special meeting of the stockholders, Il Fornaio receives an acquisition proposal that was not received in violation of the merger agreement and does not materially breach any confidentiality or standstill agreement executed by the third party with respect to the Company, and the special committee:

     - determines that the acquisition proposal is a superior proposal;

     - determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to approve the agreement would be inconsistent with the fiduciary duties of the board of directors;

     - has received a written opinion from its financial advisor that the acquisition proposal is fair from a financial point of view to Il Fornaio stockholders other than the continuing stockholders;

     - provides Newco with written notification of its intent to terminate the merger agreement, which notification identifies the acquisition proposal and includes the form of the proposed agreement for the alternative acquisition proposal; and

     - no earlier than two business days later, provides Newco with written notification of its actual termination of the merger agreement and delivers the termination fee and expenses as described in "-- Termination Fee and Expense Reimbursement" along with Il Fornaio's written acknowledgment that it irrevocably waives any right to contest such payment.

     Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be of no further force or effect. Except as otherwise provided, there will be no liability on the part of Newco or Il Fornaio or their respective representatives, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     If the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

     EXPENSE REIMBURSEMENT. Il Fornaio will reimburse Newco or its designee for its reasonable out-of-pocket fees and expenses actually incurred in connection with the merger and the proposed financing (as described in the merger agreement) if:

     - Il Fornaio terminates the merger agreement in connection with the Il Fornaio termination event;

     - Newco terminates the merger agreement following a Newco termination event;

     - either Il Fornaio or Newco terminates the merger agreement because Il Fornaio stockholder approval is not obtained or the merger is not completed on or before May 31, 2001, unless the failure to timely complete the merger relates to a failure to obtain necessary debt financing, which failure is not attributable to specified issues related to Il Fornaio, including a material adverse change in Il Fornaio's business, financial condition or prospect; or

     - either Il Fornaio or Newco terminates the merger agreement (other than under provisions allowing termination because the merger is not completed on or before May 31, 2001) as a result of Il Fornaio's failure to obtain consents as required under its leases or Newco's failure to obtain necessary debt financing due to a material adverse change in Il Fornaio's business, financial condition or prospects.

     Il Fornaio must pay Newco's expenses prior to or simultaneously with its termination of the merger agreement as set forth in the merger agreement or within five business days of Newco's terminating the merger agreement.

     TERMINATION FEE. In addition to the expense reimbursement, Il Fornaio will pay a termination fee of $2.7 million to Newco or its designee if:

     - Il Fornaio terminates the merger agreement in connection with the Il Fornaio termination event, which payment is due upon termination;

     - Newco terminates the merger agreement because the Il Fornaio board of directors or any board committee breaches its agreement not to initiate, solicit, knowingly encourage or act to facilitate any acquisition proposals or to engage in discussions or negotiations with respect to acquisition proposals, other than as permitted under the merger agreement, which payment is due within five business days of such termination;

     - Newco terminates the merger agreement because the Il Fornaio board of directors or any board committee recommends to the Company's stockholders approval of an acquisition proposal, which payment is due within five business days of such termination; or

     - Il Fornaio receives an acquisition proposal while the merger agreement is in effect and within 12 months following termination of the merger agreement consummates any acquisition proposal, which payment is due within five business days of such consummation, provided that such termination occurs as follows:

       - by either party upon failure to complete the merger on or before May 31, 2001, unless the failure to timely complete the merger relates to either a material adverse change in the Company's business, financial condition or prospects or a failure to obtain necessary debt financing, which failure is not attributable to specified issues related to Il Fornaio, including a material adverse change in Il Fornaio's business, financial condition or prospects;

       - by either party after the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger;

       - by Newco after Il Fornaio's board of directors or any board committee withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco;

       - by Newco after the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or

       - by Newco after Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY IL FORNAIO


     The table below sets forth information, by fiscal quarters, regarding purchases by Il Fornaio of its common stock since September 29, 1998, including the number of shares purchased, the range of prices paid and the average purchase price:



                                                                                        AVERAGE
                                                            NO. OF                      PURCHASE
                          PERIOD                            SHARES      PRICE RANGE      PRICE
                          ------                            -------    -------------    --------
Fourth Quarter 1998.......................................  362,400    $5.30 - $6.11     $5.61
First Quarter 1999........................................       --               --        --
Second Quarter 1999.......................................       --               --        --
Third Quarter 1999........................................       --               --        --
Fourth Quarter 1999.......................................  137,000            $7.18     $7.18
First Quarter 2000........................................       --               --        --
Second Quarter 2000.......................................       --               --        --
Third Quarter 2000........................................       --               --        --
Fourth Quarter 2000.......................................       --               --        --
First Quarter 2001 (through February 23, 2001)............       --               --        --


PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS OF IL FORNAIO


     The table below sets forth information regarding purchases by each of the continuing stockholders of Il Fornaio common stock since September 29, 1998, including the number of shares purchased, the range of prices paid and the average purchase price:



                                                                                           AVERAGE
                                                                NO. OF                     PURCHASE
                NAME                           DATE             SHARES     PRICE RANGE      PRICE
                ----                           ----             ------    -------------    --------
Dean A. Cortopassi..................  February 12 - 16, 1999    60,000    $7.50 - $7.94     $7.66
Laurence B. Mindel..................  April 20, 1999            14,200        $4.40         $4.40
Michael J. Beatrice.................  October 30, 1998           1,729        $6.70         $6.70



RECENT TRANSACTIONS



     Except as set forth below, none of Il Fornaio, its directors or executive officers or Newco has engaged in any transaction with respect to Il Fornaio common stock within 60 days of the date of this proxy statement.



                 NAME                      DATE      SHARES    PRICE PER SHARE     TRANSACTION
                 ----                      ----      ------    ---------------     -----------
Laurence B. Mindel.....................  12/28/00     7,865    Not Applicable     Gift of Shares
Dean A. Cortopassi.....................  12/28/00    80,000    Not Applicable     Gift of Shares



PURCHASES BY BRS & CO., BRSE LLC, BRS AND THEIR RESPECTIVE MEMBERS AND NEWCO AND ITS DIRECTORS AND EXECUTIVE OFFICERS



     Except as disclosed herein, none of BRS & Co., BRSE LLC or BRS, or their respective members, or Newco or its directors and executive officers, has engaged in any transaction with respect to Il Fornaio common stock since September 29, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Il Fornaio common stock as of February 15, 2001 by (1) all those known by Il Fornaio to be beneficial owners of more than 5% of its common stock;
(2) each director; (3) each executive officer; and (4) all executive officers and directors of Il Fornaio as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.



                                                              BENEFICIAL      OWNERSHIP
                                                                NUMBER         PERCENT
                      BENEFICIAL OWNER                        OF SHARES     OF TOTAL(1)(2)
                      ----------------                        ----------    --------------
Eastbourne Capital Management, L.L.C.(3)....................  1,463,100          25.1%
  1101 Fifth Avenue, Suite 1600
  San Rafael, CA 94901
Laurence B. Mindel(4).......................................    733,886          12.5
Michael J. Hislop(5)........................................    534,073           8.4
Peter P. Hausback(5)........................................     13,579             *
Michael J. Beatrice(5)......................................     67,190           1.1
Dean A. Cortopassi(6).......................................    125,294           2.2
W. Scott Hedrick(5).........................................     17,879             *
F. Warren Hellman(7)........................................    143,854           2.5
George B. James.............................................          0             0
Lawrence F. Levy(5).........................................      5,310             *
All executive officers and directors as a group (9
  persons)(8)...............................................  1,641,065          25.2%


-------------------------
 *  Less than one percent.


(1) This table is based on information supplied by officers, directors and principal stockholders of Il Fornaio and on any Schedules 13D or 13G filed with the Commission. On that basis, Il Fornaio believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned except (a) for shares indicated as beneficially owned by any of the continuing stockholders, which are subject to a voting agreement with Newco pursuant to which Newco has been granted an irrevocable proxy to vote the shares in favor of the merger and adoption of the merger agreement and (b) as otherwise indicated in the footnotes to this table and subject to community property laws where applicable. Pursuant to the voting agreement, BRS & Co., BRSE LLC and BRS, and each of their respective members, and Newco may be deemed to beneficially own 1,715,514 shares of Il Fornaio common stock, representing approximately 26.4% of the outstanding Il Fornaio common stock, pursuant to the voting agreement. The business address of BRS & Co., BRSE LLC and BRS, and each of their respective members, and Newco is c/o Bruckmann, Rosser, Sherrill & Co., L.L.C., 126 East 56th Street, 29th Floor, New York, New York 10022.



(2)Applicable percentages are based on 5,827,946 shares outstanding on February 15, 2001, adjusted as required by rules promulgated by the Commission.



(3)Based on Schedule 13D/A filed with the Commission on February 14, 2001. Includes 609,548 shares held by Black Bear Fund I, L.P. and 616,800 shares held by Black Bear Offshore Fund Limited, both of which are advised by Eastbourne Capital Management, L.L.C. Richard Jon Barry is the Managing Member of Eastbourne Capital Management, L.L.C.



(4)Includes 7,195 shares held by the Mindel Family Trust, 9,157 shares held by a Trust created for the benefit of Laurence B. Mindel and his family, and 663,184 shares held by The Mindel Living Trust, of which Mr. Mindel is a trustee. Also includes 54,350 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2001. Excludes an aggregate of 195,944 shares held in trusts for five children of Mr. Mindel, as to which Mr. Mindel is not a trustee and disclaims beneficial ownership.

(5)Includes shares subject to options exercisable within 60 days of February 15, 2001 as follows: 534,073 for Mr. Hislop, 13,579 for Mr. Hausback, 67,190 for Mr. Beatrice, 3,000 for Mr. Hedrick and 3,000 for Mr. Levy.



(6)Includes 57,794 shares held of record by Stanislaus Food Products Company, a California corporation. Mr. Cortopassi is Chief Executive Officer and a principal stockholder of Stanislaus Food Products Company. Includes 60,000 shares held of record by Capecchio Foundation. Mr. Cortopassi is President and a member of the board of directors of Capecchio Foundation. Also includes 7,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2001.



(7)Includes 125,802 shares held of record by FWH Associates, a California limited partnership. Mr. Hellman is a general partner of FWH Associates. Also includes 2,052 shares held of record by Marco H. Hellman Trust "B." Mr. Hellman is a trustee of the Marco H. Hellman Trust "B." Also includes 6,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of February 15, 2001.



(8)Includes information contained in the notes above, as applicable.

                              INDEPENDENT AUDITORS


     Il Fornaio's financial statements as of December 26, 1999 and December 27, 1998, and for each of the years in the three-year period ended December 26, 1999, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 26, 1999. Representatives of Deloitte & Touche LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

                          FUTURE STOCKHOLDER PROPOSALS

     If the merger is completed, there will be no public participation in any future meetings of stockholders of Il Fornaio. However, if the merger is not completed, Il Fornaio stockholders will continue to be entitled to attend and participate in Il Fornaio stockholders' meetings. If the merger is not completed, Il Fornaio will inform its stockholders, by press release or other means determined reasonable by Il Fornaio, of the date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Il Fornaio files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, Il Fornaio has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Il Fornaio. Exhibits (d)(1) through (d)(3) of the Schedule 13E-3 will be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by any Il Fornaio stockholder or a representative of a stockholder as so designated in writing.

     Il Fornaio stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Il Fornaio at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Il Fornaio's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at:
"http://www.sec.gov."

     This proxy statement is being furnished to stockholders together with a copy of Il Fornaio's Annual Report on Form 10-K for the years ended December 26, 1999 and its Quarterly Report on Form 10-Q for the quarter ended September 24, 2000.

     The Commission allows Il Fornaio to "incorporate by reference" information into this proxy statement. This means that Il Fornaio can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Il Fornaio files later with the Commission may update and supersede the information incorporated by reference. Similarly, the information that Il Fornaio later files with the Commission may update and supersede the information in this proxy statement. Il Fornaio incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Il Fornaio also incorporates by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

     - Il Fornaio's Annual Report on Form 10-K for the year ended December 26, 1999;

     - Il Fornaio's Quarterly Report on Form 10-Q for the quarter ended March 26, 2000;

     - Il Fornaio's Quarterly Report on Form 10-Q for the quarter ended June 25, 2000;

     - Il Fornaio's Quarterly Report on Form 10-Q/A for the quarter ended September 24, 2000;

     - Il Fornaio's Current Report on Form 8-K, filed on November 16, 2000; and

     - Il Fornaio's Current Report on Form 8-K, filed on December 4, 2000.


     However, any references in these documents to the Private Securities Litigation Reform Act and "safe harbor" protection for forward-looking statements are specifically not incorporated by reference into this proxy statement.


     Il Fornaio undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925,
Attention: Peter P. Hausback, Secretary (telephone number: (415) 945-0500).

     Document requests from Il Fornaio should be made by             , 2001 in
order to receive them before the special meeting.

     The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Il Fornaio since the date of this proxy statement or that the information herein is correct as of any later date.

     Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Il Fornaio has not authorized anyone to provide information that is different from that contained in this
proxy statement. This proxy statement is dated             , 2001. No assumption
should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN

                        IL FORNAIO (AMERICA) CORPORATION
                                      AND

                          MANHATTAN ACQUISITION CORP.

                         DATED AS OF NOVEMBER 15, 2000

                        AS AMENDED AS OF JANUARY 9, 2001

                               TABLE OF CONTENTS



                                                                                   PAGE
                                                                                   ----
ARTICLE I  THE MERGER............................................................    2
     Section 1.1.    The Merger..................................................    2
     Section 1.2.    Effective Time..............................................    2
     Section 1.3.    Effect of the Merger........................................    2
     Section 1.4.    Certificate of Incorporation; Bylaws........................    2
     Section 1.5.    Directors and Officers......................................    2
     Section 1.6.    Conversion of Securities....................................    3
     Section 1.7.    Adjustments to Prevent Dilution.............................    3
     Section 1.8.    Dissenting Shares...........................................    4
     Section 1.9.    Surrender of Shares.........................................    4
     Section 1.10.   No Further Transfer or Ownership Rights.....................    5
     Section 1.11.   Treatment of Options........................................    5
     Section 1.12.   Closing.....................................................    6
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    6
     Section 2.1.    Organization and Qualification..............................    6
     Section 2.2.    Capitalization..............................................    7
     Section 2.3.    Authority Relative to this Agreement........................    8
     Section 2.4.    Absence of Certain Changes..................................    8
     Section 2.5.    Reports.....................................................    9
     Section 2.6.    Proxy Statement.............................................    9
     Section 2.7.    Consents and Approvals; No Violation........................   10
     Section 2.8.    Brokerage Fees and Commissions..............................   10
     Section 2.9.    Litigation..................................................   11
     Section 2.10.   Absence of Changes in Benefit Plans.........................   11
     Section 2.11.   ERISA Compliance............................................   11
     Section 2.12.   Taxes.......................................................   13
     Section 2.13.   Compliance with Applicable Laws.............................   14
     Section 2.14.   Environmental...............................................   14
     Section 2.15.   State Takeover Statutes.....................................   16
     Section 2.16.   Contracts...................................................   16
     Section 2.17.   Labor Matters...............................................   17
     Section 2.18.   Property....................................................   17
     Section 2.19.   Undisclosed Liabilities.....................................   17
     Section 2.20.   Opinion of Financial Advisors...............................   18
     Section 2.21.   Intellectual Property.......................................   18
     Section 2.22.   Insurance...................................................   19
     Section 2.23.   Affiliate Transactions......................................   19
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF NEWCO.............................   19
     Section 3.1.    Organization and Qualification..............................   19
     Section 3.2.    Authority Relative to this Agreement........................   19
     Section 3.3.    Proxy Statement.............................................   19
     Section 3.4.    Consents and Approvals; No Violation........................   19
     Section 3.5.    Financing Commitments.......................................   20
     Section 3.6.    Ownership of Company Stock..................................   20

                                                                                   PAGE
                                                                                   ----
ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER...............................   20
     Section 4.1.    Conduct of Business of the Company Pending the Merger.......   20
     Section 4.2.    Prohibited Actions by the Company...........................   21
ARTICLE V  COVENANTS AND ADDITIONAL AGREEMENTS...................................   23
     Section 5.1.    No Solicitation.............................................   23
     Section 5.2.    Access to Information.......................................   24
     Section 5.3.    Confidentiality Agreement...................................   25
     Section 5.4.    Reasonable Efforts..........................................   25
     Section 5.5.    Indemnification of Directors and Officers...................   26
     Section 5.6.    Event Notices and Other Actions.............................   26
     Section 5.7.    Third Party Standstill Agreements...........................   27
     Section 5.8.    Employee Stock Options; Employee Plans and Benefits and
                     Employment Contracts........................................   27
     Section 5.9.    Meeting of the Company's Stockholders.......................   28
     Section 5.10.   Proxy Statement.............................................   28
     Section 5.11.   Public Announcements........................................   29
     Section 5.12.   Stockholder Litigation......................................   29
     Section 5.13.   FIRPTA......................................................   29
     Section 5.14.   Alternative Financing; Disclosure...........................   29
     Section 5.15.   HSR Act.....................................................   30
ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER.............................   30
     Section 6.1.    Conditions to Each Party's Obligation to Effect the
                     Merger......................................................   30
     Section 6.2.    Conditions to Obligations of Newco to Effect the Merger.....   30
     Section 6.3.    Conditions to the Obligations of the Company................   32
ARTICLE VII  TERMINATION; AMENDMENT; WAIVER......................................   32
     Section 7.1.    Termination.................................................   32
     Section 7.2.    Effect of Termination.......................................   34
     Section 7.3.    Fees and Expenses...........................................   34
     Section 7.4.    Amendment...................................................   35
     Section 7.5.    Extension; Waiver...........................................   35
ARTICLE VIII  MISCELLANEOUS......................................................   35
     Section 8.1.    Non-Survival of Representations and Warranties..............   35
     Section 8.2.    Enforcement of the Agreement................................   35
     Section 8.3.    Severability................................................   36
     Section 8.4.    Notices.....................................................   36
     Section 8.5.    Failure or Indulgence Not Waiver; Remedies Cumulative.......   37
     Section 8.6.    Governing Law...............................................   37
     Section 8.7.    Descriptive Headings........................................   37
     Section 8.8.    Parties in Interest.........................................   37
     Section 8.9.    Counterparts................................................   37
     Section 8.10.   Certain Definitions.........................................   37
     Section 8.11.   Interpretation..............................................   38
     Section 8.12.   Entire Agreement; Assignment................................   38
     Section 8.13.   Disclaimers.................................................   39

                                 DEFINED TERMS


                                                              PAGE
                                                              ----
1988 Option Plan............................................    5
1991 Option Plan............................................    5
1992 Directors Plan.........................................    5
1997 Directors Plan.........................................    5
1997 Incentive Plan.........................................    5
1997 Purchase Plan..........................................    7
Acquisition Agreement.......................................   23
Acquisition Proposal........................................   24
affiliate...................................................   37
Agreement...................................................    1
Alternative Transaction.....................................   34
beneficial owner............................................   37
Benefit Plans...............................................   11
business day................................................   37
Bylaws......................................................    2
Cash and Cash Equivalents...................................   31
Cash Merger Consideration...................................    3
Cash Payments...............................................    5
Certificate of Incorporation................................    2
Certificate of Merger.......................................    2
Certificates................................................    4
Closing.....................................................    6
Closing Date................................................    6
Code........................................................   11
Company.....................................................    1
Company Common Stock........................................    3
Company Disclosure Schedule.................................    6
Company Preferred Stock.....................................    7
Company Restaurant..........................................   14
Company SEC Documents.......................................    9
Company Stock Option Plans..................................    5
Company Stockholder Approval................................    8
Confidentiality Agreement...................................   25
Contract....................................................   16
control.....................................................   37
D&O Insurance...............................................   26
DGCL........................................................    1
Dissenting Shares...........................................    4
Dissenting Stockholder......................................    4
Effective Time..............................................    2
Environmental Claim.........................................   16
Environmental Laws..........................................   15
Environmental Liabilities...................................   16
Environmental Permit........................................   14
ERISA.......................................................   11
ERISA Affiliate.............................................   11
Exchange Act................................................    8
Expense Reimbursement.......................................   34
Filed Company SEC Documents.................................    8
Financing Commitments.......................................   20
Governmental Entity.........................................   10
group.......................................................   38

                                                              PAGE
                                                              ----
Hazardous Materials.........................................   15
HSR Act.....................................................   10
IFAC........................................................   10
Intellectual Property.......................................   18
IRS.........................................................   11
JH&C Group..................................................   10
JH&Co.......................................................   10
Leases......................................................   17
Licenses....................................................   10
Liens.......................................................   10
Liquor Licenses.............................................   14
Management..................................................   15
Material Adverse Effect.....................................   38
Material Business...........................................   24
Merger......................................................    1
Merger Consideration........................................    3
Newco.......................................................    1
Option......................................................    5
Paying Agent................................................    4
Pension Plan................................................   12
Permits.....................................................   14
Permitted Liens.............................................   17
person......................................................   38
Proxy Statement.............................................    9
Releases....................................................   15
Rollover Group..............................................    1
SARs........................................................    7
Schedule 13E-3..............................................    9
SEC.........................................................    9
Securities Act..............................................    8
Securities Purchase and Voting Agreement....................    1
Series A Company Preferred Stock............................    2
Series A Surviving Corporation Preferred Stock..............    3
Series B Company Preferred Stock............................    2
Series B Surviving Corporation Preferred Stock..............    3
Series C Company Preferred Stock............................    2
Settlement Agreement........................................   10
Settlement Fee..............................................   10
Special Committee...........................................    1
Special Committee Financial Advisor.........................    1
Stockholder Meeting.........................................   28
Subsidiary..................................................    6
Superior Proposal...........................................   24
Surviving Corporation.......................................    2
Surviving Corporation Common Stock..........................    3
Tax Returns.................................................   14
Taxes.......................................................   14
Termination Fee.............................................   34
TRAC Agreement..............................................   14
Transactions................................................    8
Voting Agreement............................................    1
Voting Company Debt.........................................    7
WARN........................................................   13

                          AGREEMENT AND PLAN OF MERGER

     THIS IS AN AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2000, as amended as of January 9, 2001 (as so amended, this "Agreement") between Manhattan Acquisition Corp., a Delaware corporation ("Newco"), and Il Fornaio (America) Corporation, a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Boards of Directors of the Company and Newco have each determined that it is in the best interests of their respective stockholders for Newco to be merged with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement (the "Merger"). The parties to this Agreement entered into the original Agreement and Plan of Merger dated as of November 15, 2000 (the "Original Agreement"), and desire to add certain additional terms and provisions applying to the Merger.

     B. Pursuant to a Securities Purchase and Contribution Agreement, dated as of November 15, 2000, among the beneficial and record stockholders of the Company set forth on Exhibit A to the Original Agreement and Newco (the "Original Securities Purchase Agreement"), and subject to the terms and conditions thereof, (i) the stockholders comprising the Rollover Group described therein have agreed to receive or retain securities of the Surviving Corporation (as defined in Section 1.1) upon consummation of the Merger and (ii) Bruckmann, Rosser, Sherrill & Co. II, L.P. has agreed to purchase securities of Newco for cash immediately prior to the consummation of the Merger. The parties to the Original Securities Purchase Agreement, contemporaneously with the execution of this Agreement, are amending the Original Securities Purchase Agreement (as so amended, the "Securities Purchase Agreement") to add another individual to the Rollover Group described therein (as so augmented and reflected in Exhibit A to this Agreement, the "Rollover Group") and agree more specifically on the manner in which the transactions contemplated thereby are to be carried out. It is understood and agreed that Newco will have the right to further amend Exhibit A to this Agreement by written notice delivered to the Company after the date hereof to add additional stockholders of the Company or holders of options to purchase shares of the Company's capital stock to such Exhibit, whereupon such stockholders or optionholders will be deemed to be members of the Rollover Group for all purposes hereof.

     C. Newco has obtained the Financing Commitments referred to in Section 3.5 of this Agreement.


     D. Pursuant to a Voting Agreement, dated as of November 15, 2000, among the Rollover Group and Newco (the "Original Voting Agreement"), the then-current members of the Rollover Group have agreed, among other things, to vote any shares of capital stock or other securities of the Company entitled to vote in respect of the Merger in favor of the Merger. The parties to the Original Voting Agreement, contemporaneously with the execution of this Agreement, are amending the Original Voting Agreement (as so amended, the "Voting Agreement"), to add additional parties subject to such agreement.


     E. The approval of the Board of Directors of the Company referred to above is based upon the unanimous recommendation of a special committee (the "Special Committee") of the Board of Directors of the Company comprised solely of directors of the Company who are not employees of the Company and are not affiliated with any stockholder which is party to the Securities Purchase Agreement or the Voting Agreement, which Special Committee has approved this Agreement (and, solely for purposes of Section 203 of the DGCL, the Voting Agreement and the Securities Purchase Agreement) and has determined, after consultation with its independent financial advisor (the "Special Committee Financial Advisor"), that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such shares and to recommend that the holders of shares of Company Common Stock approve the Merger and adopt this Agreement.

     F. It is Newco's intent that the transactions contemplated hereby be recorded as a recapitalization for financial reporting purposes.

                                     TERMS

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Newco and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and continue its existence under the laws of the State of Delaware.

     SECTION 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Certificate of Merger will provide that the Merger will become effective immediately upon the filing of the Certificate of Merger with such Secretary of State in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the "Effective Time."

     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the DGCL. Without limiting the foregoing, all the property, rights, privileges, powers and franchises of the Company and Newco shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4. Certificate of Incorporation; Bylaws.

     (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended as provided therein or by applicable law, except that the Certificate of Incorporation may, at Newco's option, be amended after the Effective Time as determined by Newco in its discretion. The Company will, not less than one business day prior to the Effective Time, file a certificate of designations with the Delaware Secretary of State pursuant to the second paragraph of Article IV of its certificate of incorporation to create three series of preferred stock, par value $.001 per share, of the Company, having the rights, designations and preferences set forth in Schedule VI of the Securities Purchase Agreement and, immediately prior to the Effective Time, will issue such shares to members of the Rollover Group in such amounts, for such consideration and on such other terms as are set forth in the Securities Purchase Agreement. The three series of preferred stock of the Company to be so created are referred to herein as "Series A Company Preferred Stock," "Series B Company Preferred Stock" and "Series C Company Preferred Stock," respectively.

     (b) The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

     SECTION 1.5. Directors and Officers.

     (a) The directors of Newco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and

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

qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

     (b) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

     SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holders of any of the following securities:

          (a) Each share of common stock of the Company, par value $.001 per share ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.8(a)) and (ii) shares of Company Common Stock cancelled pursuant to
     Section 1.6(c)) shall be converted into and represent the right to receive $14.00 in cash (the "Cash Merger Consideration"), without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 1.9, less any required withholding taxes.

          (b) Each share of capital stock of Newco, par value $.001 per share, issued and outstanding immediately before the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock of the Surviving Corporation, par value $.001 per share. From and after the Effective Time, each outstanding certificate theretofore representing shares of capital stock of Newco shall be deemed for all purposes to evidence ownership and to represent the same number of shares of the same class and series of capital stock of the Surviving Corporation.

          (c) Each share of Company Common Stock held in the treasury of the Company or held by any subsidiary of the Company, and each share of Company Common Stock held by Newco immediately before the Effective Time, shall be cancelled and cease to exist, and no payment shall be made with respect thereto.

          (d) Each share of Series A Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series A Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall not be affected by the Merger and shall remain outstanding as one share of Series A Cumulative Compounding Preferred Stock, par value $.001 per share ("Series A Surviving Corporation Preferred Stock"), of the Surviving Corporation.

          (e) Each share of Series B Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series B Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall not be affected by the Merger and shall remain outstanding as one share of Series B Cumulative Compounding Preferred Stock, par value $.001 per share ("Series B Surviving Corporation Preferred Stock"), of the Surviving Corporation.


          (f) Each share of Series C Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series C Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall be converted into one share of Common Stock, par value $.001 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation.


          (g) The Cash Merger Consideration and the shares of Series A Surviving Corporation Preferred Stock, Series B Surviving Corporation Preferred Stock and Surviving Corporation Common Stock to be delivered as merger consideration under paragraphs (d), (e) and (f) above, are collectively referred to herein as the "Merger Consideration."

     SECTION 1.7. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of capital stock of the Company or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, but not in respect of the amendment to the Company's certificate of incorporation expressly contemplated by Section 1.4(a), the Merger Consideration shall be equitably adjusted.

     SECTION 1.8. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, any issued and outstanding shares of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock or Series C Company Preferred Stock ("Dissenting Shares") held by a Dissenting Stockholder (as defined below) shall not be converted into the Merger Consideration but shall be converted into or represent the right to receive only such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 and the other applicable provisions of the DGCL; provided, however, that each share of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock and Series C Company Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses or fails to perfect his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. As used in this Agreement, the term "Dissenting Stockholder" means any record holder or beneficial owner of shares of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock or Series C Company Preferred Stock who complies with all provisions of the DGCL concerning the right of holders of such stock to dissent from the Merger and obtain fair value for their shares.

     (b) The Company shall give Newco (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Newco, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     SECTION 1.9. Surrender of Shares.

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 2.6), Newco shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Cash Merger Consideration. At the Effective Time, the Surviving Corporation shall deposit with the Paying Agent for the benefit of former holders of shares of Company Common Stock sufficient funds to make payments of the Cash Merger Consideration on all shares of Company Common Stock to be converted into cash under Section 1.6(a). Such funds shall be invested by the Paying Agent in prime money market obligations selected by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or as it directs.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Cash Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Cash Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Cash Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such

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

exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Cash Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Cash Merger Consideration.

     (c) At any time following the date six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which shall have been deposited with the Paying Agent and which shall have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Cash Merger Consideration to which such holders may be entitled.

     (d) Notwithstanding the provisions of Section 1.9(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Cash Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 2.11), or any provision of any applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Surviving Corporation and paid by the Surviving Corporation to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

     SECTION 1.10. No Further Transfer or Ownership Rights. After the Effective Time, there shall be no further transfer on the records of the Company (or the Surviving Corporation) or its transfer agent of Certificates representing shares of Company Common Stock (or Series C Company Preferred Stock), and if such Certificates (or any certificates representing shares of Series C Company Preferred Stock) are presented to the Company (or the Surviving Corporation) for transfer, they shall be cancelled. From and after the Effective Time, the holders of certificates evidencing ownership of shares of capital stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of certificates representing shares of capital stock of the Company in accordance with the terms of this Article I shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of capital stock of the Company exchanged for Merger Consideration theretofore represented by such certificates.

     SECTION 1.11. Treatment of Options. Prior to the Effective Time, the Board of Directors of the Company (and/or, if appropriate, the Special Committee) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding stock option (each, an "Option") heretofore granted under the Company's 1997 Equity Incentive Plan, as amended (the "1997 Incentive Plan"), the Company's 1997 Non-Employee Directors' Stock Option Plan, as amended (the "1997 Directors Plan"), the Company's 1992 Non-Employees Directors' Stock Option Plan, as amended (the "1992 Directors Plan"), and each of the Company's 1991 Incentive Stock Option Plan, as amended (the "1991 Option Plan"), and the Company's 1988 Stock Option Plan, as amended (the "1988 Option Plan") (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable, shall, at the Effective Time, be cancelled, and each holder thereof shall be entitled to receive a payment in cash as provided in
Section 5.8 hereof, if any (subject to any applicable withholding taxes, the "Cash Payment"), it being understood that a portion of the Options held by members of the Rollover Group will be cancelled in exchange for substitute options to purchase shares of capital stock of the Surviving Corporation, as

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

contemplated by the Securities Purchase Agreement. As provided herein, unless otherwise determined by Newco, the Company Stock Option Plans (and any feature of any other Benefit Plan (as defined in Section 2.11) or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company) shall terminate as of the Effective Time. The Company shall take all steps necessary to ensure that, after the date of the Original Agreement, the Company will not issue any Options or other options, warrants, rights or agreements which would entitle any person to acquire any capital stock of the Company or, except as otherwise provided in this Section
1.11 or in Section 5.8 (or in connection with the Securities Purchase Agreement), to receive any payment in respect thereof and, except as otherwise provided above, to cause such Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof as provided herein.

     SECTION 1.12. Closing. Immediately prior to the Effective Time, a closing for the transactions contemplated hereby (the "Closing") will be held at the offices of Dechert, 30 Rockefeller Plaza, New York, NY 10112, unless another place is agreed in writing by Newco and the Company. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The date such Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Newco that the statements contained in this Article II were true and correct as of the date of the Original Agreement (or, in the case of Section 2.6, will be true at the respective dates stated therein), with references to "this Agreement" referring to the Original Agreement and "the date hereof" and "the date of this Agreement" referring to the date of the Original Agreement, it being understood such representations and warranties must be read in conjunction with, and are subject to the exceptions set forth in, the disclosure schedule delivered by the Company to Newco on or before the date of the Original Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered Sections contained in this Article II, and the disclosures in any Section, including appropriate cross references, shall qualify only the corresponding Section in this Article II; provided, however, that disclosure of a matter in one Section of the Company Disclosure Schedule shall be deemed incorporated into any other Section of the Company Disclosure Schedule where the relevance of the incorporation is reasonably apparent from the disclosure of the matter then appearing in the Section where it is disclosed. In addition, the Company represents and warrants to Newco that the statements contained in Sections 2.1, 2.3, 2.7 and 2.15 are true and correct as of the date of this Agreement, with references to "this Agreement" referring to this Agreement. Subject to the foregoing, the Company hereby represents and warrants to Newco as follows:

     SECTION 2.1. Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in each state where the character of the properties owned or leased by it or the nature of its activities makes such qualification or licensing necessary, and possesses all governmental franchises and Permits (as defined in Section 2.13), except where the failure to be so qualified or in good standing or to possess such franchises and Permits has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.10) on the Company.

     (b) The Company has no Subsidiaries. As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have the majority of the voting interest in such partnership) or (ii) at least a majority of

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

the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Except as set forth on Section 2.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

     (c) The Company has delivered to Newco complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of the Original Agreement.

     SECTION 2.2. Capitalization.

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). As of the date hereof, 5,811,551 shares of Company Common Stock are issued and outstanding, and no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, 190,486 shares of Company Common Stock are reserved for future issuance under the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). As of the date hereof, Options to purchase 1,541,634 shares of Company Common Stock are issued and outstanding under the 1997 Incentive Plan, Options to purchase 34,500 shares of Company Common Stock are issued and outstanding under the 1997 Directors Plan and Options to purchase 16,000 shares of Company Common Stock are issued and outstanding under the 1992 Directors Plan. Except for the Options referred to in the preceding sentence, no Options are issued or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. The shares of Company Common Stock referred to above that are reserved for issuance, consisting of the shares reserved under the 1997 Purchase Plan, and the 1,592,134 shares of Company Common Stock reserved for issuance for outstanding Options, have not been issued and will not be issued prior to the Effective Time, and no commitment has been or will be made for their issuance, other than (in the case of both preceding clauses) pursuant to the exercise of the Options described above that are issued and outstanding under the Company Stock Option Plans as of the date of this Agreement. At the Effective Time, except as otherwise provided in Section 1.11 hereof, each Option shall be cancelled, and the holder thereof shall not be entitled to receive any consideration therefor other than the cash payments, if any, provided by Section 1.11 and Section 5.8 of this Agreement (or, in the case of the Rollover Group, the consideration received under the Securities Purchase Agreement). Section 2.2(a) of the Company Disclosure Schedule sets forth the exercise prices and number of shares of Company Common Stock in respect of outstanding Options under the Company Stock Option Plans. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth above in this Section 2.2(a), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights ("SARs"), stock-based performance units, commitments, agreements, arrangements or undertakings of any kind (including any stockholder rights plan) to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company. The Company does not have outstanding any loans to any person in respect of the purchase of securities issued by the Company.

     (b) There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments or understandings of any character to which the Company is bound with respect to the voting of any shares of capital stock of the Company or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act").

     SECTION 2.3.  Authority Relative to this Agreement.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby (the "Transactions") (subject to the Company Stockholder Approval (as defined below) with respect to the Merger). The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Special Committee), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Newco, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Based in part on the representation set forth in Section 3.6, the only vote of holders of any class or series of capital stock of the Company necessary under applicable law or stock exchange (or similar self regulatory organization) regulations to adopt or approve this Agreement and the Merger is the adoption and approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Stockholder Meeting (as defined in Section 5.9) entitled to vote on the Merger, voting together as a single class, with each share of Company Common Stock entitled to one vote per share (the "Company Stockholder Approval"). No vote of the holders of any capital stock or other securities of the Company is necessary to consummate any of the Transactions other than as set forth in the preceding sentence.

     (c) Consummation of the Transactions (including the transactions contemplated by Sections 1.11 and 5.8 hereof) does not conflict with or violate the provisions of any Company Stock Option Plan or any option agreement evidencing the grant of any Options.

     SECTION 2.4. Absence of Certain Changes. Except as disclosed in the Company's filings and reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or as set forth in Section
2.4 of the Company Disclosure Schedule, since December 26, 1999, the Company has conducted its business only in the ordinary course, and during such period there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Filed Company SEC Documents or as set forth in Section 2.4 of the Company Disclosure Schedule, since December 26, 1999 there has not been
(a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any capital stock of the Company; (b) any entry into any agreement, commitment or transaction by the Company which is material to the Company, except agreements, commitments or transactions in the ordinary course of business, consistent with prior practice; (c) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or of any other equity interests in the Company; (d)(i) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (ii) any granting by the Company to any such officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (iii) any entry by the Company into any employment, severance or termination agreement with any such officer or director; (e) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company; or (f) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as may have been required by a change in generally accepted accounting principles.

     SECTION 2.5. Reports.

     (a) Since September 24, 1997, the Company has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of the Company included in the Company SEC Documents (including the notes thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with generally accepted accounting principles the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnote disclosure and normal year-end adjustments).

     SECTION 2.6. Proxy Statement. At the time the Proxy Statement is mailed, the Proxy Statement (as defined below) will comply as to form in all material respects with the Exchange Act and the regulations thereunder, except that no representation is being made by the Company with respect to information supplied in writing by or on behalf of Newco specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company is not making any representation or warranty as to any of the information relating to and supplied in writing by or on behalf of Newco specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders of the Company in connection with the Merger, and the Schedule 14A and the
Schedule 13E-3 filing required under the rules and regulations of the SEC in connection with the Transactions (the "Schedule 13E-3") and any other schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement."

     SECTION 2.7. Consents and Approvals; No Violation. Subject to obtaining the Company Stockholder Approval and the taking of the actions described in the immediately succeeding sentence, the execution, delivery and performance of this Agreement do not, and the consummation of the Transactions (including the changes in ownership of the shares of Company Common Stock or the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the material properties or assets of the Company under, or result in the termination or modification (including in the amount, nature or timing of lease payments) of, or require that any consent be obtained or any notice be given with respect to
(a) the Certificate of Incorporation or Bylaws of the Company, as currently in effect, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, instrument, Contract or Permit applicable to the Company or any of its properties or assets, (c) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its properties or assets, (d) any license, sublicense, consent or other agreement (whether written or otherwise) pertaining to Intellectual Property (as defined in Section 2.21) used by the Company in the conduct of its business, and by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property (the "Licenses"), other than, in the case of clauses (b), (c) or (d), any such conflicts, violations, defaults, modifications, rights, Liens, losses of a material benefit, consents or notices that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or, to the Company's knowledge, local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 13E-3 and (y) the Proxy Statement relating to the approval by the Company's stockholders of this Agreement, (iii) the filing of the Certificate of Merger pursuant to the DGCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 2.8. Brokerage Fees and Commissions.

     (a) Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the Transactions, except for the Special Committee Financial Advisor, or obligated the Company to pay any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the Transactions, except for fees payable to the Special Committee Financial Advisor. The amount of such fees payable to the Special Committee Financial Advisor and the terms related thereto have been previously and accurately disclosed in writing to Newco and a correct and complete copy of the engagement letter between the Special Committee Financial Advisor and the Company with respect to the Transactions has been provided by the Company to Newco.

     (b) The Company and certain members of the Rollover Group named therein have entered into a Mutual Release and Settlement of Claims, dated as of November 15, 2000, with Jesse Hansen & Co., a California corporation ("JH&Co."), William Jesse and John C. Hansen (collectively, the "JH&C Group"), Il Fornaio Acquisition Corp., a Delaware corporation ("IFAC"), and Newco (the "Settlement Agreement"), a true and complete copy of which has been delivered to Newco, whereby, among other things, the Company and the members of the Rollover Group named therein will pay to JH&C an amount not to exceed $611,627 (the "Settlement Fee") and JH&C will release the Company, IFAC, the members of the Rollover Group named therein and Newco, and their respective parents, subsidiaries and affiliates and all of such parties' directors, officers, agents and other related person from all liabilities, claims and obligations under each of (i) the Advisory Engagement Letter, dated as of August 8, 2000, between JH&Co and IFAC and (ii) the Project Engagement Letter, dated as of August 9, 2000, between JH&Co. and IFAC. There is no obligation or liability of the Company to JH&C except the obligation to pay the Settlement Fee, nor has the Company paid any other amount or consideration to JH&C prior to the date hereof, nor will the Company pay any amount or consideration to JH&C after the date hereof other than the Settlement Fee.

     SECTION 2.9. Litigation. Except as specifically disclosed in the Filed Company SEC Documents and as set forth in Section 2.9 of the Company Disclosure Schedule, there is no claim, suit, action or proceeding (including arbitration proceedings) pending or, to the knowledge of the Company, threatened against the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 2.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or as required by applicable law, since December 26, 1999, there has not been any adoption or amendment in any material respect by the Company of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or for which the Company is liable. Except as disclosed in the Filed Company SEC Documents or Section 2.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former officer or director or employee of the Company.

     SECTION 2.11. ERISA Compliance.

     (a) Section 2.11(a) of the Company Disclosure Schedule sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or with respect to which the Company has any liability (collectively, the "Benefit Plans"). As applicable with respect to each Benefit Plan, the Company has delivered to Newco, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports, and
(vii) all records, notices and filing concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of
Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

     (b) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate is or would reasonably be expected to be subject to any liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign, other than any condition or set of circumstances that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur any liability in respect of any employee benefit plan maintained by an ERISA Affiliate but not included within the term "Benefit Plan" or by any person other than the Company or any ERISA Affiliate, which liability has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Neither the Company nor any ERISA Affiliate has, at any time since January 1, 1994 (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code sec. 412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA sec. 4201 to, any multiemployer plan as defined in ERISA sec. 3(37).

     (d) To the knowledge of the Company, the Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. All Pension Plans have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of the Company, is there any reason for such revocation, nor, to the knowledge of the Company, has any Pension Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect which would adversely affect its qualification.

     (e) Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not (i) require the Company or any ERISA Affiliate to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or any other program, agreement, policy or arrangement or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any other program, agreement, policy or arrangement.

     (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is a party to or is bound by any severance agreement, program or policy.

     (g) Except as set forth in Section 2.11(g) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than
(i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate is contractually obligated to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

     (h) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (ii) to the knowledge of the Company, each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(l) of the Code, complies in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated as to future benefit accruals without material liability to the Company or any ERISA Affiliate on or at any time after the Effective Time.

     (i) There are no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, or any ERISA Affiliate for the benefit of any employee of the Company, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, maintained outside the jurisdiction of the United States.

     (j) The Company has not incurred any material liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. The Company has not given, and has not been required to give, any notice under WARN within 90 days prior to the date hereof.

     (k) There is no contract, agreement, Benefit Plan or other arrangement covering any employee or former employee of the Company that could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

     SECTION 2.12. Taxes.

     (a) All federal income Tax Returns and all other material Tax Returns (as defined herein) that are required to be filed by or with respect to the Company have been timely filed, and reflect bona fide Tax reporting positions. All Taxes that are shown therein as due have been paid in full, and there are no positions taken on such Tax Returns with respect to any material issue that could result in the Company being subject to penalties under Section 6662 of the Code. The most recent financial statements contained in the Filed Company SEC Documents reflect a reserve for all Taxes of the Company for all taxable periods and portions thereof through the date of such financial statements which is adequate under generally accepted accounting principles applied consistently with the accounting principles used to prepare the financial statements contained in the Filed Company SEC Documents, and to the Company's knowledge, nothing has occurred since the date of the financial statements that would cause the reserve to be inadequate under generally accepted accounting principles applied consistently with the financial statements included in the Company SEC Reports.

     (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, no material Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company.

     (c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return.

     (d) Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, there is no material issue raised or claim against the Company for any Taxes, and no assessments, deficiency or adjustment has been asserted or proposed with respect to any Tax Return and no material issues relating to Taxes were raised in writing by a taxing authority in a completed audit or examination that, in each case, would reasonably be expected to result in an assessment, deficiency, or adjustment for a later taxable period.

     (e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, since January 1, 1994, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.

     (f) There are no material Liens for Taxes on the assets of the Company other than the Lien of property taxes not delinquent.

     (g) Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, the Company is not bound by any tax sharing, tax indemnity or similar agreement with respect to Taxes.

     (h) The Company is in substantial compliance with the Tip Reporting Alternative Commitment Agreement (the "TRAC Agreement") executed by the Company and the Internal Revenue Service in 1996. The TRAC Agreement governs the reporting, withholding, payment of employment Taxes and filing of Tax Returns with respect to tips received by the Company's employees.

     (i) No record owner of shares of Company Common Stock is, to the Company's knowledge, a non-resident alien individual or foreign corporation (within the meaning of Section 897(a)(i) of the Code) that has held more than 5% of the Company Common Stock at any time during the five-year period ending on the date of the Original Agreement.

     As used herein, "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company, and "Taxes" shall mean (i) all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities of any kind whatsoever, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof; (ii) liability of the Company or any fiduciary for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined consolidated or unitary group for any taxable period; and (iii) liability of the Company for the payment of any amounts of the type described in clauses (i) or
(ii) as a result of any express or implied obligation to indemnify any other person.

     SECTION 2.13. Compliance with Applicable Laws.

     (a) To the Company's knowledge, the Company has in effect all licenses, franchises, permits and other governmental authorizations (including Environmental Permits) ("Permits") necessary to conduct its business and the Company is not in violation of any such license, franchise, permit or other governmental authorization, or any statute, law, ordinance, rule or regulation applicable to it or any of its properties, except, in each case, where the failure to have any such license, franchise, permit or other governmental authorization, or the existence of any such violation, has not had and could not reasonably be expected to have a Material Adverse Effect.

     (b) Section 2.13(b) of the Company Disclosure Schedule contains a list of all liquor licenses, including beer and wine licenses, held by the Company in connection with the operation of each restaurant or bakery owned or operated by the Company (each, a "Company Restaurant"), along with the address of each such Company Restaurant (the "Liquor Licenses"). To the extent required by applicable law or regulation, each Company Restaurant currently in operation possesses a liquor license. The Company has no reason to believe that it will not be able to obtain liquor licenses for restaurants currently being brought into operation identified in Section 2.13(b) of the Company Disclosure Schedule. Each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the Company Restaurant for which it is issued. The Company has not received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto. During the past three years, there have been no such proceedings relating to any of the Liquor Licenses. With regard to the Liquor Licenses, there are no (i) pending disciplinary actions or
(ii) past disciplinary actions that would reasonably be expected to have any adverse impact on current operations or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages.

     SECTION 2.14. Environmental.

     (a) For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval or other authorization issued under any Environmental Law (as defined below);

     (b) To the Company's knowledge, each of the Company and its properties, assets, businesses, and operations has all Environmental Permits, and each of the Company and its properties, assets, businesses and operations is, and has been, and each of the Company's former subsidiaries, if any, while subsidiaries of the Company and their respective properties, assets, businesses and operations, was, in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits, except for such Environmental Permits the failure of which to have or the violation of which has not had or would not be reasonably expected to have a Material Adverse Effect. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to:
(i) Releases (as defined below) of Hazardous Material (as defined below) into the environment or any structure, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, recycling, disposal, use, handling, manufacturing, transportation, distribution in commerce, or shipment (collectively, "Management") of Hazardous Material; including the following statutes, their implementing regulations and any state corollaries: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Clean Air Act, 42 U.S.C.
Section 7401 et seq.

     (c) To the Company's knowledge, (i) during the period of ownership or operation by the Company of any of its current or previously-owned or operated properties, there have been no Releases (as defined below) of Hazardous Material in, on, under, from or affecting such properties, any surrounding site or any off-site location; and (ii) prior to the period of ownership or operation by the Company of any of its current or previously-owned or operated properties there were no Releases of Hazardous Material in, on, under or affecting any such property, any surrounding site or any off-site location, in each case in violation of Environmental Laws or Environmental Permits or which has created a condition which imposes liability or responsibility on the Company, except in each case for such violations, liabilities or responsibilities which have been resolved or which have not had or could not reasonably be expected to have a Material Adverse Effect on the Company. "Hazardous Materials" means (i) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constituents, hazardous chemicals, hazardous or toxic pollutants, and hazardous or toxic substances as those terms are defined in or regulated by any Environmental Law, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) radioactive materials including source byproduct or special nuclear materials, (v) pesticides and (vi) asbestos or asbestos-containing materials, but does not include materials normal in nature and amount for the Company's business, provided such materials are used in their intended fashion and in material compliance with Environmental Laws. "Releases" means spills, leaks, discharges, disposal, pumping, pouring, emissions, injection, emptying, leaching, dumping or allowing to escape.

     (d) No Environmental Claims or Environmental Liabilities (as such terms are defined below) are being asserted against the Company nor is the Company aware of any acts, omissions, facts, or circumstances which would so subject it, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof or for which the Company is responsible, including any such Environmental Claims or Environmental Liabilities arising from or based upon the ownership or operation of assets, businesses or properties of the Company or its predecessors, and (ii) the Company has not received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with its assets, properties, businesses or operations, or, in each case, those of its predecessors, except in each case such Environmental Liabilities, Environmental Claims or violations which have not had or could not reasonably be expected to have a Material Adverse Effect on the Company. Without regard to the potential for a Material Adverse Effect on the Company, the Company has provided to Newco and has disclosed on Section 2.14(d) of the Company Disclosure Schedule all material environmental assessment reports prepared by, on behalf of or, to the extent in the Company's possession or contract, relating to the Company since January 1, 1994 (or earlier for any such matter which is unresolved) regarding the environmental condition of the Company's properties or the environmental compliance of the Company or any subsidiary. The term "Environmental Claim" means any third party (including governmental agencies, regulatory agencies, employees or other private parties) action, lawsuit, claim, investigation proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water, land or structure; (iii) Hazardous Materials Management; (iv) exposure to Hazardous Material; (v) the safety or health of employees; or (vi) any violation of any Environmental Law or Environmental Permit. An "Environmental Claim" includes, but is not limited, to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit of the Company, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of such an Environmental Permit as alleged by a federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, investigatory remediation or monitoring costs, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.

     SECTION 2.15. State Takeover Statutes. The Special Committee and the Board of Directors of the Company have approved the Merger and this Agreement (and, solely for purposes of Section 203 of the DGCL, the Securities Purchase Agreement and the Voting Agreement), and, based in part on the representation set forth in Section 3.6, such approval is sufficient to render inapplicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement and the other Transactions the provisions of Section 203 of the DGCL to the extent, if any, such provisions are applicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement and the other Transactions. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, Newco, affiliates of Newco, the Merger, the Securities Purchase Agreement, the Voting Agreement, this Agreement, or any of the other Transactions.

     SECTION 2.16. Contracts. Section 2.16 to the Company Disclosure Schedule lists, under the relevant heading, all contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments (each a "Contract"), other than Benefit Plans, agreements disclosed on Section 2.10 to the Company Disclosure Schedule, Leases disclosed on Schedule 2.18(b) of the Company Disclosure Schedule and any Contracts heretofore filed as an exhibit to any Filed Company SEC Document, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company's businesses other than those that are not or would not reasonably be expected to be material to the business of the Company, (b) joint venture, partnership or franchising agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the consummation of any of the Transactions would have the effect of limiting the freedom of the Surviving Corporation or any of its affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company evidencing indebtedness for borrowed money or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of the Company, (g) Licenses, (h) Contracts with respect to which a change in the ownership (whether directly or indirectly) of the shares of Company Common Stock or the composition of the Board of Directors of the Company or any of the other Transactions may result in a violation of or default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, such Contract or (i) any other agreement of a type required to be filed under Item 601(b)(10) of Regulation S-K promulgated by the SEC. All Contracts to which the Company is a

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

party or by which it is bound are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts the invalidity or non-binding nature of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company (or to its knowledge a default by any other party thereto) under or permit the termination of, any such Contract except such violations or defaults under or terminations which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date hereof, delivered true, complete and correct copies of the Contracts to Newco.

     SECTION 2.17. Labor Matters. Except to the extent set forth in Section 2.17 of the Company Disclosure Schedule, (a) no employee of the Company is represented by any union or other labor organization; (b) there is no labor strike, material dispute, material slowdown, representation campaign or work stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company; and (c) the Company has not experienced any material work stoppage or other labor unrest since December 26, 1999.

     SECTION 2.18. Property.

     (a) Section 2.18(a) of the Disclosure Schedule sets forth a list of all real property owned in fee by the Company. The Company has good and valid title to all such real property, free and clear of all Liens known to the Company except (i) Liens for taxes, assessments and other governmental charges that are not delinquent or that are being contested in good faith and in respect of which adequate reserves have been established, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's landlord's or other similar Liens securing obligations that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (iii) imperfections of title and Liens that do not and would not reasonably be expected to detract materially from the value or materially interfere with the present use of the properties subject thereto or affected thereby, and (iv) in the case of any real property subject to a title commitment described in Section 2.18(a) of the Company Disclosure Schedule, imperfections of title and Liens that are shown on such title commitment or are otherwise of record (collectively, "Permitted Liens").

     (b) Section 2.18(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all real property leased by the Company, as lessor or lessee (or under which the Company otherwise has any liability), as of the date hereof, and the name of the lessor, the date of the lease (the "Leases") pertaining thereto and each amendment to the Lease. All such Leases are valid and binding in accordance with their respective terms and the Company is not in default in any material respect under any Lease. Except as set forth in Section 2.18(b)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the Transactions, including the Merger, does not and will not result in a breach or violation of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, modification (including as to the amount, timing or nature of lease payments), cancellation or acceleration or require the consent or approval of any party (other than the Company) under any Lease. Section 2.18(b)(i) of the Company Disclosure Schedule also sets forth a list of all restaurants or bakeries owned or operated by the Company, together with the addresses of such restaurants or bakeries. The Company has duly given the notice required under the Commercial Lease between the Company and Runhil Investment Co., as landlord, for the premises located at 115 N.W. 22nd Street in Portland, Oregon to renew this Lease for a five year renewal term, and the term of this Lease will expire December 31, 2005. The Company has, prior to the date hereof, delivered true, complete and correct copies of the Leases to Newco.

     SECTION 2.19. Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Filed Company SEC Documents or accrued on the June 25, 2000 balance sheet included in the Filed Company SEC Documents, or as set forth in Section 2.19 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement which are not material, to the Company's knowledge, the Company does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise, and whether or not required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with United States generally accepted accounting principles) that have had or would reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 2.20. Opinion of Financial Advisors. The Company and the Special Committee have received the opinion of the Special Committee Financial Advisor, dated November 14, 2000, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company has delivered a signed copy of such opinion to Newco (it being understood that Newco will not be a third party beneficiary of such opinion), and such opinion has not been amended, modified or revoked in a manner adverse to Newco. The Company has been authorized by the Special Committee Financial Advisor to permit the inclusion of such fairness opinion (and, subject to prior review and consent by such Special Committee Financial Advisor, a reference thereto) in the Schedule 13E-3 and the Proxy Statement.

     SECTION 2.21. Intellectual Property. Except to the extent the inaccuracy of any of the following has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

          (a) To the knowledge of the Company, the Company owns and/or is licensed to use (in each case, free and clear of any Liens, claims, or similar encumbrances), and has the right to bring actions for the infringement, dilution, misappropriation or other violation of, all patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress, and all domain names, technology, inventions, know-how, trade secrets, processes and all agreements and other rights with respect to intellectual property and computer programs (collectively, "Intellectual Property") material to the conduct of Company's business as currently conducted;

          (b) All of the patents, industrial design registrations, trademark and service mark registrations (including the U.S. trademark registration for "Il Fornaio"), copyright registrations and domain name registrations, and all applications for such registrations, owned by and/or exclusively licensed (including where exclusively licensed within a discrete territory) to the Company (A) to the knowledge of the Company, are valid and in full force, (B) are held of record in the name of the Company or are licensed exclusively to the Company in the discrete territory indicated, if applicable, and (C) are not, to the knowledge of the Company, the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. To the knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with such patents and registrations have been paid and all necessary documents and certificates in connection with such patents and registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such patents and registrations;

          (c) To the knowledge of the Company, the use of such Intellectual Property by the Company does not infringe on the rights of any party;

          (d) To the knowledge of Company, no person is infringing on any right of the Company with respect to such Intellectual Property;

          (e) The Company is not, and the consummation of the Transactions will not cause them to be, in breach or violation of any agreement relating to the use of any of its Intellectual Property, and the Company has not received any notification, written or oral, from any third party that there is any such violation, breach, or inability to perform under any such agreement and is not aware of any basis therefor; and

          (f) Other than the Licenses, there are no agreements, written or oral, which limit or otherwise relate to any rights by the Company to use any of its Intellectual Property.

     SECTION 2.22. Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are set forth in Section 2.22 of the Company Disclosure Schedule. As of the date of the Original Agreement, except as set forth in Section 2.22 of the Company's Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     SECTION 2.23. Affiliate Transactions. Except as disclosed in the Filed Company SEC Documents or in Section 2.23 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings (or series thereof), written or oral, between the Company and any of its directors or officers (including, in the case of natural persons, any of such persons' relatives or affiliates) currently existing or effected or entered into since January 1, 1997 involving amounts in excess of $60,000.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Newco represents and warrants to the Company as follows:

     SECTION 3.1. Organization and Qualification. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Newco is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each state where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions.

     SECTION 3.2. Authority Relative to this Agreement. Newco has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Newco prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Newco of this Agreement and each instrument required hereby to be exercised and delivered by Newco prior to or at the Effective Time and the performance of its obligations hereunder and thereunder, and the consummation by Newco of the Transactions have been duly and validly authorized by the Board of Directors of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the Transactions, other than filing of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Newco, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Newco, enforceable against Newco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 3.3. Proxy Statement. None of the information supplied in writing by Newco specifically for inclusion in the Proxy Statement, if required, shall, at the time the Proxy Statement is mailed, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Newco is not making any representation or warranty as to any of the information relating to and supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement. If, at any time prior to the Effective Time, any event relating to Newco is discovered by Newco that should be set forth in a supplement to the Proxy Statement, Newco will promptly inform the Company.

     SECTION 3.4. Consents and Approvals; No Violation. Subject to the taking of the actions described in the immediately succeeding sentence, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Newco under (a) the certificate of incorporation or bylaws of Newco, (b) any loan or credit agreement, note, bond, indenture, lease or other agreement, instrument or Permit applicable to Newco or its properties or assets,
(c) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Newco or its properties or assets, other than, in the case of clause (b) and (c), any such conflicts, violations, defaults, rights or Liens that could not reasonably be expected to (x) impair in any material respect the ability of Newco to perform its obligation under this Agreement or
(y) prevent or materially delay the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Newco in connection with the execution and delivery of this Agreement or the consummation by Newco of any of the Transactions, except (i) in connection with the HSR Act,
(ii) pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not reasonably be expected to prevent or materially delay consummation of the Merger or would not otherwise prevent Newco from performing its obligations under this Agreement or where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification arises from the regulatory status of the Company, including in respect of the Liquor Licenses.

     SECTION 3.5. Financing Commitments. As of the date of the Original Agreement, Newco has delivered to the Company true and complete copies of commitments (the "Financing Commitments") of Fleet National Bank and BancBoston Capital, Inc. which, subject to the terms and conditions contained therein, would provide sufficient debt financing to enable Newco to consummate the Transactions. Newco has also delivered to the Company a true and complete copy of the Securities Purchase Agreement, which subject to the terms and conditions contained therein, would provide sufficient equity financing to enable Newco to consummate the Transactions. As of the date of the Original Agreement, the Financing Commitments are in full force and effect and Newco has no reason to believe that the conditions included in the Financing Commitments will not be satisfied before the Effective Time. The Securities Purchase Agreement is in full force and effect, and Newco has no reason to believe that the conditions included in the Securities Purchase Agreement will not be satisfied before the Effective Time.

     SECTION 3.6. Ownership of Company Stock. Newco has delivered to the Company a true and complete copy of the final form of the Voting Agreement. As of the date of the Original Agreement (and immediately prior to execution of the Original Securities Purchase Agreement and the Original Voting Agreement), neither Newco nor any "affiliate" or "associate" of Newco "owned" any voting stock of the Company, as such quoted terms are defined in Section 203 of the DGCL. As of the parties' entry into this Agreement, no person is a party to the Securities Purchase Agreement or the Voting Agreement other than Newco , Bruckmann, Rosser, Sherrill & Co. II, L.P. and the persons listed on Exhibit A, as such Exhibit A reads on the date hereof.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1. Conduct of Business of the Company Pending the Merger. The Company hereby covenants and agrees that, from the date of the Original Agreement until the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Newco (which consent will not unreasonably be withheld or delayed), it shall:

          (a) operate its business in the usual and ordinary course consistent with past practices;

          (b) use its reasonable best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

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

          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

          (d) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     SECTION 4.2. Prohibited Actions by the Company. Without limiting the generality of Section 4.1, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Newco (which consent will not unreasonably be withheld or delayed), from the date of the Original Agreement until the Effective Time, it shall not do any of the following:

          (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or Benefit Plan of the Company or any ERISA Affiliate; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any Benefit Plan of the Company or any ERISA Affiliate; provided, however, that the Company may amend the Company Stock Option Plans or take other action to accelerate the vesting of any unvested Options that were issued and outstanding on the date of the Original Agreement and disclosed in Section 2.3 of the Company Disclosure Schedule; and may otherwise amend the Company Stock Option Plans (and option agreements entered into thereunder) to effectuate the purposes of
     Section 1.11 hereof;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock;

          (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company (other than any purchase, forfeiture or retirement of shares of Company Common Stock or the Options occurring pursuant to the terms (as in effect on the date of the Original Agreement) of any existing Benefit Plan of the Company);

          (d) except as provided in Sections 1.4 and 1.6 hereof, effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

          (e) except as provided in Sections 1.4 and 1.6 hereof, offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units (or increase the number of shares reserved for issuance under the Company Option Plans), other than issuance of shares of Company Common Stock upon the exercise of the Options issued and outstanding as of the date of the Original Agreement and disclosed in Section 2.3 of the Company Disclosure Statement in accordance with the terms thereof (as in effect on the date of the Original Agreement);

          (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any

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

     assets of any other person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (g) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the properties or assets of the Company that are material to the business of the Company, except for dispositions of excess or obsolete assets and sales in the ordinary course of business and consistent with past practice;

          (h) except as contemplated by Section 1.4, propose or adopt any amendments to its Certificate of Incorporation or Bylaws or other organizational documents;

          (i) effect any change in any accounting methods, principles or practices in effect as of December 26, 1999 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles;

          (j) (i) incur any indebtedness for borrowed money other than pursuant to the Revolving Line of Credit Note & Loan Agreement, dated as of March 31, 1998, between the Company and Wells Fargo Bank, N.A., issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any such indebtedness or debt securities of another person, enter into any capital lease, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or grant to any person or create any Lien outside the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

          (k) enter into or amend any Contract of a type described in Section
     2.16 (except for Licenses which are not material to the Company or its business and except for Contracts entered into or amended in the ordinary course of business) or enter into or amend a lease for real property (it being understood the Company enters into new leases in the ordinary course of business);

          (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (m) make any Tax election except in a manner consistent with past practice, change any method of accounting for Tax purposes, or settle or compromise any material Tax liability;

          (n) make or agree to make any capital expenditures for the period from October 1, 2000 until the Effective Time in excess of the amount of capital expenditures for such period reflected in the capital budget attached as
     Section 4.2(n) of the Company Disclosure Schedule (except for capital expenditures which exceed such budgeted amount by less than $250,000);


          (o) make any payment to any landlord under a Lease, except for payments of rent in the ordinary course of business and except for payments not to exceed the amount, and for the purpose, set forth in Section 4.2(o) of the Company Disclosure Schedule in the aggregate;



          (p) form, create or organize any Subsidiary, or purchase or acquire any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity; or


          (q) agree in writing or otherwise to take any of the foregoing actions or any action which would cause any condition set forth in Article VI to be unsatisfied.

                                   ARTICLE V

                      COVENANTS AND ADDITIONAL AGREEMENTS

     SECTION 5.1. No Solicitation.

     (a) From and after the date of the Original Agreement until the Effective Time or the termination of this Agreement in accordance with Section 7.1, neither the Company, nor any of its respective officers, directors, employees, representatives, agents or affiliates (including any investment banker, attorney or accountant retained by the Company or the Special Committee but excluding any affiliate of the Company that is not controlled by the Company (other than directors of the Company)) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action with the intention of facilitating, any inquiries or the making or submission of any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing, or authorize or permit any of its officers, directors or employees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company or the Special Committee or the Representatives from furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited written, bona fide Acquisition Proposal, if, and only to the extent that (i) the Special Committee determines in good faith by a majority vote, after consultation with the Special Committee Financial Advisor (or other nationally reputable financial advisor) and with independent legal counsel that such proposal is, or is reasonably likely to lead to, a Superior Proposal (provided that the Special Committee or its advisors shall be permitted to contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation), (ii) the Special Committee determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to negotiate, or otherwise engage in discussions, with such third party would be inconsistent with the Board's fiduciary duties under applicable law, and (iii) such person or group, prior to the disclosure of any non-public information, enters into a confidentiality agreement with the Company that is not, in any material respect, less restrictive as to such person or group than the Confidentiality Agreement (as defined in Section 5.3) in terms of confidentiality and standstill restrictions and which does not contain exclusivity provisions which would prevent the Company from complying with its obligations hereunder. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1 by any officer, director, employee or affiliate of the Company (except an affiliate who is not controlled by the Company (other than a director)) or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or the Special Committee, whether or not such person is purporting to act on behalf of the Company or its directors or otherwise, shall be deemed to be a breach of this Section 5.1 by the Company.

     (b) Except as expressly permitted by this Section 5.1, neither the Board of Directors of the Company nor the Special Committee (or any other committee thereof) shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that the Board of Directors of the Company (acting on the recommendation of the Special Committee) may take such actions if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Special Committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of the Company under applicable law,
(C) the Company is not in breach of this Section 5.1 and (D) in the case of clause (ii) above, (I) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Newco or its designee the Termination

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

Fee and Expense Reimbursement referred to in Section 7.3, and (II) the Company shall have complied with its obligations under Section 7.1(h).

     (c) In addition to the obligations of the Company set forth in Sections (a) and (b) above, the Company shall promptly (and in any event, within 24 hours) advise Newco orally and in writing of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and its response or responses thereto. The Company will keep Newco fully informed of the status and material terms (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations existing on the date of the Original Agreement with any parties conducted heretofore with respect to any of the foregoing, provided that this sentence will not make the provisions of Sections 5.1(a) or (b) inapplicable to a subsequent proposal by any such party.

     (d) As used herein, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company or of any Material Business (as defined below) in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of the Company (or in the case of a person or group which beneficially owns more than 15% of the outstanding shares of any class of equity securities of the Company as of the date of the Original Agreement, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Newco of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, not less than 51% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company which the Special Committee determines in good faith (A) is more favorable to the stockholders of the Company (other than the Rollover Group) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Newco in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interests of the stockholders of the Company. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company.

     (e) Subject to compliance with Section 5.1(b), the Company or the Board of Directors of the Company or the Special Committee may make any disclosure or statement to the Company's stockholders if it determines in good faith after consultation with independent legal counsel as to legal matters that the failure to take such action would be inconsistent with the fiduciary duty of the Board of Directors under applicable law or is required by applicable law.

     SECTION 5.2. Access to Information. Between the date of the Original Agreement and the Effective Time, the Company shall (a) afford to Newco and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives full access during normal business hours and at all other reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and to their books and records (including all Tax Returns and all books and records related to Taxes and such returns), (b) permit Newco to make such inspections as it may require (and the Company shall cooperate with Newco in any inspections, including environmental due diligence), and (c) furnish promptly to Newco and its representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and such other information concerning the business, properties, contracts, records and personnel of the Company (including financial, operating and other data and information) in the possession of the Company or the Company's counsel, accountants or other consultants or agents as may be reasonably requested, from time to time, by or on behalf of Newco. All access, inspections and furnishing pursuant to this Section 5.2 shall (i) be on reasonable notice to the Company,
(ii) be scheduled and otherwise managed so as not to unreasonably disrupt the Company's operations, (iii) without prior authorization of the Company (such authorization not to be unreasonably withheld) not involve direct contact with non-officer employees, suppliers or non-retail customers and (iv) not extend to any matter otherwise protected by the attorney-client privilege, unless, in the case of this clause (iv), Newco agrees that such information is to be provided in confidence in anticipation of litigation and is subject to the attorney-client privilege.

     SECTION 5.3. Confidentiality Agreement. The parties agree that the provisions of the Confidentiality Agreement, dated October 10, 2000 (the "Confidentiality Agreement"), between an affiliate of Newco and the Company shall remain binding and in full force and effect in accordance with its terms. The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Merger, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

     SECTION 5.4. Reasonable Efforts.

     (a) Subject to the terms and conditions herein (including Section 5.1), each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Merger and the other Transactions and, in the case of Newco, the debt and equity financing required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such reasonable efforts shall include reasonable efforts to obtain all necessary consents, approvals or waivers from third parties (including any required consents of holders of securities of the Company) and Governmental Entities necessary to the consummation of the Transactions.

     (b) The Company shall give and make all required notices and reports to the appropriate persons with respect to the Permits (including the Liquor Licenses) and Environmental Permits that may be necessary for the ownership, operation and use of the assets of Surviving Corporation after the Effective Time. Subject to the other terms of this Agreement, each of the Company and Newco shall cooperate and use their respective reasonable efforts to make all filings, to obtain all actions or nonactions, waivers, and orders of Governmental Entities necessary to consummate the Transactions and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

     (c) Without limiting the foregoing, the Company shall prior to the Effective Time cooperate with Newco in any manner reasonably requested by Newco in connection with obtaining the regulatory approvals as may be required by any Governmental Entities to maintain in effect following the Effective Time all Liquor Licenses and other Permits necessary to maintain continuity of service of alcoholic beverages, as well as the continuity of the same forms of business operations conducted at, in or upon each property owned or leased by the Company as of the date of the Original Agreement. The Company agrees to use reasonable efforts to obtain any such approvals required in respect of the Liquor Licenses and other Permits in an expeditious manner.

     (d) The Company and its Board of Directors shall (i) take all action within its power to make any state takeover statute or similar statute, rule or regulation inapplicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement or any of the other Transactions, take all action within its power to ensure that the Merger and such other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other Transactions.

     SECTION 5.5. Indemnification of Directors and Officers.

     (a) Newco agrees that all rights to indemnification for acts or omissions occurring prior to or upon the Effective Time existing as of the date of the Original Agreement in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation or bylaws or indemnification agreements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, it being understood that during such six year period, the Surviving Corporation may make modifications or amendments to its Certificate of Incorporation or Bylaws so long as the rights of such current and former directors or officers under such documents are not adversely affected with respect to matters existing or occurring prior to or upon the Effective Time. Newco shall cause to be maintained, if commercially available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") (provided that Newco may substitute therefor, at its election, policies or financial guarantees with the same carriers or other obligors of substantially equal or better financial standing as insure Newco's directors and officers of at least the same coverage and amounts containing terms and conditions which are substantially similar to the existing D&O Insurance or which are the same as those applicable to Newco's directors or officers) to the extent that such insurance policies provide coverage for events occurring prior to or upon the Effective Time for all persons who are directors and officers of the Company on the date of the Original Agreement, so long as the annual premium to be paid by the Company after the date of the Original Agreement for such D&O Insurance during such six-year period would not exceed 200% of the current annual premium. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Newco shall use reasonable efforts to cause to be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance.

     (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person prior to or upon the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer shall have given Newco written notice of such claim or claims within such six year period), the provisions of paragraph (a) of this Section 5.5 respecting the rights to indemnify the current or former directors or officers under the Certificate of Incorporation and Bylaws of the Company shall continue in effect until the final disposition of all such claims.

     (c) Notwithstanding anything to the contrary in this Section 5.5, but subject to the terms of the Company's existing indemnification agreements (in the form filed with the Company SEC Documents), neither Newco nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

     SECTION 5.6. Event Notices and Other Actions.

     (a) From and after the date of the Original Agreement until the Effective Time, the Company shall promptly notify Newco of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied and (iii) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. The Company's delivery of any notice pursuant to this Section 5.6(a) shall not cure any breach of any representation or warranty of the Company contained in this Agreement or otherwise limit or affect the remedies available hereunder to Newco.

     (b) The Company shall not take any action or nonaction that will, or that would reasonably be expected to, cause any condition to the Merger set forth in
Section 6.2(a) not to be satisfied.

     (c) From and after the date of the Original Agreement until the Effective Time, Newco shall promptly notify the Company of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied, (ii) Newco's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied and
(iii) any representation or warranty made by Newco contained in this agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. Newco's delivery of any notice pursuant to this Section 5.6(c) shall not cure any breach of any representation or warranty of Newco contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Company.

     (d) Newco shall not take any action or nonaction that will, or that would reasonably be expected to cause any condition to the Merger set forth in Section 6.3(a) not to be satisfied.

     (e) No rights of a party hereunder shall be limited, and no party shall be deemed to have waived any rights, by reason of any investigation or audit conducted before or after the date hereof by any party or the knowledge of any breach of a representation, warranty or covenant by the other party. Each of Newco, on the one hand, and the Company, on the other, shall have the right to rely fully on the representations, warranties and covenants of the other party.

     SECTION 5.7. Third Party Standstill Agreements. During the period from the date of the Original Agreement through the Effective Time, the Company shall not terminate, amend, modify or take any action to waive any provision of any confidentiality or standstill or similar agreement to which the Company is a party (other than any involving Newco). Subject to the foregoing, during such period, the Company agrees to enforce to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. Notwithstanding the foregoing, nothing in this Section 5.7 is intended to prevent the Company from exercising its rights under Section 5.1 in accordance with the provisions of such Section.

     SECTION 5.8. Employee Stock Options; Employee Plans and Benefits and Employment Contracts.

     (a) Company Stock Option Plans. Simultaneously with the execution of the Original Agreement, the Board of Directors of the Company (or, if appropriate, the Special Committee or any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 1.11 in respect of all outstanding Options, and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

     (b) Payments in Respect of Options and Award Units. Each Option cancelled pursuant to Section 1.11 (other than Options cancelled in exchange for substitute options to purchase shares of capital stock of the Surviving Corporation by members of the Rollover Group under the Securities Purchase Agreement) shall, upon cancellation, be converted into the right to receive an amount in cash equal to the

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

product of (i) the number of shares of Company Common Stock subject to such Option, whether or not then exercisable, and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share subject or related to such Option.

     (c) Time of Payment. The cash amount described in paragraph (b) of this
Section 5.8 shall be paid as promptly as is practicable after the Effective
Time.

     (d) Withholding. All amounts payable pursuant to Section 1.11 and Section 5.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest. Payment shall, at Newco's request, be withheld in respect of any Option until Newco has received reasonable documentation that such payment is in full satisfaction of all rights under such Option.

     (e) Termination of Equity-Based Compensation. No Options will be issued under the Company Option Plans after the date of the Original Agreement, and, effective as of November 1, 2000, any offering of shares of Company Common Stock pursuant to the Company's 1997 Employee Stock Purchase Plan has been terminated (and the Company's Board of Directors have taken the necessary action to cause such termination). Unless otherwise determined by Newco, any provision in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any interest, or release of restrictions, in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that, following the date of the Original Agreement, unless otherwise determined by Newco (and except as contemplated by the Securities Purchase Agreement), no holder of an Option, restricted stock or derivative security or any participant in the Company Stock Option Plans or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation, other than shares of Company Common Stock issued or issuable upon exercise of Options that were issued and outstanding on the date of the Original Agreement. No participant in the Company Stock Option Plans shall be entitled to receive any other payment or benefit thereunder except as provided in Section 1.11 and this Section 5.8 (or pursuant to the Securities Purchase Agreement).

     (f) No Right to Employment. Nothing contained in this Agreement shall confer upon any employee of the Company or any ERISA Affiliate any right with respect to employment by Newco, the Surviving Corporation or any of Newco's affiliates, nor shall anything herein interfere with any or create any additional right of Newco, the Surviving Corporation or any of Newco's affiliates to terminate the employment of any such employee at any time, with or without cause, or restrict Newco, the Surviving Corporation or any of Newco's affiliates in the exercise of their independent business judgment in modifying any other terms and conditions of the employment of any such employee.

     SECTION 5.9. Meeting of the Company's Stockholders.

     The Company shall promptly after execution of this Agreement take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a stockholder meeting to consider and vote on the Merger and this Agreement (the "Stockholder Meeting"). At the Stockholder Meeting, all of the shares of Company Common Stock then owned by Newco or any other affiliate of Newco shall be voted to approve the Merger and this Agreement. Subject to Section 5.1, the Board of Directors of the Company (and the Special Committee) shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

     SECTION 5.10. Proxy Statement.


     (a) The Company and Newco shall furnish to each other all information concerning such person or such person's business that is required for the Proxy Statement. The Company shall, as soon as practicable after the date hereof, prepare and file (after providing Newco with a reasonable opportunity to review and comment thereon) the Proxy Statement (including the Schedule 13E-3) with the SEC and shall use its reasonable efforts to respond to any comments of the SEC (after providing Newco with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the

Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC; provided, however, that in no event shall the Company file the preliminary Proxy Statement with the SEC any later than January 31, 2001 (unless Newco shall have failed to cooperate with the preparation thereof as contemplated by this Section 5.10). The Company shall notify Newco promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholder Meeting (including any requirement to amend or supplement the Proxy Statement). Newco shall cooperate with the Company in the preparation of the Proxy Statement, and without limiting the generality of the foregoing, the Company and Newco shall promptly furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, however, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Newco the reasonable opportunity to review and comment thereon and without the approval of Newco, which approval shall not be unreasonably withheld. To the extent practicable, the Company and its counsel shall (and the Company shall cause the Special Committee and its counsel to) permit Newco and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions; provided, however, that in the event that such participation by Newco is not practicable, the Company (or the Special Committee) shall promptly inform Newco of the content of all such communications and the participants involved therein.


     (b) Subject to the provisions of Section 5.1, the Company agrees to include in the Proxy Statement the recommendation of the Company's Board of Directors and the Special Committee. The Proxy Statement shall contain a copy of the opinion of the Special Committee Financial Advisor.


     SECTION 5.11. Public Announcements. Newco and the Company shall to the fullest extent practicable consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     SECTION 5.12. Stockholder Litigation. The Company shall give Newco the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions until the Effective Time pursuant to this Agreement; provided, however, that no such settlement shall be agreed to without Newco's consent, which consent shall not be unreasonably withheld.

     SECTION 5.13. FIRPTA. The Company shall deliver to Newco prior to the execution of this Agreement a certified statement, prepared in accordance with Sections 897 and 1445 of the Code, that the shares of Company Common Stock are not "United States real property interests" within the meaning of Section 897 of the Code.

     SECTION 5.14. Alternative Financing; Disclosure.

     (a) So long as the Company is in material compliance with its obligations under this Agreement, Newco shall use commercially reasonable efforts to satisfy the requirements of the Financing Commitments and the Securities Purchase Agreement and to obtain the funding contemplated by and on the terms contained in the Financing Commitments and the Securities Purchase Agreement, or, in the case of the Financing Commitments, if any of the Financing Commitments is terminated or such funds shall not otherwise be available, use commercially reasonable efforts to obtain an alternative source of financing, in each case, on financial and other terms no less favorable to Newco than those set forth in the respective Financing Commitments.

     (b) Following the date of the Original Agreement, any amendment, termination or cancellation of any Financing Commitment or any modification of any Financing Commitment or any information which becomes known to Newco which makes it substantially unlikely to obtain the financing on the terms set forth in the Financing Commitments, shall be promptly disclosed to the Company and the Special Committee of the Board of Directors. Newco shall keep the Company and the Special Committee of the Board of Directors reasonably apprised of any discussions or communications with each person providing debt financing which relates to the matters referred to in the preceding sentence. Newco shall make available to each person providing debt financing under the Financing Commitments or such alternative financing true and complete copies of the Company Disclosure Statement and any supplement thereto delivered by the Company pursuant to Section 5.6(a), and shall promptly advise each such person (or any agent on their behalf) of any information of which it becomes aware which would reasonably be expected to constitute a Material Adverse Effect.

     SECTION 5.15. HSR Act. The Company and Newco will file all Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the DGCL, the rules of the Nasdaq National Market and any applicable provisions of the Company's certificate of incorporation or bylaws;

          (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger; and

          (c) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

     SECTION 6.2. Conditions to Obligations of Newco to Effect the Merger. The obligations of Newco to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived by Newco, in its sole discretion:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (i) as of the date of the Original Agreement, (ii) in the case of Sections 2.1, 2.3 and 2.7, as of the date of this Agreement and (iii) except for changes specifically contemplated by the provisions of this Agreement (other than Section 5.6(a)), immediately before the Effective Time with the same effect as if such representation and warranties had been made immediately before the Effective Time (except for representations and warranties made as to specified dates, which shall be true and correct as of such dates), except to the extent that any and all inaccuracies in any representations and warranties (other than those set forth in Sections 2.1 - 2.3 and 2.8(b), which must be true and correct at the Effective Time) that were true and correct on the date of the Original Agreement (or in the case of Sections 2.1, 2.3 and 2.7, as of the date of this Agreement) but were inaccurate immediately before the Effective Time have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (provided that, for purposes of this clause (ii), any representation or warranty set forth in Article II that is qualified by materiality or references to "Material Adverse Effect" or similar qualifications shall be read solely for purposes of this Section 6.2(a)(ii) as if such qualifications were not present); the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or immediately before the Effective Time; and Newco shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 6.2(a);

          (b) The Company shall not have, since the date of the Original Agreement, suffered any business interruption, damage to or destruction of its properties that has had or would reasonably be expected to have a Material Adverse Effect, nor shall any other incident, occurrence or event have occurred since the date of the Original Agreement that has had or would reasonably be expected to have a Material Adverse Effect;

          (c) There shall not be pending or threatened any suit, action, proceeding or investigation: (i) relating to the Merger to which a Governmental Entity is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect on the Company;

          (d) The Company shall have received (and furnished to Newco evidence thereof reasonably satisfactory to Newco) (i) any necessary or required approvals and consents from all third parties or Governmental Entities necessary or required to maintain the Leases and the Liquor Licenses in effect following the Merger on the same terms as in effect on the date of the Original Agreement, and such approvals and consents shall not have expired or been withdrawn; and (ii) any necessary or required approvals and consents from all third parties and Governmental Entities other than those referred to in clause (i) necessary or required to complete the Transactions and to maintain the Contracts and the Permits in effect following the Merger on the same terms as in effect on the date of the Original Agreement, other than (in the case of this clause (ii) only) any such approvals and consents the absence of which does not and would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation, and such approvals and consents (subject to such exception) shall not have expired or been withdrawn;

          (e) Newco shall have received the proceeds of the financing contemplated in the Financing Commitments on the terms and conditions set forth in the Financing Commitments or upon terms and conditions that are no less favorable to Newco;

          (f) Construction of the Company's restaurants or bakeries referred to in Section 6.2(f) of the Company Disclosure Schedule shall have been completed; and such restaurants or bakeries shall have opened for business;

          (g) Immediately prior to the Effective Time, the Company (i) shall not have any indebtedness for borrowed money (including any capital leases and any indebtedness incurred by guaranty, suretyship or similar arrangement) and (ii) shall have at least $4,400,000 in available Cash and Cash Equivalents. As used above, "Cash and Cash Equivalents" means, as of the date of determination, the amount of the Company's cash and cash equivalents as of such date (determined in accordance with generally accepted accounting principles applied consistently with the financial statements contained in the Company SEC Reports), plus (x) the amount of tenant improvement allowances to be paid to the Company under the Leases within 90 days after such date (but only up to a maximum of $2,500,000 in the aggregate), plus (y) the reasonable out-of-pocket expenses of the Company incurred in connection with the negotiation and consummation of the Merger and the other Transactions (other than the Settlement Fee) that have, prior to such date, been paid in cash by the Company, plus (z) the amount of the Settlement Fee (but only up to a maximum of $250,000), less
     (aa) the amount of capital expenditures, pre-opening expenses, cost of supplies and other start-up costs associated with the Company Restaurants referred to in Section 6.2(f) of the Company Disclosure Schedule that have not theretofore been fully paid in cash;

          (h) The Company, the members of the Rollover Group named therein and JH&C shall have entered into the Settlement Agreement and JH&C shall have released the Company, Newco, the Surviving Corporation and their respective officers, directors and agents from all liabilities, claims and obligations (and such release shall be in full force and effect);

          (i) Notwithstanding any matters disclosed by the Company in connection with the representations and warranties set forth in Article II or elsewhere in this Agreement, neither Newco nor its lenders, agents or representatives shall have identified any facts, conditions or circumstances which have resulted in or would reasonably be likely to result in any material Environmental Claim, Environmental Liability or any other material environmental conditions or violations;

          (j) The Dissenting Shares shall not include more than 10% of the issued and outstanding shares of Company Common Stock.

     SECTION 6.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived by the Company, in its sole discretion:

          (a) the representations and warranties of Newco contained in this Agreement shall be true and correct in all material respects (i) as of the date of the Original Agreement or this Agreement, as the case may be with respect to any particular representation and warranty, and (ii) except for changes specifically contemplated by the provisions of this Agreement (other than Section 5.6(c)), immediately before the Effective Time with the same effect as if such representations and warranties had been made immediately before the Effective Time (except for representations and warranties made as to specified dates, which shall be true and correct as of such dates); Newco shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of Newco to the effects set forth in this
     Section 6.3(a).

          (b) Newco or the Surviving Corporation shall have received $40 million in equity financing, composed of either cash equity financing and/or the exchange of shares of Company Common Stock pursuant to Section 1.4(a) and/or the cancellation in exchange for substitute options, or cancellation and reinvestment of cancellation proceeds from options, to purchase Company Common Stock from the Rollover Group pursuant to the Securities Purchase Agreement; and (i) Newco or the Surviving Corporation shall have received the proceeds of the debt financing contemplated by the Financing Commitments on the terms and conditions set forth in the Financing Commitments or (ii) Newco or the Surviving Corporation shall have received the proceeds of debt financing sufficient to permit Newco to consummate the Merger on other terms not materially less advantageous to Newco as a whole or (iii) Newco or the Surviving Corporation shall have received the proceeds of debt financing sufficient to permit Newco to consummate the Merger on other terms so long as the incurrence of such debt by Newco will not render the Surviving Corporation insolvent.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company:

          (a) by the mutual written consent of the Board of Directors of Newco and the Company;

          (b) by either Newco or the Company by action of its Board of Directors if the Merger shall not have been consummated by May 31, 2001 (provided the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this

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

     Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (c) by either Newco or the Company by action of its Board of Directors if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 5.4 of this Agreement;

          (d) by either Newco or the Company by action of its Board of Directors, if at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of the Merger and this Agreement shall have not been obtained;

          (e) by Newco by action of its Board of Directors, (i) if (A) the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have taken any action prohibited by Section 5.1; or (B) the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have recommended to the stockholders of the Company an Acquisition Proposal; or (ii) (A) if the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have withdrawn, revoked, amended or modified its approval or recommendation of the Merger and this Agreement in a manner adverse to Newco, (B) if the Special Committee Financial Advisor shall have withdrawn, revoked, amended or modified its opinion referred to in Section 2.20 in a manner adverse to Newco or (C) the Company shall fail to include in the Proxy Statement its approval or recommendation of the Merger and this Agreement;

          (f) by Newco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, and such breach or failure to perform has continued unremedied for ten business days following notice of such breach to Company by the Newco;

          (g) by the Company, if Newco shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, and such breach or failure to perform has continued unremedied for ten business days following notice of such breach to Newco by the Company; and

          (h) by the Company at any time prior to the Stockholder Meeting, by action of the Special Committee, if the Company shall have received after the date of the Original Agreement an Acquisition Proposal for an Alternative Transaction from a third party that was not initiated, solicited or encouraged by the Company in violation of this Agreement and that does not materially violate or breach any confidentiality or standstill agreement executed by such party with respect to the Company and
     (i) the Special Committee determines in good faith by a majority vote after consultation with its financial and legal advisors that such Acquisition Proposal is a Superior Proposal, (ii) the Special Committee determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to approve such agreement would be inconsistent with the fiduciary duties of the Board of Directors under applicable law,
     (iii) the Special Committee has received a written opinion, a copy of which has been delivered to Newco, from the Special Committee Financial Advisor that the Acquisition Proposal is fair from a financial point of view to the stockholders of the Company (other than any stockholders participating in the buying group in such transaction); provided, however, that any such termination shall not be effective unless: (I) the Special Committee has provided Newco with written notice that it intends to terminate this Agreement pursuant to this Section 7.1(h), identifying the Alternative Transaction (and the parties thereto) then determined to be more favorable and delivering to Newco a copy of the written agreement for such Alternative Transaction in the form to be entered into (it being understood that if such form changes prior to termination of this Agreement, the Special Committee will notify Newco thereof pursuant to Section 5.1(c), but the two business day advance notice requirement referred to in the following clause (II) will not apply to such subsequent notices), and (II) at least two full business days after the Special Committed has provided the initial notice required by clause (I) above, the Special

     Committee delivers to Newco a written notice of termination of this Agreement pursuant to this Section 7.1(h); and (iv) upon delivery of the termination notice referred to in clause (II) above, the Company has delivered to Newco a check or wire transfer of same day funds in the amount of the Expense Reimbursement (as defined in Section 7.3(e)) and the Termination Fee (as defined in Section 7.3(b)) and written acknowledgement from the Company that the Company has irrevocably waived any right to contest or object to such payment. As used herein, "Alternative Transaction" means any of the transactions set forth in clauses (i) - (v) or otherwise contemplated in the definition of Acquisition Proposal set forth in Section 5.1(d).

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement, except for the provisions of Sections 5.3, 7.2, 7.3, and 8.6, shall immediately become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers, directors, stockholders or affiliates, except as set forth in Section 7.3 below or except to the extent that a party to this Agreement has breached in any material respect any representation, warranty or covenant contained in this Agreement; provided, however, that the provisions of Sections 5.3, 7.2, 7.3 and 8.6 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 7.3. Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) In the event of a termination of this Agreement by the Company pursuant to Section 7.1(h), the Company shall pay to Newco (i) the Expense Reimbursement (as defined in Section 7.3(e) below), and (ii) an amount equal to $2,700,000 (the "Termination Fee"), in each case in accordance with Section 7.1(h).

     (c) In the event of termination of this Agreement pursuant to Section 7.1(e)(i) hereof, then the Company shall pay to Newco (i) the Expense Reimbursement and (ii) the Termination Fee, in each case within five business days after such termination (by check or wire transfer of same day funds).

     (d) In the event of termination of this Agreement pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e)(ii) hereof, the Company shall pay to Newco the Expense Reimbursement prior to or simultaneously with such termination (or, if such termination is by Newco, within five business days of such termination) (in either case, by check or wire transfer of same day funds), and if (i) the Company receives an Acquisition Proposal from any person or group prior to such termination of this Agreement and (ii) within 12 months after such termination an Acquisition Proposal (whether or not involving such person or group) is consummated, then the Company shall pay to Newco, in addition to the Expense Reimbursement, the Termination Fee within five business days after consummation of such transaction (by check or wire transfer of same day funds); provided, however, that (i) if such termination occurs under Section 7.1(b) as a result of a material adverse change in the Company's business, financial condition or prospects, the Company will have no such obligation to pay such Termination Fee to Newco; provided, further, that if termination occurs under
Section 7.1(b) due to the failure to obtain the debt financing referred to in
Section 6.2(e) and the reasons for the failure to obtain such financing do not include (i) a material adverse change in the Company's business, financial condition or prospects or (ii) the Company's failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(i), the Company will have no obligation to pay Newco either of the Expense Reimbursement or the Termination Fee.

     (e) In the event this Agreement is terminated other than under Section 7.1(b) as a result of the failure to obtain any required consents or waivers in respect of the Leases under Section 6.2(d) or as a result of the failure to obtain the debt financing described in Section 6.2(e) and the reason for the failure to obtain such financing is a material adverse change in the Company's business, financial condition or prospects the Company shall reimburse Newco for the Expense Reimbursement. As used herein, "Expense

Reimbursement" means all reasonable out-of-pocket fees and expenses actually incurred by Newco (and its agents and representatives) or on its behalf in connection with the Merger and the proposed financing thereof (including travel expenses of such parties, HSR Act filing fees, fees and expenses of accountants, appraisers, engineers, consultants and other persons engaged to perform due diligence, syndication, due diligence and other expenses of prospective financing sources of Newco and reasonable attorneys' fees and expenses of counsel for Newco and reasonable attorneys' fees and expenses of counsel for prospective financing sources of Newco, but excluding any equity fundraising or structuring fees, fees (but not expenses) payable to stockholders or prospective stockholders of Newco (or their affiliates), expenses payable to stockholders or potential stockholders of Newco (other than Bruckmann, Rosser, Sherrill & Co. II, L.P., BancBoston Capital and their respective affiliates), or any commitment, transaction or similar fees payable to financing sources of Newco. The Company shall pay the Expense Reimbursement required under this paragraph
(e) to Newco (i) prior to the time that this Agreement is terminated, if this Agreement is terminated by the Company or (ii) within five business days after the termination of this Agreement, if this Agreement is terminated by Newco (in either case, by check or wire transfer of same day funds).

     (f) The Company acknowledges that the Termination Fee and Expense Reimbursement provided for in this Article VII are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and Expense Reimbursement provided for above, Newco would not enter into this Agreement. Further, nothing in this Section 7.3 shall be deemed to limit any liability of any party hereto for any breach in any material respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement.

     SECTION 7.4. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by Newco and the Board of Directors of the Company at any time before or after approval of this Agreement by the stockholders of the Company (except that Newco may unilaterally amend Exhibit A hereto as set forth in the Background section hereof), but, after any such stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without the approval of such stockholders. Except in the case of an amendment to Exhibit A hereto, which may be amended by a writing signed by Newco and delivered to the Company, this Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any documents, certificate or writing delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that after the approval of the Merger by the stockholders of the Company, no extensions or waivers shall be made that by law require further approval by such stockholders without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement shall survive after the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 8.2. Enforcement of the Agreement. The Company agrees that irreparable damage would occur to Newco in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Newco shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to

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

enforce specifically the terms and provisions hereof in any federal or state court located in the State of New York (as to which the parties agree to submit jurisdiction of the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 7.3 of this Agreement. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.

     SECTION 8.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or sent by electronic transmission to the fax number specified below (or at such other address or fax number of a party as shall be specified by like notice):

         if to Newco:

         c/o Bruckmann, Rosser, Sherrill & Co., Inc.
         126 East 56th Street
         New York, NY 10022
         Attention: Mr. Harold O. Rosser
         Fax: (212) 521-3799

         with a copy to:

         Dechert
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA 19103
         Attention: Carmen J. Romano, Esquire
                    David S. Denious, Esquire
         Fax: 215-994-2222

         if to the Company:

         Il Fornaio (America) Corporation
         770 Tamalpais Drive, Suite 400
         Corte Madera, CA 94925
         Attention: Mr. Michael J. Hislop
                    Mr. Lawrence Levy
                    Mr. George James
         Fax: (415) 924-3880
              (312) 280-2739
              (415) 392-7896

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

         with a copy to:

         Cooley Godward LLP
         20th Floor, One Maritime Plaza
         San Francisco, CA 94111
         Attention: Cydney S. Posner, Esquire
         Fax: 415-951-3699

         and a copy to:

         McCutchen, Doyle, Brown & Enersen, LLP
         3150 Porter Drive
         Palo Alto, CA 94304
         Attention: Bartley C. Deamer, Esquire
         Fax: 650-849-4800

     Notice given by fax shall be deemed received on the day the sender receives fax confirmation that such notice was received at the fax number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.

     SECTION 8.5. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     SECTION 8.6. Governing Law. Except to the extent the provisions of the DGCL mandatorily apply hereto, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 8.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate" of such person, as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of the Original Agreement.

          (b) "beneficial owner" (including the term "beneficially own" or correlative terms) shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

          (c) "business day" shall have the meaning ascribed to such term under Rule 14d-1 of the Exchange Act.

          (d) "control" (including the terms "controlling," "controlled by" and "under common control with" or correlative terms) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or as trustee or executor, by contract or credit arrangement, or otherwise.

          (e) "group" shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

          (f) "Material Adverse Effect" shall mean (i) any adverse change or effect or prospective adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of a specified person, which change or effect is material with any other such changes or effects, to the specified person, or (ii) any event, matter, condition or effect which materially impairs the ability of a specified person to perform on a timely basis its obligations under this Agreement or the consummation of the Transactions; provided, however, that no effect or change reflecting general business or economic conditions or affecting the restaurant industry generally shall constitute a Material Adverse Effect and any resignation of employees of the Company as a result of Newco failing to offer terms of employment to such employees on terms comparable to the terms on which such employees are employed by the Company on the date of the Original Agreement shall not constitute a Material Adverse Effect on the Company.

          (g) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

     Section 8.11. Interpretation.

     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or rule as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and rules) by succession of comparable successor statutes and rules and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     (c) References in this Agreement to "the Company's knowledge" or "the knowledge of the Company" or similar terms mean the actual knowledge of any of the following persons: Laurence B. Mindel, Michael J. Hislop, Michael Beatrice, Peter J. Hausback, Craig Michel, Marilyn McNulty, or Michael Mindel.

     Section 8.12. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule), the Securities Purchase Agreement, the Voting Agreement and, to the extent contemplated in Section 5.3, the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including the Original Agreement, the Original Securities Purchase Agreement and the Original Voting Agreement, provided that nothing in this Agreement shall operate as a waiver of any breach of the Original Agreement and (b) shall not be assigned by operation of law or otherwise, provided that Newco may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of Newco or as collateral security to any lender providing financing to Newco in connection with the Transactions, but no such assignment shall relieve Newco of its obligations hereunder. Any attempted assignment in violation of this Section
8.12 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.13. Disclaimers. There are no representations or warranties, express or implied by any party with reference to the transactions contemplated hereby, other than the representations and warranties expressly stated herein. Newco acknowledges and agrees that (i) any financial projections and forecasts delivered to it or an affiliated or associated company are inherently uncertain,
(ii) it is familiar with such uncertainties, (iii) it has accepted full responsibility for evaluating such financial projections and the associated uncertainties and (iv) it shall have no claim against the Company or any officer, director or shareholder with respect thereto.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.

                                          IL FORNAIO (AMERICA) CORPORATION

                                          By:     /s/ MICHAEL J. HISLOP
                                            ------------------------------------
                                              Name: Michael J. Hislop
                                              Title: CEO

                                          MANHATTAN ACQUISITION CORP.


                                          By:     /s/ HAROLD O. ROSSER

                                            ------------------------------------

                                              Name: Harold O. Rosser, II

                                              Title: President

                                                                       EXHIBIT A

                                 ROLLOVER GROUP

                               Laurence B. Mindel
                               Michael J. Hislop
                                Michael Beatrice
                               Peter P. Hausback
                               F. Warren Hellman
                               Dean A. Cortopassi
                                W. Scott Hedrick
                                 Carlo Vegetti

                                                                      APPENDIX B

                                                               November 14, 2000

Special Committee of the Board of Directors
Il Fornaio (America) Corporation
712 Montgomery Street
San Francisco, CA 94111

Members of the Special Committee of the Board of Directors:

     You have informed us that Il Fornaio (America) Corporation ("Il Fornaio" or the "Company") intends to enter into an Agreement and Plan of Merger dated as of November 14, 2000 (the "Merger Agreement") with an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS" or the "Investor"), pursuant to which, among other things, an affiliate of the Investor will be merged with and into the Company (the "Merger") and each outstanding share of Common Stock, par value $0.001 per share, of the Company (other than the shares rolled over by selected shareholders as prescribed in the Contribution Agreement to be entered into between such shareholders and the Investor) (the shares not being rolled over are referred to as the "Shares") will be converted into the right to receive $14.00 per share payable in cash (the "Merger Consideration"). Selected Il Fornaio shareholders will also enter into a Voting Agreement contemporaneous with the execution of the Merger Agreement. The Merger Agreement, the Voting Agreement and the Contribution Agreement are collectively referred to herein as the "Agreements" and the transactions contemplated thereby are referred to herein as the "Transaction".

     You have asked us whether, in our opinion, the Merger Consideration to be paid pursuant to the Merger is fair, from a financial point of view as of the date hereof, to the holders of the Shares (the "Recipient Shareholders").

     In connection with rendering our opinion, we have, among other things:

          (i) Analyzed certain publicly available financial statements and other information relating to Il Fornaio;

          (ii) Analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

          (iii) Analyzed certain financial projections concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

          (iv) Discussed the past and current operations and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

          (v) Reviewed the reported prices and trading activity of the Common Stock of Il Fornaio;

          (vi) Compared the financial performance of Il Fornaio and the prices and trading activity of the Common Stock of Il Fornaio with that of certain other comparable publicly-traded companies and their securities;

          (vii) Reviewed the financial terms to the extent available of certain comparable transactions;

          (viii) Participated in discussions and negotiations among representatives of Il Fornaio, BRS, and their advisers;

          (ix) Reviewed the Agreements, and the related exhibits and schedules in substantially final form and have assumed that the final form of such Agreements, exhibits and schedules will not vary in any respect material to our analysis; and

          (x) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

November 14, 2000
Page  2

     For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of Il Fornaio which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Il Fornaio, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Il Fornaio. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Il Fornaio, including real estate assets, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and Agreements made available to us as of the date hereof. Our opinion does not address Il Fornaio's underlying business decision to effect the Transaction nor constitute a recommendation to any Il Fornaio shareholder as to how such holder should vote with respect to the matters to be submitted to such shareholders in connection with the Transaction.

     In connection with the Transaction, we have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger.

     We have acted as financial advisor to the Special Committee of the Board of Directors of Il Fornaio in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. In the past, Evercore Group Inc. and its affiliates have provided financial advisory services to Il Fornaio.


     This opinion is not intended to confer any rights or remedies upon any employee, creditor or shareholder of Il Fornaio or any other party.


     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger is fair, from a financial point of view, to the Recipient Shareholders.

                                          Very truly yours,

                                          Evercore Group Inc.

                                          By: /s/  DAVID G. OFFENSEND
                                            ------------------------------------
                                                     David G. Offensend
                                                       Vice Chairman

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.


          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice

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

     need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation
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

or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D



     INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF IL FORNAIO (AMERICA) CORPORATION AND EACH OF THE CONTINUING STOCKHOLDERS



     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Il Fornaio (America) Corporation and each continuing stockholder are set forth below. Other than George B. James and Lawrence F. Levy, each director and executive officer in the table below is a continuing stockholder. The business address of each director and executive officer of Il Fornaio (America) Corporation is c/o Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, and of Mr. Veggetti is c/o Mrs. Flavia Alberti, C.S. P.B., Casella Postale 2836, CH-6900 Lugano, Suisse. The business telephone number of each director and executive officer of Il Fornaio (America) Corporation is (415) 945-0500, and of Mr. Veggetti is 011-4191-802-6251.



NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



Laurence B. Mindel....... Mr. Mindel joined Il Fornaio as Chairman of the Board,
                          President and Chief Executive Officer in January 1987. Mr. Mindel currently serves as Chairman of the Board, having resigned as President in 1995 and as Chief Executive Officer in 1998. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods and, from that time until he joined Il Fornaio, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. Mr. Mindel is a director of Peet's Coffee and Tea, Inc. Michael Mindel, the son of Laurence B. Mindel, is Vice President of Marketing of Il Fornaio.



Michael J. Hislop........ Mr. Hislop joined Il Fornaio as President and Chief
                          Operating Officer in July 1995 and was promoted to Chief Executive Officer and President in 1998. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and, for the last three years, as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, Inc. as a Regional Manager.

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

Peter P. Hausback........ Mr. Hausback was appointed Chief Financial Officer and
                          Secretary on December 1, 1999. Mr. Hausback is also Vice President of Finance and has held that position since May 1999. From April 1998 to May 1999, Mr. Hausback was the Vice President of Planning and Analysis and, from February 1992 to April 1998, he was Controller. Prior to joining Il Fornaio, Mr. Hausback was employed at Price Waterhouse.



Michael J. Beatrice...... Mr. Beatrice joined Il Fornaio as Vice President,
                          Operations, in April 1996 and was promoted to Chief Operating Officer in 1998. From 1994 to 1996, Mr. Beatrice was Vice President, Operations, for an area developer of Boston Chicken, a restaurant company. From 1991 to 1994, he owned and operated an upscale, full-service Italian restaurant north of Boston. From 1983 to 1991, he served in a variety of positions with El Torito Mexican Restaurant, Inc., most recently as Regional Vice President.



Dean A. Cortopassi....... Mr. Cortopassi has been a director of Il Fornaio since
                          April 1996. Mr. Cortopassi founded and has served as Chief Executive Officer of San Tomo Group, a holding company which owns and operates a number of food processing and marketing companies, including Stanislaus Food Products, Gilroy Canning Company, Sierra Quality Canners and MGI Holdings, Inc.



W. Scott Hedrick......... Mr. Hedrick has been a director of Il Fornaio since
                          1987. Mr. Hedrick co-founded InterWest Partners, a venture capital management firm, in 1979 and has been a general partner of that firm since that time. From 1974 to 1979, Mr. Hedrick was a partner of American-Euro Interfund, a venture capital corporation. From 1970 to 1974, he was an Assistant Vice President with Small Business Enterprise Company, a venture capital subsidiary of Bank of America NT & SA. Mr. Hedrick is also a director of Office Depot, Inc. and Golden State Vintners.



F. Warren Hellman........ Mr. Hellman has been a director of Il Fornaio since
                          1983. From 1984 to 1997, Mr. Hellman was a general partner of Hellman & Friedman, an investment firm, and, since January 1998, he has been Chairman of Hellman & Friedman LLC, an investment firm. He has also been a partner of Matrix Partners, a venture capital firm, since 1982 and a general partner of FWH Associates, a limited partnership, since 1985. From 1962 to 1977, Mr. Hellman was a partner of Lehman Brothers in New York, where he served at various times as head of Lehman's Investment Banking Division, President and Director of Lehman Brothers, Inc., Chairman of Lehman Brothers, Inc. and Chairman of Lehman Corporation, a closed-end investment company. From October 1981 to March 1984, Mr. Hellman also served as a Managing Director of Lehman Brothers Kuhn Loeb. Mr. Hellman is also a director of Levi Strauss & Co. and WPP Group, plc.



George B. James.......... Mr. James has been a director of Il Fornaio since
                          October 2000. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co., an apparel company, from 1985 until his retirement in 1998. Prior to his employment at Levi Strauss,

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

                          Mr. James was employed at Crown Zellerbach, where he was Executive Vice President and Group President from 1984 to 1985 and Executive Vice President and Chief Financial Officer from 1982 to 1983. Mr. James was Senior Vice President and Chief Financial Officer from 1972 to 1982 of Arcata Corporation. Mr. James is a Chairman of the board of directors of Crown Vantage, Inc. and Sharper Image, Inc.



Lawrence F. Levy......... Mr. Levy, 56, has been a director of Il Fornaio since
                          December 1998. Since 1978, Mr. Levy has served as the Chairman and Chief Executive Officer of Levy Restaurants, a food service company, which he founded in 1978. The Chicago-based company currently operates 50 food service locations throughout 18 North American markets. Prior to founding Levy Restaurants, Mr. Levy served as President of Hawthorn Realty Group, a commercial real estate group. Mr. Levy is also a director of Chicago Title Corporation and Burrell Communications.



Carlo Veggetti........... Mr. Veggetti was President and Chief Executive Officer
                          of Ve.Ar SpA., an architecture and furniture-making company for bakeries, from April 1978 until his retirement in December 2000.


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


                                                                     APPENDIX E

     INFORMATION RELATING TO BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P., BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C., BRSE, L.L.C. AND THEIR RESPECTIVE PRINCIPALS, AND THE DIRECTORS AND EXECUTIVE OFFICERS OF MANHATTAN ACQUISITION CORP.



     I. The name, business address, present principal occupation or employment and five-year employment history of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company and BRSE, L.L.C., a Delaware limited liability company are set forth below. Bruckmann, Rosser, Sherrill & Co., L.L.C. is the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P. BRSE, L.L.C. is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. Bruckmann, Rosser, Sherrill & Co. II, L.P. is an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C. The business address of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. is 126 East 56th Street, 29th Floor, New York, New York 10022. The business telephone number of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. is (212) 521-3700.



NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



Bruce C. Bruckmann....... Mr. Bruckmann is a managing director of both
                          Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Bruckmann was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital Ltd., Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. He received his A.B. from Harvard College and his J.D. from Harvard Law School. Mr. Bruckmann is a director of Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation, Jitney-Jungle Stores of America, Inc., Town Sports International, Inc., Anvil Knitwear, Inc., California Pizza Kitchen, Inc., Mediq Incorporated, Acapulco Restaurants, Inc., HealthPlus Corporation, Penhall International, Inc., ICM Equipment Company and Head & Engquist.



Harold O. Rosser, II..... Mr. Rosser is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Rosser was an officer of Citicorp Venture Capital Ltd. from 1987 through 1994. Previously, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser earned his B.S. from Clarkson University and attended Management Development Programs at Carnegie-Mellon University and the Stanford University Business School. He is a director of Jitney-Jungle Stores of America, Inc., B&G Foods, Inc., California Pizza Kitchen, Inc., American Paper Group, Inc., Acapulco Restaurants, Inc. Penhall International, Inc., Au Bon Pain, ICM Equipment Company, Head & Engquist and O'Sullivan Industries.



Stephen C. Sherrill...... Mr. Sherrill is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Sherrill was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. He earned his B.A. at Yale University and his J.D. at Columbia Law School. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Doane

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

                          Pet Care Enterprises, B&G Foods, Inc., HealthPlus Corporation, Alliance Laundry Systems L.L.C and Mediq Incorporated.



Stephen F. Edwards....... Mr. Edwards is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Edwards was an officer of Citicorp Venture Capital Ltd. from 1993 through 1994. From 1988 through 1991, he was an associate at Citicorp Venture Capital Ltd. Prior to joining Citicorp Venture Capital Ltd., Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Edwards is a director of Town Sports International, Inc., Anvil Knitwear, Inc., American Paper Group, Inc., Au Bon Pain and O'Sullivan Industries.



Thomas J. Baldwin........ Mr. Baldwin is a managing director of Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Baldwin was a Vice President and then Managing Director of The INVUS Group, Ltd. a private equity fund, from 1988 through 1995. Previously, he was a consultant with the Boston Consulting Group, a strategy consulting firm. Mr. Baldwin received a B.B.A. from Siena College and an M.B.A. from Harvard Business School. He is a director of B&G Foods, Inc.



Paul D. Kaminski......... Mr. Kaminski is the Chief Financial Officer of both
                          Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Kaminski joined Bruckmann, Rosser, Sherrill & Co. II, L.P. at its inception in 1995. From 1984 to 1995, Mr. Kaminski worked in Coopers & Lybrand's Acquisition Advisory Services practice in the Detroit, London and New York offices. At Coopers & Lybrand, he was responsible for providing due diligence and acquisition structuring services to a variety of merchant banks and corporations. Mr. Kaminski received his degree from the University of Michigan and is a Certified Public Accountant.



     II. The name and position of each director and executive officer of Manhattan Acquisition Corp. are set forth below. The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years are set forth in Part I above for Mr. Rosser and are set forth below for Mr. Edmonds. The business address of each executive officer and director of Manhattan Acquisition Corp. is 126 East 56th Street, 29th Floor, New York, New York 10022. The business telephone number of each executive officer and director of Manhattan Acquisition Corp. is (212) 521-3700.



NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



Harold O. Rosser, II..... President, Director



J. Rice Edmonds.......... Mr. Edmonds is the Secretary of Manhattan Acquisition
                          Corp. Mr. Edmonds is a Vice President of Bruckmann, Rosser, Sherrill & Co., L.L.C. Prior to 1996, Mr. Edmonds was an associate in Bankers Trust's high yield finance group. Mr. Edmonds received his B.S. from the University of Virginia McIntire School of Commerce and his M.B.A from the Wharton School of the University of Pennsylvania. He is a director of ICM Equipment Company, Head & Engquist and Acapulco Restaurants, Inc.

                        IL FORNAIO (AMERICA) CORPORATION

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ___________, 2001

       The undersigned hereby appoints Laurence B. Mindel and Peter P. Hausback, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Il Fornaio (America) Corporation that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Il Fornaio (America) Corporation to be held on ____________, _____________, 2001, at 9:00 a.m., local time, at the executive offices of Il Fornaio (America) Corporation located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

       UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X]     Please mark votes as in this example.

                 MANAGEMENT RECOMMENDS A VOTE FOR EACH PROPOSAL

1. To approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, between Il Fornaio (America) Corporation and Manhattan Acquisition Corp., and the merger contemplated thereby, pursuant to which Manhattan Acquisition Corp. will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation.

                   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

2. To grant discretionary authority to vote in favor of any postponements or adjournments of the meeting, if necessary.

                   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

THIS PROXY WILL BE CONSIDERED A VOTE FOR EACH OF THE PROPOSALS ABOVE, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature:___________________________________  Date:________________________

Signature:___________________________________  Date:________________________